As filed with the Securities and Exchange Commission on March 20, 2000.
                    Registration No. 333-94461 and Registration No. 333-94461-01
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                SOUTHERN FINANCIAL BANCORP, INC.                                SOUTHERN FINANCIAL CAPITAL TRUST I
     (Exact Name of Registrant as Specified In Its Charter)           (Exact Name of Registrant as Specified In Its Charter)
                            Virginia                                                         Delaware
 (State or Other Jurisdiction of Incorporation or Organization)   (State or Other Jurisdiction of Incorporation or Organization)
                              6022                                                             6022
    (Primary Standard Industrial Classification Code Number)         (Primary Standard Industrial Classification Code Number)
                           54-1779978                                                      Applied For
            (I.R.S. Employer Identification Number)                          (I.R.S. Employer Identification Number)
                      37 East Main Street                                      c/o Southern Financial Bancorp, Inc.
                      Warrenton, VA 20186                                              37 East Main Street
                         (540) 349-3900                                                Warrenton, VA 20186
                                                                                          (540) 349-3900
 (Address, Including Zip Code, and Telephone Number, Including    (Address, Including Zip Code, and Telephone Number, Including
    Area Code, of Registrant's Principal Executive Offices)          Area Code, of Registrant's Principal Executive Offices)

                               Georgia S. Derrico
                               37 East Main Street
                               Warrenton, VA 20186
                                 (540) 349-3900
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)


                          Copies of Communications to:
                         Wayne A. Whitham, Jr., Esquire
                             R. Brian Ball, Esquire
                        Williams, Mullen, Clark & Dobbins
                        1021 East Cary Street, 16th Floor
                               Richmond, VA 23219
                                 (804) 643-1991


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|_________
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|__________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

Prospectus           Subject to Completion - March __, 2000
March __, 2000


                       Southern Financial Capital Trust I
              Up To 1,200,000 $______ Redeemable Capital Securities
                              (Due ______ 15, 2030)

Southern Financial Capital Trust

o  Southern Financial Capital Trust will        The Offering
   use the proceeds from this offering and
   the sale of all of its common                o  Southern Financial Capital Trust is
   securities to Southern Financial                offering to the public 1,200,000
   Bancorp, Inc. to purchase the ____%             redeemable capital securities, which
   junior subordinated debt securities of          will represent preferred interests in
   Southern Financial Bancorp, Inc.                its assets.

o  Southern Financial Capital Trust's only      o  Best efforts offering: The underwriter
   assets will be the ___% junior                  is not required to sell any minimum
   subordinated debt securities of                 number or dollar amount of redeemable
   Southern Financial Bancorp, Inc.                capital securities, but will use its
                                                   best efforts to sell the redeemable
                                                   capital securities offered.

                                                o  Closing: March __, 2000

The Redeemable Capital Securities               Proposed Symbol and Market

o  Cash distributions of $____ per year         o  No public market exists for the
   will be paid quarterly on the                   redeemable capital securities. Southern
   redeemable capital securities each year         Financial Capital Trust has applied to
   beginning on _________ 15, 2000. We may         list the redeemable capital securities
   defer distributions at any time for a           on the NASDAQ National Market under the
   period of up to five years. You will be         symbol "SFFBP".
   required to pay income taxes on
   deferred distributions even if you are
   a cash basis taxpayer.

o  The redeemable capital securities
   mature on _________ 15, 2030. Southern
   Financial Capital Trust may, however,
   redeem the redeemable capital
   securities without the holder's consent
   at any time on or after _______ 15,
   2005, or earlier if a change in the tax
   or regulatory treatment of Southern
   Financial Capital Trust or the
   redeemable capital securities occurs or
   is likely to occur.


                                                                         Per Share            Total
                                                                    ------------------- --------------------
      Public offering price and proceeds to Southern Financial
      Capital Trust:                                                      $10.00            $12,000,000


     Southern Financial Bancorp, Inc. will pay the underwriter, McKinnon & Company, Inc., $____ for each redeemable capital security sold, or a total of $________ if all of the redeemable capital securities are sold, and the expenses of the offering. If Southern Financial Capital Trust exercises its right to increase the size of the offering by up to $1.8 million, Southern Financial Bancorp, Inc. will pay the underwriter additional compensation.


    This investment involves risks. See "Risk Factors" beginning on Page ___.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. We have not registered the redeemable capital securities under any state's securities laws, and you may not be able to resell your securities without an exemption under the applicable state's securities laws.


         These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.



                            McKinnon & Company, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             Southern Financial Bank
                                Branch Locations



                [MAP OF SOUTHERN FINANCIAL BANK BRANCH LOCATIONS]

                                TABLE OF CONTENTS

                                                                                               Page
Prospectus Summary...............................................................................2
Ratio of Earnings To Fixed Charges...............................................................7
Summary Financial Information....................................................................8
Risk Factors.....................................................................................9
Where You Can Find More Information.............................................................12
Use of Proceeds.................................................................................13
Southern Financial Capital Trust I..............................................................13
Selected Historical Financial Information.......................................................15
Capitalization..................................................................................16
Accounting Treatment............................................................................16
Regulatory Treatment............................................................................17
Business........................................................................................17
Management's Discussion And Analysis............................................................35
Management......................................................................................42
Description of Redeemable Capital Securities....................................................50
Description of Junior Subordinated Debt Securities..............................................66
Description of Guarantee........................................................................74
Relationship Among The Redeemable Capital Securities, The Junior Subordinated
   Debt Securities And The Guarantee............................................................76
United States Federal Income Tax Consequences...................................................78
Erisa Considerations............................................................................82
Forward Looking Statements......................................................................83
Underwriting....................................................................................83
Validity of Securities..........................................................................85
Accountants.....................................................................................85
Index of Significant Terms......................................................................86

                               Prospectus Summary

         This summary highlights some of the more detailed information appearing elsewhere in this prospectus.

                        Southern Financial Bancorp, Inc.

         Southern Financial Bancorp, Inc., a Virginia corporation, is headquartered in Warrenton, Virginia. We own Southern Financial Bank, a Virginia-chartered commercial bank. We conduct virtually all of our business through Southern Financial Bank.

         Southern Financial Bank dates to 1986, when Georgia S. Derrico formed Southern Financial Federal Savings Bank, a Warrenton, Virginia-based thrift. In December 1995, we converted the thrift to a commercial bank.

         Both Ms. Derrico, our Chairman and chief executive officer, and her husband, R. Roderick Porter, our President and chief operating officer, were former senior officers with Chemical Bank in New York. Five of our current top officers had extensive senior banking experience together at Chemical Bank in the 1970's and 80's before the merger of Chemical and Manufacturers Hanover Corporation and Chemical's subsequent merger with Chase Manhattan Corp.

         Over our fourteen year existence, we have become the second largest independent bank with offices exclusively in northern Virginia. On October 1, 1999 we acquired a bank based in Vienna, Virginia that had $128.1 million in total assets and four banking offices. At December 31, 1999, we had $406.2 million in assets, $234.1 million in loans, and $28.9 million in equity.

         Our market area is a semi-circle of Virginia counties immediately south and west of Washington, D.C. Please refer to the map on the inside front cover of this prospectus. Our market area includes a large concentration of telecommunications and internet firms, as well as government and defense industry contractors, primarily in Fairfax County. Fairfax County's population exceeds 900,000 and rapid population and economic growth has spread west to Loudoun and Fauquier Counties and south to Stafford, Spotsylvania and Prince William Counties.

         Our customers include individuals and small and medium sized businesses. However, we specialize in loans and other banking services to small and medium sized businesses. We actively lend to businesses through Small Business Administration programs. The Small Business Administration is a U.S. Government agency that finances the expansion of small businesses in cooperation with banks and other lenders. The great majority of our income is interest on loans and investments.


         We are having this offering because the redeemable capital securities will be treated as capital for bank regulatory purposes. This means that we will be able to grow our total assets faster than our anticipated retained earnings would permit. The cash proceeds from this offering are not needed for our operations or liquidity.

         We are a legal entity separate and distinct from Southern Financial Bank. Our right, and thus your right, to receive any of the assets of Southern Financial Bank is subject to the claims of creditors of Southern Financial Bank. Our principal source of revenues is dividends from Southern Financial Bank.

         Because we own a bank, Southern Financial Bank, we are known as a bank holding company. As a bank holding company, we are registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Our executive offices and mailing address are 37 E. Main Street, Warrenton, VA 20186 and our telephone number is (540) 349-3900. This is also the address and telephone number for Southern Financial Capital Trust.


                       Southern Financial Capital Trust I

         We formed Southern Financial Capital Trust under Delaware law on December 28, 1999. We and the trustees of Southern Financial Capital Trust will sign an agreement, which will contain the terms and conditions for Southern Financial Capital Trust to issue and sell its redeemable capital securities, as well as its common securities. This agreement is called the amended and restated declaration of trust and it also governs the duties of the trustees.


         Southern Financial Capital Trust exists solely to:

         o sell the redeemable capital securities and the common securities;

         o use the money it receives from the sale of the redeemable capital securities and common securities to purchase our junior subordinated debt securities, which will be the only assets of Southern Financial Capital Trust; and

         o        engage in other activities that are related to these purposes.


         We will purchase all of the common securities of Southern Financial Capital Trust. The common securities will entitle us to receive 3% of Southern Financial Capital Trust's cash distributions. The redeemable capital securities will entitle you and the other owners to the remaining 97% of Southern Financial Capital Trust's cash distributions. If we default on the junior subordinated debt securities, we will not receive cash distributions on the common securities until you have received your cash distributions on the redeemable capital securities.


         Southern Financial Capital Trust has a term of approximately 40 years, but may be dissolved earlier if the redeemable capital securities are paid off. We have appointed the following trustees to conduct Southern Financial Capital Trust's business and affairs:

         o Wilmington Trust Company is the property trustee and the Delaware trustee;

         o Two individuals who are employees and officers of Southern Financial Bancorp, Inc., Georgia S. Derrico and R. Roderick Porter are the administrative trustees;


         As the sole holder of the common securities, we can replace or remove any of the trustees, unless we default on the junior subordinated debt securities. A default, for example, would include failing to make required payments on the junior subordinated debt securities. If we default and do not cure our default, the property trustee and the Delaware trustee can only be replaced and removed by the holders of at least a majority of the redeemable capital securities. As owner of all of Southern Financial Capital Trust's common securities, only we can remove or replace the administrative trustees.

         Southern Financial Capital Trust has no separate financial statements. The statements would not be meaningful to you because Southern Financial Capital Trust has no independent operations. It exists solely for the reasons summarized above.


                                  The Offering
Securities offered                Southern Financial Capital Trust is offering for
                                  sale 1,200,000 redeemable capital securities.
                                  Southern Financial Capital Trust has the right to
                                  increase the number of redeemable capital
                                  securities offered for sale to 1,380,000.

Offering price                    The offering price is $10.00 for each redeemable
                                  capital security.

No interest on escrowed           You will not receive interest on any funds you
funds                             deposit before this offering closes.


Quarterly distributions           You will be entitled to receive cash distributions
are payable to you on the         of $______ per year on each capital security.
redeemable capital                Distributions will be payable quarterly on the
securities                        15th of January, April, July and October of each
                                  year, beginning on _____ 15, 2000. Your first cash
                                  distribution will be less than the regular
                                  quarterly amount because you are buying your
                                  redeemable capital securities after _________15,
                                  2000.

We have the option to defer       We have the right to defer interest payments on
interest payments                 the junior subordinated debt securities for up to
                                  20 consecutive quarters. If we pay all deferred
                                  interest at the end of an interest deferral
                                  period, we can begin a new interest deferral
                                  period at any time. No interest deferral period
                                  may last beyond ______ 15, 2030. We may not defer
                                  interest payments if we have defaulted on the
                                  junior subordinated debt securities. However,
                                  electing to defer interest payments, by itself, is
                                  not a default.

If we defer interest payments,    If we defer interest payments on the junior
cash distributions to you will    subordinated debt securities, Southern Financial
be deferred                       Capital Trust also will defer cash distributions
                                  on your redeemable capital securities. During any
                                  period when cash distributions are deferred, your
                                  right to receive cash distributions will
                                  accumulate. You also will accumulate the right to
                                  receive additional distributions at ____% per
                                  year, compounded quarterly, on any deferred
                                  distributions.

You will have taxable income      You will be required to pay income taxes on
even if we defer cash             deferred distributions even if you are a cash
distributions                     basis taxpayer.

Our obligations are               We are unconditionally obligated to pay
unconditional                     distributions and all other amounts on the
                                  redeemable capital securities. However, this does
                                  not mean that we may not exercise our right, as
                                  described above, to defer interest payments on the
                                  junior subordinated debt securities.



                                       4


Ranking of redeemable             If we default, payments to you on the redeemable
capital securities                capital securities will be made before any
                                  payments to us on the common securities. This does
                                  not give you any significant protection, however,
                                  because the common securities only are entitled to
                                  three percent of the distributions by Southern
                                  Financial Capital Trust. As long as we are not in
                                  default, payments on the redeemable capital
                                  securities and common securities will be made
                                  proportionately.

The junior subordinated debt      The junior subordinated debt securities will be
securities are unsecured and      unsecured and subordinate to all our senior debt.
subordinate to all our senior     This means that there will be no collateral for
debt                              our obligations to you. It also means that if we
                                  default, all of our senior debt will be paid
                                  before you are paid. Although we currently have no
                                  senior debt, any debts we incur in the future are
                                  likely to be senior debt. There is no limit on the
                                  amount of senior debt that we may incur. We will
                                  guarantee that you will receive cash distributions
                                  if Southern Financial Capital Trust has the funds
                                  available to pay you. Our guarantee also will be
                                  unsecured and subordinate to all senior debt. In
                                  addition, the junior subordinated debt securities
                                  and the guarantee will be subordinate to all
                                  existing and future liabilities of our
                                  subsidiaries, including Southern Financial Bank's
                                  deposit liabilities.


The junior subordinated debt      We have fully, irrevocably and unconditionally
securities are scheduled to       guaranteed on a subordinated basis that Southern
mature on _________ 15,           Financial Capital Trust will pay you $10.00 per
2030                              redeemable capital security, plus accrued
                                  distributions, when the junior subordinated debt
                                  securities are paid-off at or before maturity. The
                                  stated maturity of the junior subordinated debt
                                  securities is _______ 15, 2030.

We can pay-off the junior         We have the right at any time on or after _____15,
subordinated debt securities      2005 to pay-off the junior subordinated debt
any time after _______ 15,        securities. We also have the right at any time
2005                              before _____ 15, 2005 to pay-off the junior
                                  subordinated debt securities if any of three
                                  things happen. We can pay-off the junior
                                  subordinated debt securities before_____ 15, 2005
                                  if tax law changes prevent us from deducting
                                  interest payments or if changes in banking
                                  regulations prevent us from counting Southern
                                  Financial Capital Trust's assets as capital. A
                                  change in the Investment Company Act of 1940 that
                                  requires Southern Financial Capital Trust to
                                  register under that law also would permit us to
                                  pay-off the junior subordinated debt securities
                                  before______ 15, 2005.

                                  We must pay a premium to Southern Financial
                                  Capital Trust if we pay-off the junior
                                  subordinated debt securities before_____ 15, 2015.
                                  As a holder of redeemable capital securities, you
                                  will receive your share of any premium we pay to
                                  Southern Financial Capital Trust.

Limited Voting Rights on the      You will have no voting rights on the redeemable
Redeemable Capital Securities     capital securities, except in  limited
                                  circumstances.

No Rating                         We do not expect the redeemable capital securities
                                  to be rated by any rating service. None of the
                                  other securities that we issue are so rated.



                                       5

ERISA Considerations              Please carefully consider the information set
                                  forth in "ERISA Considerations", which begins on
                                  page __.

Use of Proceeds                   Southern Financial Capital Trust will use all of
                                  the proceeds from the sale of the common
                                  securities and redeemable capital securities to
                                  purchase the junior subordinated debt securities
                                  from us. We intend to use the net proceeds from
                                  the sale of the junior subordinated debt
                                  securities for general corporate purposes,
                                  including making advances to Southern Financial
                                  Bank to support its continued growth. Pending any
                                  such application, we may invest the net proceeds
                                  in interest-bearing assets.

Proposed Nasdaq National          We have applied to have the redeemable capital
Market Symbol                     securities approved for quotation on the Nasdaq
                                  National Market Symbol under the symbol "SFFBP".

Risk Factors                      An investment in the redeemable capital securities
                                  involves a number of risks. Some of these risks
                                  relate to the redeemable capital securities and
                                  other risks relate to us. We urge you to carefully
                                  consider the information contained in "Risk
                                  Factors" set forth on page __ of this prospectus,
                                  as well as the other information contained in this
                                  prospectus, before you buy any redeemable capital
                                  securities.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table contains our consolidated ratios of earnings to fixed charges for each of the periods indicated. For purposes of computing these ratios, earnings represent net income, plus total taxes based on income, plus fixed charges. Fixed charges include interest expense, the estimated interest component of net rental expense and amortization of debt expense.


                                                                      Year Ended December 31,
                                          -----------------------------------------------------------------------------------
                                               1999             1998            1997             1996             1995
                                          ---------------  --------------- ---------------- ---------------  ----------------
Ratio of earnings to fixed charges:
  Excluding interest on deposits                    3.14            18.76            13.40            6.96              7.43
  Including interest on deposits                    1.11             1.34             1.33            1.18              1.29

                          SUMMARY FINANCIAL INFORMATION

         The following consolidated summary contains selected financial data for Southern Financial Bancorp, Inc. and its subsidiaries for the periods and at the dates indicated. You should also read the detailed information and the financial statements included elsewhere in this prospectus.

                                                                                  Year Ended December 31
                                                ------------------------------------------------------------------------------------
                                                       1999             1998             1997             1996             1995
                                                       ----             ----             ----             ----             ----
                                                                      (Dollars in thousands, except per share data)
Income Statement Data:
    Gross interest income                            $29,756          $27,857          $25,536          $22,295          $19,634
    Gross interest expense                            14,308           14,220           12,626           11,343           10,157
    Net interest income                               15,448           13,637           12,910           10,952            9,477
    Provision for loan losses                          2,130            1,301            1,265              906              383
    Net interest income after provision
      for loan losses                                 13,318           12,336           11,645           10,046            9,094
    Non-interest income                                2,834            3,145            2,257            1,593            1,279
    Non-interest expense                              14,589           10,687            9,762            9,599            7,414
    Income before income taxes                         1,563            4,794            4,140            2,040            2,959
    Income taxes                                         602            1,442            1,332              680            1,078
    Net income                                           961            3,352            2,808            1,360            1,881

Per Share Data:
    Net income, basic                                  $0.36            $1.28            $1.10            $0.54            $0.76
    Net income, diluted                                $0.35            $1.22            $1.06            $0.52            $0.73
    Cash dividends                                     $0.33            $0.22            $0.17            $0.14            $0.12
    Book value at period end                          $10.87           $11.62           $10.69            $9.72           $10.05
    Tangible book value at period end

Period-End Balance Sheet Data:
    Total assets                                    $406,222         $404,254         $354,016         $310,169         $269,948
    Total loans (net of unearned income)             234,086          206,355          204,560          178,262          165,178
    Total deposits                                   367,188          366,905          320,364          274,971          240,892
    Stockholders' equity                              28,864           30,626           27,508           24,750           23,572

Performance Ratios:
    Return on average assets                           0.24%            0.92%            0.88%            0.48%            0.78%
    Return on average stockholders'
      equity                                           3.11%           11.62%           10.92%            5.66%            8.38%
    Average stockholders' equity to
      average total assets                             7.11%            7.58%            7.77%            7.98%            8.73%
    Efficiency ratio                                  79.80%           63.68%           64.36%           76.52%           68.93%
    Net interest margin                                4.07%            3.97%            4.26%            4.12%            4.21%
    Dividend payout ratio                             92.09%           17.78%           16.20%           26.54%           13.34%

Asset Quality Ratios:
    Net charge-offs to average loans                   0.79%            0.48%            0.46%            0.34%            0.22%
    Allowance to period-end loans                      1.45%            1.46%            1.32%            1.31%            1.22%
    Allowance to nonperforming loans                 661.30%          105.37%          113.95%           83.86%          165.80%
    Nonaccrual loans to loans                          0.22%            1.39%            1.16%            1.57%            0.74%
    Nonperforming assets to loans and
      foreclosed properties                            1.18%            1.62%            1.50%            2.27%            1.55%

Capital Ratios:
    Risk-based capital ratios
      Tier 1 capital                                  10.93%           12.77%           12.98%           13.44%           13.70%
      Total capital                                   12.18%           14.09%           14.19%           14.64%           14.89%
    Leverage capital ratio                             7.50%            7.84%            8.14%            8.48%            9.37%
    Total equity to total assets                       7.11%            7.58%            7.77%            7.98%            8.73%

                                  RISK FACTORS

         An investment in the redeemable capital securities involves a number of risks. Some of these risks relate to the redeemable capital securities and others relate to us. Please carefully consider the following information, together with the other information in this prospectus before you buy any redeemable capital securities.


Risks Related To The Redeemable Capital Securities


         Because our obligations to you are unsecured and subordinated to senior debt, if we have financial difficulties, any senior debt will have to be paid in full before you receive any payment.


         Our obligations under the junior subordinated debt securities and the guarantee are unsecured and subordinate to all of our present and future senior debt. This means that there will be no collateral for our obligations to you. It also means that if we default, all of our senior debt will be paid before you are paid. As of December 31, 1999 we had no senior debt. However, any debts we incur in the future are likely to be senior debt. There is no limit to our ability or Southern Financial Bank's ability to incur additional debts, including senior debt. For additional information, please refer to "Description of Junior Subordinated Debt Securities - What Does Subordination Mean to You?", which begins on page ___.


         The ability of Southern Financial Capital Trust to make payments on the redeemable capital securities depends solely upon our making payments on the junior subordinated debt securities as and when required. If we default on our obligation to make required payments on the junior subordinated debt securities, Southern Financial Capital Trust will not have sufficient funds to make cash distributions to you. You will not be able to rely upon the guarantee for payment of these amounts. Instead, you or the property trustee may sue us directly for payment under the junior subordinated debt securities.


         Our right, and thus your right, to receive any assets of Southern Financial Bank is subject to the claims of Southern Financial Bank's creditors, including depositors. At December 31, 1999 Southern Financial Bank, had total liabilities, including deposits, of $377.4 million. Because the junior subordinated debt securities will be subordinated to all existing and future liabilities of our subsidiaries, including Southern Financial Bank's deposit liabilities, you should look only to our assets, and not assets of our subsidiaries, for payments on the junior subordinated debt securities.


         If banking regulations prohibit Southern Financial Bank from paying dividends to us, we would probably defer interest payments on the junior subordinated debt securities.


         Because we own Southern Financial Bank, we are regulated by the Board of Governors of the Federal Reserve System. The Federal Reserve also regulates Southern Financial Bank. Almost all of our consolidated assets are owned by Southern Financial Bank. We will rely almost entirely on dividends from Southern Financial Bank to satisfy our obligations to pay principal and interest on the junior subordinated debt securities. There are legal limits on the amount of dividends that a bank such as Southern Financial Bank is permitted to pay. We cannot assure you that Southern Financial Bank will be able to pay dividends at past levels, or at all, in the future. For additional information, please refer to "Description of Guarantee - General", which begins on page ___.

         If we defer interest payments on the junior subordinated debt securities, you will be required to pay taxes on distributions you have not received.


         As long as we do not default on the junior subordinated debt securities, we have the right to defer interest payments on the junior subordinated debt securities for up to 20 consecutive quarters. If we pay all deferred interest at the end of an interest deferral period, we can begin a new interest deferral period at any time. No interest deferral period may last beyond ______15, 2030. If we defer interest payments on the junior subordinated debt securities, Southern Financial Capital Trust will defer cash distributions on the redeemable capital securities until we resume interest payments. For additional information, please refer to "Description of Redeemable Capital Securities - Distributions", which begins on page __.


         If Southern Financial Capital Trust defers distributions on the redeemable capital securities, you will be required to pay income taxes on the deferred distribution and accrue interest income even if you are a cash basis taxpayer. That is, you must include the deferred interest in your gross income for U.S. federal income tax purposes regardless of whether you receive cash distributions. You will not receive the cash related to any accrued and unpaid interest from Southern Financial Capital Trust if you sell your redeemable capital securities before all deferred distributions have been brought current. Deferred distributions that are included in your gross income will increase your tax basis in the redeemable capital securities. If you sell your redeemable capital securities before all deferred distributions have been brought current, your increased tax basis will decrease the amount of any capital gain or will create a capital loss or increase the amount of any capital loss that you realize on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income.


         If we defer interest payments on the junior subordinated debt securities, the market price of the redeemable capital securities is likely to fall.


         We have no current intention of exercising our right to defer interest payments on the junior subordinated debt securities. However, if we exercise this right in the future, the market price of the redeemable capital securities is likely to be adversely affected, because many people will not want to hold a security that is creating a tax liability, but yielding no cash. If you sell your redeemable capital securities during a time when distributions have been deferred, you may not receive the same return on your investment as someone else who continues to hold the redeemable capital securities.


         You have limited rights against us if we default on our obligations to you.


         If we default on our obligation to pay principal or interest on the junior subordinated debt securities, Southern Financial Capital Trust will not have sufficient funds to make payments on the redeemable capital securities. You would not be able to rely on the guarantee for payment. Instead, if we default in the payment of the principal or interest on the junior subordinated debt securities, then you may sue us directly to enforce payment. Except as described in this prospectus, you will not be able to exercise directly any other remedy available to holders of junior subordinated debt securities. For additional information, please refer to "Description of Junior Subordinated Debt Securities
- Enforcement of Rights by Holders of Redeemable Capital Securities", which begins on page ___.


         If we cause an early redemption of the redeemable capital securities, you may not be able to reinvest the proceeds at the same or a higher rate of return.


         We have the right to redeem the junior subordinated debt at any time after ________ 15, 2005. Moreover, we also have the right at any time before _______ 15, 2005 to pay off the junior subordinated debt securities if any of three things happen. We can pay off the junior subordinated debt securities before

_______ 15, 2005 if tax law changes prevent us from deducting interest payments or if changes in banking regulations prevent us from counting Southern Financial Capital Trust's assets as capital. A change in the Investment Company Act of 1940 that requires Southern Financial Capital Trust to register under that law also would permit us to pay off the junior subordinated debt securities before _________ 15, 2005.


         Within 90 days of a redemption of the junior subordinated debt securities, the redeemable capital securities also must be redeemed. It is possible, perhaps likely, that we would not pay-off the junior subordinated debt securities unless we could reborrow at a lower rate. If we can reborrow at a lower rate, it is probable that you could reinvest only at a lower rate. For additional information, please refer to "Description of Redeemable capital securities - Events That Will Cause Redemption of Redeemable Capital Securities", which begins on page ___.


         If we liquidate Southern Financial Capital Trust and distribute the junior subordinated debt securities to you, those securities might trade at a lower price than you pay for your redeemable capital securities.


         We will have the right at any time to terminate Southern Financial Capital Trust and cause the junior subordinated debt securities to be distributed to you. Under current United States federal income tax law, a distribution of junior subordinated debt securities would not be a taxable event to you. If, however, Southern Financial Capital Trust were taxable as a corporation at the time of dissolution of Southern Financial Capital Trust, the distribution of the junior subordinated debt securities may be a taxable event to you. For additional information, please refer to a "Description of Redeemable Capital Securities - Liquidation of Southern Financial Capital Trust and Distribution of Junior Subordinated Debt Securities", which begins on page ___.


         We give no assurance about the market prices for redeemable capital securities or junior subordinated debt securities that may be distributed in exchange for redeemable capital securities if a liquidation of Southern Financial Capital Trust occurs. The redeemable capital securities or the junior subordinated debt securities may trade at a discount to the price that you pay to purchase the redeemable capital securities. Because you may receive junior subordinated debt securities on a termination of Southern Financial Capital Trust, you are also making an investment decision about the junior subordinated debt securities and should carefully review all the information regarding the junior subordinated debt securities in this prospectus.


         Because you have limited voting rights, we can amend important agreements in ways that adversely affect you without your consent.


         As a holder of redeemable capital securities, you will have limited voting rights. These voting rights will relate only to the modification of the redeemable capital securities, the termination of Southern Financial Capital Trust, and the exercise of Southern Financial Capital Trust's rights as a holder of the junior subordinated debt securities. In general, only we can replace or remove any of the trustees.


         Even if it would affect you adversely, we and the trustees may modify the amended and restated declaration of trust without your consent to ensure that Southern Financial Capital Trust will maintain the federal income tax treatment that we desire. We also can modify the amended and restated declaration of trust to ensure that Southern Financial Capital Trust will not be required to register as an "investment company" under the Investment Company Act of 1940, as amended, even if such action adversely affects your interests. You will have no voting rights on any matters submitted to a vote of our stockholders. For additional information, please refer to "Description of Redeemable Capital Securities - Voting Rights of Redeemable Capital Securities; Amendment of the Declaration", which begins on page ___.

         Because there has been no public market for the redeemable capital securities, you cannot be sure that you will be able to sell your redeemable capital securities at or above the price you pay.


         There is no existing market for the redeemable capital securities. We can give no assurance about the liquidity of any markets that may develop for the redeemable capital securities, your ability to sell your redeemable capital securities or at what price you will be able to sell your redeemable capital securities. Future trading prices of the redeemable capital securities will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities. The underwriter has informed us that it intends to make a market in the redeemable capital securities. However, the underwriter is not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the redeemable capital securities.

Risks Related To Us

         We plan to grow rapidly and there are risks associated with rapid growth.


         We intend to expand our asset base. In particular, we hope to use the funds raised in this offering to support anticipated increases in our deposits and loans. Additional capital also would increase our legal lending limit under federal law, which in turn would allow us to compete more actively in our market area for larger loans. Our ability to manage growth successfully will depend on our ability to maintain cost controls and asset quality while attracting additional loans and deposits, as well as on factors beyond our control, such as economic conditions and interest rate trends. If we grow too quickly and are not able to control costs and maintain asset quality, growth could materially adversely affect our financial performance.


         If we lost the services of our senior management, it would adversely affect our business.


         Our future performance will depend largely on the contributions of a few senior executive officers of Southern Financial Bank, including Georgia S. Derrico, the Chairman and chief executive officer and R. Roderick Porter, the President, and chief operating officer. The loss of the services of one or more of those individuals could have a material adverse effect on our business and development.


                       WHERE YOU CAN FIND MORE INFORMATION


         Southern Financial Bancorp, Inc., which we will refer to as we, us or our, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Southern Financial Bancorp, Inc., that file documents with the Commission electronically through the Commission's electronic data gathering, analysis and retrieval system known as EDGAR. Our common stock is traded on the Nasdaq National Market under the symbol "SFFB." Our reports, proxy and information statements may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.


         This prospectus is part of a registration statement filed by Southern Financial Capital Trust I and Southern Financial Bancorp, Inc. with the Commission. Because the rules and regulations of the Commission allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information contained in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us, Southern Financial Capital Trust and the redeemable capital securities being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses mentioned above.


         You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Neither Southern Financial Bancorp, Inc. nor Southern Financial Capital Trust I is making an offer of the redeemable capital securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents because our financial condition and results may have changed since that date.


         Please refer to page ___ for an index of significant terms used in this prospectus.


                                 USE OF PROCEEDS

         Southern Financial Capital Trust will use all of the proceeds from the sale of the common securities and redeemable capital securities to purchase the junior subordinated debt securities. We intend to apply the net proceeds from the sale of the junior subordinated debt securities to our general funds to be used for general corporate purposes, including, from time to time, making advances to Southern Financial Bank to support its continued growth. Pending any such application by us, the net proceeds may be invested in interest-bearing assets. Our intention is to grow our total assets faster than our capital base and anticipated retained earnings for the next several years would permit. The redeemable capital securities will be treated as capital for bank regulatory purposes, which means that the proceeds of this offering will allow us to grow without selling additional shares of common stock. If the redeemable capital securities were not treated as capital for bank regulatory purposes, we would not be having this offering, because we can raise cash to fund loans and investments at much lower rates of interest.


                       SOUTHERN FINANCIAL CAPITAL TRUST I

         We formed Southern Financial Capital Trust under Delaware law on December 28, 1999. Wilmington Trust Company is the Delaware trustee and the property trustee. Georgia S. Derrico and R. Roderick Porter, officers of Southern Financial Bancorp, Inc., are the administrative trustees.


         Southern Financial Capital Trust exists for the exclusive purposes of:

         o issuing and selling the common securities and redeemable capital securities;

         o using the proceeds from the sale of the common securities and redeemable capital securities to purchase the junior subordinated debt securities; and

         o engaging in other activities that are related to these purposes.


         The junior subordinated debt securities will be the sole assets of Southern Financial Capital Trust, and payments under the junior subordinated debt securities will be the sole revenues of Southern Financial Capital Trust. All of the common securities will be owned by us. We will receive distributions on the common securities in proportion to the distributions that you and other holders receive on the redeemable capital securities. However, if we default, our rights as holder of the common securities to distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the redeemable capital securities.


         We will acquire common securities in an aggregate liquidation amount equal to 3% of the total capital of Southern Financial Capital Trust. Southern Financial Capital Trust has a term of approximately 40 years, but may terminate earlier as provided in the amended and restated declaration of trust. Southern Financial Capital Trust's business and affairs are conducted by its trustees, each appointed by us as holder of the common securities.


         Wilmington Trust Company, as property trustee, will act as sole indenture trustee under the amended and restated declaration of trust. Wilmington Trust Company will also act as trustee under the guarantee agreement and the indenture. The holder of the common securities, or the holders of a majority in liquidation amount of the redeemable capital securities if we default, will be entitled to appoint, remove or replace the property trustee and/or Delaware trustee. In no event will the holders of the redeemable capital securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are ours exclusively. The duties and obligations of each trustee are governed by the amended and restated declaration of trust. We will pay all fees and expenses related to Southern Financial Capital Trust and the offering of the redeemable capital securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of Southern Financial Capital Trust. The address and telephone number of the principal executive office of Southern Financial Capital Trust is c/o:

                             Southern Financial Bank
                                37 E. Main Street
                               Warrenton, VA 20186
                             Attention: David deGive
                                 (540) 349-3900

                    SELECTED HISTORICAL FINANCIAL INFORMATION

         The following consolidated summary sets forth selected financial data for Southern Financial Bancorp, Inc. and its subsidiaries for the periods and at the dates indicated. You should read the detailed information and the financial statements included elsewhere in this prospectus.

                                                                                  Year Ended December 31
                                                ------------------------------------------------------------------------------------
                                                       1999             1998             1997             1996             1995
                                                       ----             ----             ----             ----             ----
                                                                      (Dollars in thousands, except per share data)
Income Statement Data:
    Gross interest income                            $29,756          $27,857          $25,536          $22,295          $19,634
    Gross interest expense                            14,308           14,220           12,626           11,343           10,157
    Net interest income                               15,448           13,637           12,910           10,952            9,477
    Provision for loan losses                          2,130            1,301            1,265              906              383
    Net interest income after provision
      for loan losses                                 13,318           12,336           11,645           10,046            9,094
    Non-interest income                                2,834            3,145            2,257            1,593            1,279
    Non-interest expense                              14,589           10,687            9,762            9,599            7,414
    Income before income taxes                         1,563            4,794            4,140            2,040            2,959
    Income taxes                                         602            1,442            1,332              680            1,078
    Net income                                           961            3,352            2,808            1,360            1,881

Per Share Data:
    Net income, basic                                  $0.36            $1.28            $1.10            $0.54            $0.76
    Net income, diluted                                $0.35            $1.22            $1.06            $0.52            $0.73
    Cash dividends                                     $0.33            $0.22            $0.17            $0.14            $0.12
    Book value at period end                          $10.87           $11.62           $10.69            $9.72           $10.05
    Tangible book value at period end

Period-End Balance Sheet Data:
    Total assets                                    $406,222         $404,254         $354,016         $310,169         $269,948
    Total loans (net of unearned income)             234,086          206,355          204,560          178,262          165,178
    Total deposits                                   367,188          366,905          320,364          274,971          240,892
    Stockholders' equity                              28,864           30,626           27,508           24,750           23,572

Performance Ratios:
    Return on average assets                           0.24%            0.92%            0.88%            0.48%            0.78%
    Return on average stockholders'
      equity                                           3.11%           11.62%           10.92%            5.66%            8.38%
    Average stockholders' equity to
      average total assets                             7.11%            7.58%            7.77%            7.98%            8.73%
    Efficiency ratio                                  79.80%           63.68%           64.36%           76.52%           68.93%
    Net interest margin                                4.07%            3.97%            4.26%            4.12%            4.21%
    Dividend payout ratio                             92.09%           17.78%           16.20%           26.54%           13.34%

Asset Quality Ratios:
    Net charge-offs to average loans                   0.79%            0.48%            0.46%            0.34%            0.22%
    Allowance to period-end loans                      1.45%            1.46%            1.32%            1.31%            1.22%
    Allowance to nonperforming loans                 661.30%          105.37%          113.95%           83.86%          165.80%
    Nonaccrual loans to loans                          0.22%            1.39%            1.16%            1.57%            0.74%
    Nonperforming assets to loans and
      foreclosed properties                            1.18%            1.62%            1.50%            2.27%            1.55%

Capital Ratios:
    Risk-based capital ratios
      Tier 1 capital                                  10.93%           12.77%           12.98%           13.44%           13.70%
      Total capital                                   12.18%           14.09%           14.19%           14.64%           14.89%
    Leverage capital ratio                             7.50%            7.84%            8.14%            8.48%            9.37%
    Total equity to total assets                       7.11%            7.58%            7.77%            7.98%            8.73%

                                 CAPITALIZATION

         The following table sets forth our consolidated capitalization at December 31, 1999. This table is based on, and is qualified in its entirety by, our historical consolidated financial statements, including the related notes thereto, which are included in documents incorporated by reference herein, and should be read in conjunction therewith.


                                                                                      December 31, 1999
                                                                                ------------------------------
                                                                                    (amounts in thousands)
           Long-term debt                                                             $        5,000
           Capitalized lease obligations
                                                                                                   -
           Shareholders' equity:
           6% cumulative convertible preferred
              stock, $.01 par value, 500,000 shares
              authorized, 13,621 shares outstanding                                                -
           Common stock, $.01 par value, 5,000,000
             shares authorized, 2,656,196 shares
             outstanding                                                                          27
           Capital in excess of par value                                                     23,663
           Retained earnings                                                                   6,898
           Accumulated other comprehensive income (loss)                                      (1,724)
                                                                                      --------------
           Total shareholders' equity                                                         28,864
                                                                                      --------------
           Total capitalization                                                               33,864
                                                                                      ==============

           Consolidated capital ratios:
             Equity to assets                                                                  7.50%
             Tier I capital                                                                   10.93%
             Total capital                                                                    12.18%

                              ACCOUNTING TREATMENT

         The financial statements of Southern Financial Capital Trust will be consolidated into our consolidated financial statements, with the redeemable capital securities treated as debt and shown in our consolidated balance sheet as "long term debt." The distributions payable on the redeemable capital securities will be treated as interest expense in the consolidated statements of income. Our financial statement footnotes will reflect that the sole asset of Southern Financial Capital Trust will be the amount of the junior subordinated debt securities maturing on _________ 15, 2030. All future reports we file under the Securities Exchange Act of 1934 will present information regarding Southern Financial Capital Trust and any other similar trusts in the manner described above.

                              REGULATORY TREATMENT

         As a registered bank holding company, we are required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. We expect that the redeemable capital securities will be treated as "tier 1 capital" for such purposes; provided that the redeemable capital securities can only comprise 25% of our tier 1 capital. Based on our tier 1 capital at December 31, 1999, approximately $10.1 million of the redeemable capital securities would be initially included in tier 1 capital. To the extent that the redeemable capital securities are not included in our tier 1 capital, they will be included in our tier 2 capital.


                                    BUSINESS

General

         Southern Financial is incorporated in Virginia. On December 1, 1995, Southern Financial acquired all of the outstanding shares of Southern Financial Bank. Southern Financial Bank, formerly Southern Financial Federal Savings Bank, converted from a savings bank to a state chartered commercial bank effective December 1, 1995. The only material activity of Southern Financial is to own and control all of the capital stock of Southern Financial Bank. Southern Financial also owns 70% of the common stock of Southern WebTech.com, Inc., a bank software systems design company that began operations in October, 1999. References to Southern Financial include the activities of its subsidiaries.

         Headquartered in Warrenton, Virginia, Southern Financial serves the retail and commercial financial market as a deposit and loan specialist from 17 full service offices located in Warrenton, Herndon, Middleburg, Winchester, Leesburg, Fairfax, Sterling, Woodbridge, Manassas and Fredericksburg, Virginia. Southern Financial's defined market area forms a semi-circle to the west of the metropolitan Washington, D.C. area roughly centered on Warrenton. The counties included in the defined market area where Southern Financial currently operates branches include: Loudoun, Fauquier, Fairfax, Frederick and Prince William and the cities of Fredericksburg and Winchester. Other counties in the defined market area include: Spotsylvania, Culpeper, Rappahanock, Clarke and the three counties in the West Virginia panhandle.

         The inner ring of the semi-circle that comprises Southern Financial's market area is the bedroom community for the close-in greater metropolitan Washington commercial centers that have grown up in northern Virginia in the past 30 years. As the economy of the metropolitan Washington area has diversified away from its concentration in government and government-related employment, the Dulles corridor has developed into a major center for communication and high-tech activities. In the process, Reston, Herndon, Tysons Corner and Fairfax have become important employment centers in their own right much as Stamford, Connecticut and White Plains, New York have done outside Manhattan. As a consequence, the commutable radius has pushed west out to Loudoun and Fauquier Counties and south and southwest to Stafford, Spotsylvania and Prince William Counties. The branch locations in these areas situate Southern Financial to take advantage of the rapid economic growth of these communities.

         The principal business of Southern Financial is the acquisition of deposits from the general public through its home and branch offices and use of these deposits to fund its loan and investment portfolios. Southern Financial seeks to be a full service community bank which provides a wide variety of financial services to its small and middle market business clients as well as to its retail clients. Southern Financial is an active commercial lender that often lends in conjunction with the Small Business Administration 7(a) and 504 loan programs. In addition, Southern Financial is an active residential construction lender and offers its retail clients permanent residential mortgage loan alternatives. Southern Financial also invests funds in mortgage-backed securities, securities issued by agencies of the Federal Government, obligations of counties and municipalities and corporate obligations.

         The principal sources of funds for Southern Financial's lending and investment activities are deposits, amortization and repayment of loans, proceeds from the sales of loans, prepayments from mortgage-backed securities, repayments of maturing investment securities, Federal Home Loan Bank advances and other borrowed money.

         Principal sources of revenue are interest and fees on loans and investment securities and gains from the sale of loans, as well as fee income derived from the maintenance of deposit accounts. Southern Financial's principal expenses include interest paid on deposits and advances from the Federal Home Loan Bank and other borrowings, and operating expenses.

Merger

         On October 1, 1999, Southern Financial completed its merger with The Horizon Bank of Virginia. The merger qualified as a tax-free exchange and was accounted for as a pooling of interests. All financial statements included herein have been restated due to the merger.

Lending Activities

         Our lending focus and the composition of our loan portfolio have changed dramatically over the past five years. The growth of our loan portfolio and the change in its composition reflects our growth strategy and the shift in our focus from residential mortgage lending to small and middle size business lending. On December 31, 1995, residential mortgage loans represented 32% of gross loans. By December 31, 1999, residential mortgage loans had declined to 20% of gross loans. In contrast, commercial business loans and non-residential mortgage loans were 15% and 32% of gross loans at December 31, 1995. By December 31, 1999 they had grown to 23% and 47%, respectively, of gross loans.


         Today, the principal lending activity of Southern Financial is the origination of commercial mortgage and non-mortgage loans to small and medium-sized businesses, including loans through various lending programs of the Small Business Administration. Southern Financial is a Preferred Lender in the Richmond District of Small Business Administration and a Certified Lender in the Washington, D.C. District of Small Business Administration.

         Southern Financial also makes residential mortgage loans, consumer loans and construction loans.

Commercial Real Estate Lending

         At December 31, 1999, commercial real estate loans totaled $118 million, of which $110 million were permanent loans and $8.3 million were construction loans. Of Southern Financial's permanent commercial real estate loans, $52.2 million were made under the Small Business Administration 7(a) and 504 loan programs. The Small Business Administration 7(a) and 504 loan programs are economic development programs. The Small Business Administration in cooperation with banks and other lending institutions, finances the expansion of small businesses.


         The 504 loan program is used to finance long-term fixed assets, primarily real estate and large/heavy equipment. The 504 loan program is an economic development program designed to create new jobs or retain existing jobs. The credit structure of the 504 loan program gives borrowers access to 90% financing for the project. Fifty percent is provided by the financial institution in the form of a first lien position. Forty percent is provided by the certified development company with a second lien position. The borrower provides the remaining 10% of the funds required for the project. Of Southern Financial's $110 million in permanent commercial real estate loans at December 31, 1999, $49 million were 504 loans. During the year ended December 31, 1999, Southern Financial originated $6.4 million in loans under the 504 loan program.


         Small Business Administration 7(a) loans may be used for the purchase of real estate, construction, renovation or leasehold improvements, as well as machinery, equipment, furniture, fixtures, inventory, and in some instances, working capital and debt refinance. Start-up businesses are eligible. The Small Business Administration guarantees up to 80% of the loan balance under the 7(a) program. At December 31, 1999, Southern Financial had $3.2 million in Small Business Administration 7(a) permanent commercial real estate loans.


         Southern Financial also offers an extensive array of commercial real estate loans outside of Small Business Administration programs. These loans, which totaled $57.6 million at December 31, 1999, serve both the investor and owner occupied facility market. These loans are secured by real estate with loan-to-values averaging less than 70%.


         Southern Financial is involved in financing the construction phase of small business projects prior to the project being approved by the Small Business Administration. To a lesser extent, Southern Financial also provides commercial construction financing for projects outside of the Small Business Administration programs.

Commercial Business Lending

         In general, commercial business loans involve somewhat more credit risk than do residential mortgage loans and real estate backed commercial loans and, therefore, usually yield a higher return to Southern Financial. The increased credit risk for commercial business loans is due to the type of collateral securing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced principally from the business operations conducted, and such operations may not be successful and, hence, may lead to default on the loan. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. Therefore, Southern Financial utilizes the Small Business Administration 7(a) loan program to reduce the inherent risk associated with this type of lending. At December 31, 1999, Southern Financial had $54 million in commercial business loans, which represent 23% of Southern Financial's total loans receivable. Of our $54 million in commercial business loans, 26% are Small Business Administration 7(a) loans. During the year ended December 31, 1999, Southern Financial originated and closed $13.9 million in loans under the Small Business Administration 7(a) loan program and sold $9.1 million on the secondary market.

Residential Lending

         Southern Financial makes fixed and adjustable rate, first mortgage loans with terms up to 30 years. It offers second mortgages in conjunction with its own first mortgages or those of other lenders. Southern Financial makes construction loans and permanent loans on individual single family residences and on other residential properties. Construction loans generally have interest rates of prime plus one to two percent and fees of one to three points, loan-to-value ratios of 80% or less based on current appraisals and terms of generally nine months or less. In the case of conventional loans, Southern Financial typically lends up to 80% of the appraised value of single-family residences. Southern Financial requires private mortgage insurance for loans exceeding 80% of the appraised value.

         Residential mortgage loans are secured by single-family homes. At December 31, 1999, loans secured by residential property, both permanent and construction, totaled $56.5 million, which represented approximately

24% of total loans receivable. Approximately 20% of the total loans receivable consisted of loans secured by permanent mortgages on one-to-four family residential property.

Consumer Lending

         Southern Financial offers various types of secured and unsecured consumer loans. These loans are offered as a convenience to its customer base since these products are not the focus of Southern Financial's lending activities. At December 31, 1999, Southern Financial had $10.0 million in consumer loans which represents 4% of the total loans receivable.

Income from Lending Activities

         Interest on loans, gains on sale of loans, and loan fees and service charges amounted to approximately 66% of Southern Financial's total revenue for the year ended December 31, 1999. Income from loan origination fees and other fees are sources of income which vary with the volume and type of loans and commitments made and with competitive and economic conditions.

Loan Portfolio Composition

         The following table sets forth the composition of Southern Financial's loan portfolio at the dates indicated:

                                                  1999                           1998                            1997
                                      -----------------------------  -----------------------------  -------------------------------
                                         Amount         Percent         Amount         Percent          Amount          Percent
                                      -------------   -------------  -------------   -------------  ---------------   -------------
                                                                            (amounts in thousands)
Mortgage:
  Residential                              $48,604             20%        $54,822             26%          $61,328             29%
  Nonresidential                           109,871             47%         85,124             41%           74,104             36%
Construction:
     Residential                             7,853              3%          6,949              3%            8,766              4%
     Nonresidential                          8,270              3%         11,214              5%           13,865              7%
                                      -------------   -------------  -------------   -------------  ---------------   -------------
        Total mortgage                     174,598             73%        158,109             75%          158,063             76%
                                      -------------   -------------  -------------   -------------  ---------------   -------------

Nonmortgage:
  Business                                  54,175             23%         40,814             20%           36,578             18%
  Consumer                                   9,995              4%         11,559              5%           13,524              6%
                                      -------------   -------------  -------------   -------------  ---------------   -------------
        Total nonmortgage                   64,170             27%         52,373             25%           50,102             24%
                                      -------------   -------------  -------------   -------------  ---------------   -------------

Gross loans                                238,768            100%        210,482            100%          208,165            100%

Less:
    Deferred fees                            1,230                          1,065                              862
    Allowance for loan losses                3,452                          3,062                            2,743
                                      -------------                  -------------                  ---------------

Total loans receivable, net               $234,086                       $206,355                         $204,560
                                      =============                  =============                  ===============

                                                                        1996                               1995
                                                            ------------------------------    -------------------------------
                                                               Amount          Percent            Amount          Percent
                                                            --------------   -------------    ---------------   -------------
                   Mortgage:
                     Residential                                $59,986             33%            $54,000             32%
                     Nonresidential                              64,848             37%             54,696             32%
                   Construction:
                        Residential                               8,037              4%              9,248              6%
                        Nonresidential                            8,090              4%             11,029              7%
                                                            --------------   -------------    ---------------   -------------
                           Total mortgage                       140,961             78%            128,973             77%
                                                            --------------   -------------    ---------------   -------------

                   Nonmortgage:
                     Business                                    27,794             15%             25,646             15%
                     Consumer                                    12,555              7%             13,220              8%
                                                            --------------   -------------    ---------------   -------------
                           Total nonmortgage                     40,349             22%             38,866             23%
                                                            --------------   -------------    ---------------   -------------

                   Gross loans                                  181,310            100%            167,839            100%

                   Less:
                       Deferred fees                                674                                620
                       Allowance for loan losses                  2,374                              2,041
                                                            --------------                    ---------------

                   Total loans receivable, net                 $178,262                           $165,178
                                                            ==============                    ===============


         The following table sets forth the scheduled maturity of selected loans as of December 31, 1999:


                                                  Over 1 Year
                                                Through 5 Years                              Over 5 Years
                                ------------------------------------------------     -----------------------------
                                   One Year           Fixed          Floating           Fixed          Floating
                                   or Less             Rate            Rate             Rate             Rate            Total
                                ---------------     -----------     ------------     ------------     ------------    ------------
                                                                     (amounts in thousands)
Construction:
   Residential                         $7,853              $ -              $ -              $ -              $ -          $7,853
   Nonresidential                       8,270                -                -                -                -           8,270
Business                               21,885           12,978            3,526           10,319            5,467          54,175
                                ---------------     -----------     ------------     ------------     ------------    ------------

        Total                         $38,008          $12,978           $3,526          $10,319           $5,467         $70,298
                                ===============     ===========     ============     ============     ============    ============

Loan Underwriting Policies

         Because future loan losses are so closely intertwined with its associated underwriting policy, Southern Financial has instituted what it believes is a stringent loan underwriting policy. Its underwriting guidelines are tailored for particular credit types, including lines of credit, revolving credit facilities, demand loans, term loans, equipment loans and leases, real estate loans, Small Business Administration loans, stand-by letters of credit and unsecured loans.

         More specifically, it is Southern Financial's policy to encourage all loan applicants for sound and lawful purposes, regardless of race, religion or creed. Extensions of credit will be made if the criteria of creditworthiness, likelihood of repayment and proximity to market areas served indicate that such extensions of credit will provide acceptable profitability to Southern Financial.

         Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. All property valuations are performed by independent outside appraisers who are reviewed by the Vice President of Real Estate Lending who reports his findings annually to Southern Financial's board of directors.

         It is Southern Financial's policy to retain a mortgage creating a valid lien on real estate and to obtain a title insurance policy that insures the property is free of encumbrances. Also required from the borrower is hazard insurance, and flood insurance is required if the property is in a flood plain as designated by the Department of Housing and Urban Development. Most borrowers are also required to advance funds on a monthly basis from which Southern Financial makes disbursements for items such as real estate taxes, private mortgage insurance and hazard insurance.


         The aggregate amount of loans that Southern Financial may make to one borrower is limited to 15% of Southern Financial's unimpaired capital and surplus. The maximum amount of loans that Southern Financial could have made to one borrower as of December 31, 1999 was approximately $4.3 million based on 15% of its unimpaired capital and surplus. As of December 31, 1999, the largest aggregate amount of such loans by Southern Financial to any one borrower was $3.5 million.

         Interest rates charged by Southern Financial are affected primarily by competitive market factors. These factors include general economic conditions, monetary policies of the Federal Reserve Bank, legislative tax policies and government budgetary matters.

         The Credit Committee of the Board consists of three outside members of the board of directors and the Chief Executive Officer, is responsible for the qualitative review of the loan portfolio and for assuring compliance with all of the board's policies and procedures as well as all applicable state and federal laws, rules and regulations.

         Southern Financial has a standing credit committee comprised of officers, in which the members have defined lending authorities as individuals and in combination. These individual lending authorities are determined by the Chief Executive Officer and approved by the Board based on the individual's technical ability and must be agreed to by the Credit Committee. All authorities are reviewed and approved by the full board of directors.

         When a borrower fails to make a required payment, Southern Financial attempts to cause the deficiency to be cured by contacting the borrower. After 17 days, a reminder notice is sent indicating that a late charge has been levied. After 30 days delinquency, the borrower is contacted by phone and responses are documented. After 90 days, if the loan has not been brought current or an acceptable arrangement is not worked out with the borrower, Southern Financial will institute measures to remedy the default, including commencing foreclosure action with respect to mortgage loans and repossessions of collateral in the case of consumer loans.

         If foreclosure is effected, the property is sold at a public auction in which Southern Financial may participate as a bidder. If Southern Financial is the successful bidder, the acquired real estate property is then included in its real estate owned account until it is sold. Such assets are carried at the lower of cost or fair value net of estimated selling costs. To the extent there is a decline in value, that amount is charged to operating expense.

Past Due Loans and Nonperforming Assets

         The following table sets forth information regarding past due loans and nonperforming assets as of the periods indicated:

                                                                             At December 31,
                                             ----------------------------------------------------------------------------------
                                                 1999             1998             1997             1996             1995
                                             -------------   ---------------  ---------------   --------------   --------------
                                                                         (amounts in thousands)
Accruing Loans 90 Days or More (1)
  Delinquent
  Residential                                    $   -             $   -            $   -           $   -             $878
  Nonresidential                                     -               372                -             194                -
  Business                                         226               283               71              11                -
  Consumer                                           9               231                6               2                3
                                             -------------   ---------------  ---------------   --------------   --------------
      Total                                        235               886               77             207              881
                                             =============   ===============  ===============   ==============   ==============

Nonperforming Loans
  Residential                                      413               291              443             321              541
  Nonresidential                                   109             1,033            1,002           1,257                -
  Business                                           -             1,576              889             721              605
  Consumer                                           -                 6               74             532               85
                                             -------------   ---------------  ---------------   --------------   --------------
           Subtotal                                522             2,906            2,408           2,831            1,231
                                             -------------   ---------------  ---------------   --------------   --------------
Renegotiated Loans:
  Nonresidential                                     8                 -                -               -                -
Real Estate Owned:
  Nonresidential                                 2,296               498              722           1,307            1,382
                                             -------------   ---------------  ---------------   --------------   --------------
Total Nonperforming Assets                      $2,826            $3,404           $3,130          $4,138           $2,613
                                             =============   ===============  ===============   ==============   ==============
Nonperforming Assets to Total
   Assets                                         0.71%             0.84%            0.88%           1.33%            0.97%
                                             =============   ===============  ===============   ==============   ==============

______________

(1)  Includes portion guaranteed by the Small Business Association.


         Southern Financial's loss and delinquency experience on its residential real estate loan portfolio has been limited by a number of factors, including its underwriting standards. Whether Southern Financial's loss and delinquency experience will increase significantly depends upon the value of the real estate securing its loans, economic factors such as an increase in unemployment as well as the overall economy of the region. As a result of economic conditions and other factors beyond its control, Southern Financial's future loss and delinquency experience cannot be accurately predicted. However, management has provided an allowance for loan losses which it believes will be adequate to absorb future losses.


         At December 31, 1999, loans totaling $3.0 million were classified as potential problem loans that are not reported in the table above. The loans are subject to management attention and their classification is reviewed on a quarterly basis. At December 31, 1999, all of the potential problem loans were adequately secured in the opinion of management. In 1999 Southern Financial recorded $6,000 of interest income on nonperforming and renegotiated loans.

Allowance for Loan Losses

         Management evaluates the adequacy of the allowance at least quarterly. As a result of that process, loans are categorized as to doubtful, substandard and/or special mention. Each quarter the board of directors considers a review of the loans in Southern Financial's portfolio, conducts an evaluation of the credit quality and reviews the adequacy of the loan loss provision, recommending changes as may from time to time be required. In establishing the appropriate classification for specific assets, management takes into account, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. The remaining loan portfolio is evaluated for potential loss exposure by examining the growth and composition of the portfolio, previous loss experience, current delinquency levels, industry concentration and the general economic condition.

         The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio in the normal course of business. However, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, management's judgement of the allowance necessary is approximate. Southern Financial performs a detailed loan review, including an assessment of the adequacy of the allowance for loan losses. The allowance is also subject to regulatory examinations and determination as to the adequacy of the allowance in comparison to peer institutions identified by the regulatory agencies.

         The following table summarizes activity in Southern Financial's allowance for loan losses during the periods indicated.

                                                                         Year Ended December 31,
                                     -----------------------------------------------------------------------------------------------
                                           1999                1998                1997                1996                1995
                                     ---------------     ---------------     ----------------     --------------     ---------------
                                                                         (amounts in thousands)
Allowance at Beginning of Period            $3,062             $2,743               $2,374              $2,041              $2,005
Provision for Losses                         2,130              1,301                1,265                 906                 383
Charges-offs:
Mortgage:
  Residential                                 (775)              (140)                 (65)                 (8)                  -
  Nonresidential                              (480)                 -                 (200)               (300)                  -
  Construction
      Residential                                -                (81)                   -                 (50)                  -
      Nonresidential                             -               (261)                   -                  -                    -
Nonmortgage:
  Business                                    (736)              (514)                (256)               (155)               (217)
  Consumer                                     (55)                (9)                (413)                (79)               (176)
                                                                                                                                 -
                                     ---------------     ---------------     ----------------     --------------     ---------------
      Total Charge-offs                     (2,046)            (1,005)                (934)               (592)               (393)
                                     ---------------     ---------------     ----------------     --------------     ---------------
Recoveries:
Mortgage:
  Residential                                  294                  -                   12                   -                   -
  Nonresidential                                 -                  -                    -                   -                   -
  Construction
      Residential                                -                  -                    -                   -                   -
      Nonresidential                             -                  -                    -                   -
  Nonmortgage:
      Business                                   6                 13                   18                  11                   -
      Consumer                                   6                 10                    8                   8                  46
                                     ---------------     ---------------     ----------------     --------------     ---------------
           Total Recoveries                    307                 23                   38                  19                  46
                                     ---------------     ---------------     ----------------     --------------     ---------------
           Net Charge-offs                  (1,740)              (982)                (896)               (573)                (347)
                                     ---------------     ---------------     ----------------     --------------     ---------------
Allowance at End of Period                  $3,452             $3,062               $2,743              $2,374              $2,041
                                     ===============     ===============     ================     ==============     ===============
Loans at End of Period                    $237,539           $209,417             $207,538            $180,898            $167,384
Ratio of Allowance to Loans                  1.45%              1.46%                1.32%               1.31%               1.22%

         The following table summarizes the composition of the allowance for loan losses.



                                                                          At December 31,
                                ----------------------------------------------------------------------------------------------------
                                       1999                1998                1997                1996                 1995
                                -------------------  ------------------  ------------------  -----------------   -------------------
                                Amount    Percent     Amount   Percent    Amount   Percent   Amount    Percent    Amount   Percent
                                                                       (amounts in thousands)
Mortgage:
   Residential                     $256         7%       $361      12%       $199       7%      $377      16%        $488       24%
   Nonresidential                 1,043        30%        913      30%      1,316      48%       910      38%         325       16%
   Construction:
      Residential                    32         1%         21       1%         55       2%        71       3%         138        7%
      Nonresidential                 34         1%         46       1%         43       2%       131       6%         133        6%
Nonmortgage:
   Business                         921        27%        752      24%        524      19%       442      19%         307       15%
   Consumer                         151         5%        151       5%         75       3%       312      13%         320       16%
Unallocated                       1,015        29%        818      27%        531      19%       131       5%         330       16%
                                --------  ---------  --------- --------  --------- --------  --------  -------   --------- ---------

Allowance for Loan Losses        $3,452       100%     $3,062     100%     $2,743     100%    $2,374     100%      $2,041      100%
                                ========  =========  ========= ========  ========= ========  ========  =======   ========= =========


         Southern Financial has allocated the allowance according to the amount deemed to be reasonably necessary to provide for losses incurred within each of the above categories of loans. These figures are based on gross loans. The allocation of the allowances as shown in the table above should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

Investment Activities

         The following table sets forth the investment portfolio as of the periods indicated:

                                                                                 December 31,
                                                                 ---------------------------------------------
                                                                       1999           1998            1997
                                                                 --------------  -------------   -------------

                                                                            (amounts in thousands)
Available-for-sale securities, at fair value:
    FHLMC preferred stock                                             $     -         $3,889           $3,908
    FHLMC MBS                                                          16,369         12,006                -
    GNMA MBS                                                            2,589          3,771                -
    FNMA MBS                                                           25,678         29,814              785
    Collateralized mortgage obligations                                25,303          1,529                -
    Commercial MBS                                                     22,495         18,246                -
    Obligations of counties and municipalities                          3,572          3,220                -
    Corporate obligations                                                 945            992                -
    U.S. Treasury and other Government agency obligations                 770         10,608           12,017
                                                                 --------------  -------------   -------------

                                                                      $97,721        $84,075          $16,710
                                                                 ==============  =============   =============

Held-to-maturity securities, at amortized cost:
    FHLMC MBS                                                          $3,837         $4,091           $6,078
    GNMA MBS                                                           17,177         24,305           42,471
    FNMA MBS                                                            6,764          6,780           27,075
    Collateralized mortgage obligations                                 4,073          1,015            4,203
    Commercial MBS                                                      2,865              -                -
    Obligations of counties and municipalities                          2,395          1,960                -
    U.S. Treasury and other Government agency obligations                   -         19,532            8,741
                                                                 --------------  -------------   -------------

                                                                      $37,111        $57,683          $88,568
                                                                 ==============  =============   =============

Source of Funds

Deposits

         Deposit accounts have been the primary source of funds for use in lending, making other investments, and for other general business purposes. In addition to deposits, Southern Financial obtains funds from loan repayments, maturing investments, loan sales, cash flows generated from operations and Federal Home Loan Bank advances. Borrowings may be used as an alternative source of lower costing funds or to fund the origination of certain assets.

         The following tables show the average balances and rates, presented on a monthly average basis, for Southern Financial's deposits for the periods indicated:


                                                                             Year Ended December 31,
                                              --------------------------------------------------------------------------------------
                                                         1999                         1998                          1997
                                              ---------------------------   --------------------------    --------------------------
                                                Average        Average        Average       Average         Average       Average
                                                Balance         Rate          Balance         Rate          Balance        Rate
                                              ------------   ------------   -------------  -----------    ------------- ------------
                                                                             (dollars in thousands)
Demand                                            $50,750          0.00%         $39,369        0.00%          $30,056        0.00%
Interest checking                                  33,744          0.96%          34,965        2.36%           28,683        2.07%
Money market and savings                           59,743          3.22%          46,883        3.12%           47,552        3.28%
Certificates of deposit                           209,995          5.38%         200,902        5.80%          175,779        5.75%
                                              ------------                  -------------                 -------------

                                                 $354,230                       $322,119                      $282,070
                                              ============                  =============                 =============


Weighted average rate                                              3.83%                        4.33%                         4.36%
                                                             ============                  ===========                  ============


         The following table sets forth by time remaining until maturity Southern Financial's certificates of deposit of $100,000 or more at December 31, 1999:



                                                                                  Time Deposits of
                            Maturity Period                                       $100,000 or More
           ---------------------------------------------------        -----------------------------------------

                                                                               (amounts in thousands)
           Three months or less                                                            $50,800
           Over three months through twelve months                                          37,138
           Over twelve months                                                               10,162
                                                                                            ------

           Total                                                                           $98,100
                                                                                           =======

Borrowings

         Borrowings consist of short-term and long term advances from the Federal Home Loan Bank of Atlanta. The following table sets forth information regarding Southern Financial's borrowings for the periods indicated:

                                                                          Year Ended December 31,
                                                             -------------------------------------------------
                                                                 1999              1998              1997
                                                             -------------     -------------     -------------
                                                                          (dollars in thousands)
Ending Balance                                                   $5,000            $3,500            $4,000
Average Balance for the Period                                   13,159             4,907             5,979
Maximum Month-end Balance During the Period                      30,000            13,500             8,500
Average Interest Rate for the Period                              5.56%             5.50%             5.59%
Weighted Average Interest Rate at the End of the Period           6.32%             5.15%             5.95%

Regulation

         Set forth below is a brief description of the material laws and regulations that affect Southern Financial. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, is not necessarily complete and is qualified in its entirety by reference to these laws and regulations.

General

         Southern Financial is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As such, Southern Financial is supervised by the Board of Governors of the Federal Reserve System. Southern Financial is also subject to Virginia laws that regulate banks and bank holding companies. Virginia's banking laws are administered by the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Southern Financial is also affected by rules and regulations of the Federal Deposit Insurance Corporation. Southern Financial is a member of the Federal Reserve System and the Federal Home Loan Bank of Atlanta. The various laws and regulations administered by the regulatory agencies affect corporate practices, expansion of business, and provisions of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and thus may affect Southern Financial's earnings. The future impact of these policies and of the continuing regulatory changes in the financial services industry cannot be predicted.


         The supervision, regulation and examination of Southern Financial Bank are intended primarily for the protection of depositors rather than holders of Southern Financial securities.


Bank Holding Company Regulation


         Southern Financial is required to file with the Federal Reserve its periodic reports and any additional information the Federal Reserve may require. The Federal Reserve examines Southern Financial and may examine its subsidiaries. The State Corporation Commission also may examine Southern Financial.


         The Bank Holding Company Act requires prior Federal Reserve approval for, among other things, the acquisition of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company also may engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident thereto.


         The activities permissible to bank holding companies and their affiliates were substantially expanded by the Gramm-Leach-Bliley Act, which the President signed on November 12, 1999. Gramm-Leach-Bliley repeals the anti-affiliation provisions of the Glass-Steagall Act to permit the common ownership of commercial banks, investment banks and insurance companies. Under Gramm-Leach-Bliley, a bank holding company can elect to be treated as a financial holding company. A financial holding company may engage in any activity and acquire and retain any company that the Federal Reserve determines to be financial in nature. A financial holding company also may engage in any activity that is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Federal Reserve must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity.

         Southern Financial is a legal entity separate and distinct from Southern Financial Bank. Section 23A of the Federal Reserve Act restricts loans from Southern Financial Bank to Southern Financial. Section 23A defines "covered transactions," which include loans, and limits a bank's covered transactions with any affiliate to 10% of the bank's capital and surplus. It also requires that all of a bank's loans to an affiliate be secured by acceptable collateral, generally United States government or agency securities. Southern Financial and Southern Financial Bank also are subject to Section 23B of the Federal Reserve Act, which requires that transactions between Southern Financial Bank and Southern Financial or its other subsidiaries be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to Southern Financial Bank as those prevailing at the time for transactions with unaffiliated companies.


         Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. As a result, a bank holding company may be required to lend money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. Any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank's depositors and perhaps to other creditors of its bank subsidiaries.


Bank Supervision


         As a Virginia bank that is a member of the Federal Reserve System, Southern Financial Bank is regulated and examined by the State Corporation Commission and by its primary federal regulator, the Federal Reserve. The State Corporation Commission and the Federal Reserve regulate and monitor all of Southern Financial Bank's operations, including reserves, loans, mortgages, payments of dividends and the establishment of branches.


         Various statutes limit the ability of Southern Financial Bank to pay dividends, extend credit or otherwise supply funds to Southern Financial and its non-bank subsidiaries. Dividends from Southern Financial Bank are expected to constitute Southern Financial' major source of funds.


Regulatory Capital Requirements


         All banks are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for banks that they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, Southern Financial and Southern Financial Bank are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be tier 1 capital, which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, tier 2 capital, consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss allowance. Based upon the applicable Federal Reserve regulations, at December 31, 1999, Southern Financial Bank was considered to be "well capitalized."


         In addition, the federal regulatory agencies have established a minimum leverage capital ratio, tier 1 capital divided by tangible assets. These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.


Limits on Dividends and Other Payments


         Virginia law restricts distributions of dividends to shareholders of Southern Financial. Southern Financial shareholders are entitled to receive dividends as declared by the Southern Financial Board of Directors. No distribution to Southern Financial shareholders may be made if, after giving effect to the distribution, Southern Financial would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions on stock repurchases and redemptions.


         Banks have limits on all capital distributions, including cash dividends, payments to repurchase or otherwise acquire shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. As of December 31, 1999, Southern Financial Bank had the capacity to pay no more than $5.2 million in total dividends to its sole shareholder, Southern Financial.


         Southern Financial Bank may not make a capital distribution, including the payment of a dividend, if, after the distribution, it would become undercapitalized . The prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal Reserve Banks also may limit the payment of dividends by any state member bank if it considers the payment an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limit is in the public interest and is necessary to ensure the bank's financial soundness.


FDIC Regulations


         The Federal Deposit Insurance Corporation Improvements Act of 1991 required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities. Each federal banking agency has issued regulations, specifying the levels at which a financial institution would be considered "well capitalized", "adequately capitalized", "under capitalized", "significantly under capitalized", or "critically under capitalized", and to take certain mandatory and discretionary supervisory actions based on the capital level of the institution. Those supervisory actions become increasingly severe for banks that are under-capitalized or worse.


         Under the Federal Reserve's regulations implementing the prompt corrective action provisions, an institution is considered well capitalized if it has total risk-based capital of 10% or more, has a tier I risk-based capital ratio of 6% or more, has a leverage capital ratio of 5% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure.


         An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a tier I risk-based ratio of 4% or more and a leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of well capitalized.


         An undercapitalized institution has a total risk-based capital ratio that is less than 8%, a tier I risk-based capital ratio that is less than 4% or a leverage capital ratio that is less than 4% (3% in certain circumstances). Undercapitalized banks are subject to growth limits and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the bank's parent holding company must guarantee that the bank will comply with the capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the bank's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of Southern Financial.


         A significantly undercapitalized institution has a total risk-based capital ratio that is less than 6%, a tier I risk-based capital ratio that is less than 3% or a leverage capital ratio that is less than 3%. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks.


         A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%. A critically undercapitalized bank is likely to be put in receivership and liquidated.


         In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category.


         The Federal Deposit Insurance Corporation Improvements Act also required federal banking regulators to draft standards in a number of other important areas to assure bank safety and soundness, including internal controls, information systems and internal audit systems, credit underwriting, asset growth, compensation, loan documentation and interest rate exposure. The Federal Deposit Insurance Corporation Improvements Act also required the regulators to establish maximum ratios of classified assets to capital, and minimum earnings sufficient to absorb losses without impairing capital. The legislation also contained other provisions which restricted the activities of state-chartered banks, amended various consumer banking laws, limited the ability of undercapitalized banks to borrow from the Federal Reserve's discount window and required federal banking regulators to perform annual onsite bank examinations.


         The 1991 legislation also contains a variety of other provisions that may affect the operations of Southern Financial and Southern Financial Bank, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC.

Deposit Insurance

         The deposits of Southern Financial Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC has implemented a risk-related assessment system for deposit insurance premiums. All depository institutions have been assigned to one of nine risk assessment classifications based on certain capital and supervisory measures. Southern Financial's deposits are subject to the rates of the Savings Associations Insurance Fund since Southern Financial converted to a commercial bank from a federal savings bank on December 1, 1995. Based on its current risk classifications, Southern Financial pays the minimum Savings Associations Insurance Fund assessment and Bank Insurance Fund assessments.

Community Reinvestment Act


         Southern Financial and Southern Financial Bank are subject to the provisions of the Community Reinvestment Act of 1977, as amended ("CRA"). Under the Community Reinvestment Act, all banks have an obligation, consistent with its safe and sound operation, to help meet the credit needs for their entire communities, including low and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community consistent with the Community Reinvestment Act. A depository institution's primary federal regulator, in connection with its examination of the institution, must assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to charter a national bank, obtain deposit insurance coverage for a newly chartered institution, establish a new branch office that accepts deposits, relocate an office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. If a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. Following the most recent Community Reinvestment Act examination in February 1999 Southern Financial Bank received a "satisfactory" Community Reinvestment Act rating.


Fiscal and Monetary Policy


         Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Southern Financial and Southern Financial Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on Southern Financial and Southern Financial Bank cannot be predicted.

Federal Home Loan Bank System

         Southern Financial is a member of the Federal Home Loan Bank System, which consists of 12 district Federal Home Loan Banks with each subject to supervision and regulation by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. Southern Financial, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to at least 1% of the aggregate principal amount of their unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of their borrowings from the Federal Home Loan Bank of Atlanta, whichever is greater. At December 31, 1999, Southern Financial had an investment of $1.8 million in the stock of the Federal Home Loan Bank of Atlanta and was in compliance with these requirements.


         Advances from the Federal Home Loan Bank of Atlanta are secured. Interest rates charged for advances vary depending upon maturity, the cost of funds to the Federal Home Loan Bank of Atlanta and the purpose of the borrowing. At December 31, 1999, Southern Financial had $5.0 million outstanding in borrowings from the Federal Home Loan Bank of Atlanta.

Federal Reserve System

         The Federal Reserve Board of Governors requires all depository institutions to maintain reserves against their transaction accounts and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of Southern Financial.

Competition

         Southern Financial experiences substantial competition in attracting and retaining savings deposits and in lending funds. The primary factors in competing for savings deposits are convenient office locations and rates offered. Direct competition for savings deposits comes from other commercial banks and thrift institutions. Additional significant competition for savings deposits comes from money market mutual funds and corporate and government securities which may yield more attractive interest rates than insured depository institutions are willing to pay. The primary factors in competing for loans are interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies.

Employees

         At December 31, 1999, Southern Financial employed 150 full-time equivalent persons. Management considers its relations with its employees to be good. The employees are not covered by a collective bargaining agreement.

Offices and Other Material Properties

         At December 31, 1999, Southern Financial conducted its business from its main office in Warrenton, Virginia and 16 branch offices. The following table sets forth certain information with respect to the offices of Southern Financial as of December 31, 1999:

                                                        Owned or                 Lease Expiration               Date Facility
               Office Location                           Leased                        Date                         Opened
------------------------------------------------------------------------------------------------------------------------------------
Home Office:

37 E. Main Street                                        Leased                      September                     February
Warrenton, VA                                                                          2003                          1989

Branch Offices:

362 Elden Street                                         Leased                        June                         April
Herndon, VA                                                                            2000                          1986

101 W. Washington Street                                 Leased                        June                        November
Middleburg, VA                                                                         2002                          1987

33 W. Piccadilly Street                                  Owned                          N/A                        November
Winchester, VA                                                                                                       1990

526 E. Market Street                                     Leased                        June                         March
Leesburg, VA                                                                           2002                          1992



                                       33

                                                        Owned or                 Lease Expiration               Date Facility
               Office Location                           Leased                        Date                         Opened
------------------------------------------------------------------------------------------------------------------------------------

4021 University Drive                                    Owned                          N/A                          July
Fairfax, VA                                                                                                          1997

322 Lee Highway                                          Leased                       August                        August
Warrenton, VA                                                                          2001                          1994

2545 Q-18 Centreville Road                               Leased                      September                      April
Herndon, VA                                                                            2001                          1995

13542 Minnieville Road                                   Leased                      December                       April
Woodbridge, VA                                                                         2003                          1995

1095 Millwood Pike                                       Owned                          N/A                          July
Winchester, VA                                                                                                       1996

46910 Community Plaza                                    Leased                         May                         April
Sterling, VA                                                                           2008                          1998

2062 Plank Road                                          Leased                      September                     January
Fredericksburg, VA                                                                     2016                          1999

10175 Hastings Drive                                     Leased                      September                      March
Manassas, VA                                                                           2004                          1999

8414 Lee Highway                                         Owned                          N/A                        October
Merrifield, VA                                                                                                       1990

527 Maple Avenue                                         Leased                       January                       March
Vienna, VA                                                                             2005                          1995

9720 Lee Highway                                         Leased                        June                          July
Fairfax, VA                                                                            2006                          1996

7857 Heritage Drive                                      Leased                        April                         May
Annandale, VA                                                                          2008                          1998

Legal Proceedings

         Southern Financial is not a party to, nor is any of their property the subject of, any material pending legal proceedings incidental to its business other than those arising in the ordinary course of business. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material adverse effect on the consolidated financial position or results of operations of Southern Financial.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

         Net Income. Net income for the year ended December 31, 1999, was $961,000 ($0.35 diluted earnings per share), a decrease of 71.3% from earnings of $3.4 million ($1.22 diluted earnings per share) for the year ended December 31, 1998. Excluding non-recurring special charges and expenses related to the merger on October 1, 1999 with The Horizon Bank of Virginia, net income totaled $3.8 million ($1.41 diluted earnings per share) for the year ended December 31, 1999, an increase of 14.3% over the $3.4 million income ($1.22 diluted earnings per share) in 1998.


         Balance Sheet. Total assets were $406.2 million at December 31, 1999, a small increase of $1.9 million from $404.3 million at December 31, 1998. While the increase in total assets was small, there were significant changes in the composition of the assets. Cash and overnight deposits declined 59.8% from $42.6 million to $17.1 million as we reinvested Horizon Bank's low yielding overnight deposits into higher yielding loans. As noted below, loans receivable increased 13.4% to $234.1 million. Investment securities declined from $141.8 million at December 31, 1998, to $134.8 million at December 31, 1999, a decrease of 4.9%. Deposits increased to $367.2 million at December 31, 1999, from $366.9 million at December 31, 1998. At December 31, 1999, Southern Financial had 29,021 deposit accounts.


         Loans. Loans receivable, net of deferred fees and allowance for losses, were $234.1 million at December 31, 1999, an increase of $27.7 million, or 13.4%, from $206.4 million at December 31, 1998. During the year ended December 31, 1999, we continued to emphasize loan originations connected with various lending programs of the U.S. Small Business Administration. In addition, we continued to sell the guaranteed portion of some of our Small Business Administration loans. These sales totaled $9.1 million. In 1999, we continued to de-emphasize our residential mortgage lending. During 1999, new residential mortgage loan originations did not fully offset sales and prepayments of residential mortgage loans, continuing a pattern in effect for several years. As a consequence, residential mortgage loans outstanding declined 11.3% to $48.6 million at December 31, 1999 from $54.8 million a year earlier. The growth in the loan portfolio occurred in non-mortgage business loans, which increased by $13.4 million or 32.7% to $54.2 million, and in loans secured by nonresidential property, which increased by $24.7 million, or 29.1% over 1998.


         Investment Securities. After the consummation of the merger with The Horizon Bank on October 1, 1999, we sold Horizon's entire investment securities portfolio and incurred a portfolio restructuring loss of $781,000. Following the sale, we purchased other investment securities with the proceeds that had a higher yield and were in accordance with our investment policy. The portfolio of investment securities at December 31, 1999 consisted of $37.1 million in securities classified as held-to-maturity and $97.7 million classified as available-for-sale. The portfolio of securities held-to-maturity consisted of Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Association mortgage-backed securities, collateralized mortgage obligations, and obligations of counties and municipalities. The investment securities classified as available-for-sale consisted of the same types of mortgage-backed securities, collateralized mortgage obligations, commercial mortgage-backed securities, obligations of counties and municipalities, corporate debt securities, and obligations of government-sponsored agencies.


         Liabilities. Deposits at December 31, 1999 were $367.2 million, an increase of $282 thousand over deposits of $366.9 million at December 31, 1998. The weighted average interest rate for all accounts increased to 3.99% at December 31, 1999 from 3.93% at December 31, 1998.


         Advances from the Federal Home Loan Bank of Atlanta totaled $5.0 million at December 31, 1999, an increase of $1.5 million from $3.5 million at December 31, 1998.

Results of Operations

         Our operating results depend primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities such as deposits and borrowings. Operating results are also affected by the level of its noninterest income, including income or loss from the sale of loans and fees and service charges on deposit accounts, and by the level of operating expenses, including compensation, premises and equipment, deposit insurance assessments and income taxes. The following tables provide information regarding changes in interest income and interest expense, as well as the underlying components of interest-earning assets and interest-bearing liabilities.


         The following table presents, for the periods indicated, average monthly balances of and weighted average yields on interest-earning assets and average balances and weighted average effective interest paid on interest bearing liabilities.

Average Balances, Yields and Rates
(in thousands)

                                                                        Year ended December 31,
                                                    1999                          1998                          1997
                                        -----------------------------------------------------------------------------------------
                                            Average        Average       Average        Average        Average        Average
                                            balance      yield/rate      balance       yield/rate      balance      yield/rate
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
    Loans receivable                         $219,286         9.11%      $205,208          9.53%       $193,094         9.63%
    Investments                               161,517         6.05        137,746          6.03         109,398         6.35
                                             --------                    --------                      --------
Total interest-earning assets                 380,803         7.82        342,954          8.12         302,492         8.44
                                             --------                    --------                      --------
Interest-bearing liabilities
    Deposits                                  354,230         3.83        322,119          4.33         282,070         4.36
    Borrowings                                 13,159         5.56          4,907          5.50           5,979         5.59
                                             --------                    --------                      --------
Total interest-bearing liabilities            367,389         3.89        327,026          4.35         288,049         4.39
                                             --------                    --------                      --------
Average dollar difference
between interest-earning assets
and interest-bearing liabilities               13,414                      15,928                        14,443
                                             ========                    ========                      ========
Interest rate spread                                          3.94                         3.77                         4.05
Interest margin                                               4.07                         3.97                         4.26


         The following table presents information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rates (changes in rates multiplied by old volume). The dollar amount changes in interest income and interest expense attributable to changes in rate/volume (change in rate multiplied by change in volume) have been allocated between rate and volume variances based on the percentage relationship of such variances to each other.

Rate/Volume Analysis
(in thousands)

                                                Year ended December 31, 1999                Year ended December 31, 1998
                                                        compared to                                  compared to
                                                 year ended December, 1998                  year ended December 31, 1997
                                        -----------------------------------------------------------------------------------------
                                                 Volume          Rate          Total         Volume           Rate         Total
---------------------------------------------------------------------------------------------------------------------------------
Interest income
    Loans Receivable                             $1,309       $ (882)         $  427         $1,160        $ (195)        $  965
    Investments                                   1,443           28           1,471          1,722          (365)         1,357
                                                 ------       ------          ------         ------        ------         ------
        Total interest income                     2,752         (854)          1,898          2,882          (560)         2,322
                                                 ------       ------          ------         ------        ------         ------
Interest expense
    Deposits                                      1,359       (1,733)           (374)         1,743           (85)         1,658
    Borrowings                                      459            3             462            (59)           (5)           (64)
                                                 ------       ------          ------         ------        ------         ------
        Total interest expense                    1,818       (1,730)             88          1,684           (90)         1,594
                                                 ------       ------          ------         ------        ------         ------
Net interest income                                 934          876           1,810          1,198          (470)           728
                                                 ======       ======          ======         ======        ======         ======


Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998


         Southern Financial's net income for the year ended December 31, 1999 was $961,000, a decrease of 71.3% over net income of $3.4 million for the year ended December 31, 1998. The decrease in net income was attributable to non-recurring special charges and expenses related to Southern Financial's merger with The Horizon Bank of Virginia on October 1, 1999. Excluding non-recurring special charges and expenses related to the merger, net income totaled $3.8 million for the year ended December 31, 1999, an increase of 14.3% over net income during the year ended December 31, 1998. Diluted earnings per share for the year ended December 31, 1999 were $0.35 (or $1.41 excluding non-recurring special charges and expenses relating to the merger) as compared to $1.22 for the year ended December 31, 1998. The weighted average number of diluted shares of common stock outstanding were 2,722,251 for the year ended December 31, 1999 and 2,747,726 for the year ended December 31, 1998.


         Net Interest Income. Net interest income before provision for loan losses was $15.4 million for the year ended December 31, 1999, an increase of 13.3% over $13.6 million for the year ended December 31, 1998. This increase was due to the growth in the average level of earning assets from $343.0 million to $380.8 million and an improvement in the interest rate spread to 3.94% in 1999 from 3.77% during the year ended December 31, 1998. In addition, the interest margin grew from 3.97% in 1998 to 4.07% during 1999.


         Total Interest Income. Total interest income was $29.8 million for the year ended December 31, 1999, an increase of 6.8% over $27.9 million for the year ended December 31, 1998. This increase resulted from growth in interest-earning assets. Average loans receivable increased by $14.1 million and average investment securities increased by $23.8 million over 1998.


         The yield on total interest-earning assets was 7.82% for the year ended December 31, 1999, which decreased from 8.12% for 1998. For the year ended December 31, 1999, the yield on average loans receivable was 9.11%, down from 9.53% for the year ended December 31, 1998, while the yield on average investment securities increased from 6.03% during 1998 to 6.05% for the year ended December 31, 1999.


         Total Interest Expense. Total interest expense for the year ended December 31, 1999 was $14.3 million, an increase of 0.6% over $14.2 million for the year ended December 31, 1998. This increase was due primarily to growth in the average balance of deposits, which were $354.2 million for the year ended December 31, 1999 compared to $322.1 million for the prior year. The average effective rate paid on interest-bearing liabilities was 3.89% for the year ended December 31, 1999, a decrease of 46 basis points from 4.35% for the year ended December 31, 1998.

         Provision for Loan Losses. The provision for loan losses amounted to $2.1 million for the year ended December 31, 1999, an increase over the provision of $1.3 million for the year ended December 31, 1998. The provision for 1999 included a special provision of $756,000 taken by the Horizon Bank of Virginia as a result of an examination earlier in 1999, and an enhanced approach to setting their reserves. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. We have established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. Our opinion is that the allowance for loan losses at December 31, 1999 remains adequate. Although we believe that the allowance is adequate, there can be no assurances that additions to the allowance will not be necessary in future periods, which would adversely affect our results of operations. The allowance for loan losses at December 31, 1999 was $3.5 million, or 1.45% of total loans receivable compared to $3.1 million, or 1.45% at December 31, 1998.


         Other Income. Other income totaled $2.8 million for the year ended December 31, 1999, a decrease of 9.9%, from $3.1 million for the year ended December 31, 1998. The decline was attributable to the sale of the investments formerly held by The Horizon Bank of Virginia which resulted in a loss of $781,000.


         Other Expenses. Other expenses for the year ended December 31, 1999 were $14.6 million, an increase of 36.5% from $10.7 million for the year ended December 31, 1998. Other expenses in the year ended December 31, 1999 included non-recurring restructuring charges and merger expenses of $685,000 and $1.8 million respectively.


         Employee compensation and benefits increased 19.9% to $6.4 million for the year ended December 31, 1999 from $5.4 million for the prior year. The increase reflects the cost of staffing the two new branches opened in early 1999, normal wage increases for existing personnel and the costs of the human infrastructure necessary to operate a larger and more complex institution.


         Expenses for premises and equipment increased $641 thousand to $3.4 million during the year ended December 31, 1999 compared to the prior year. This increase in expenses is primarily attributable to opening branches in Fredericksburg and Manassas during the first quarter of 1999.


         Other expenses decreased to $2.3 million for the year ended December 31, 1999 from $2.6 million for the prior year.


Comparison of the Year Ended December 31, 1998 with the Year Ended December 31, 1997


         Southern Financial's net income for the year ended December 31, 1998 was $3.4 million, an increase of 19.4% over net income of $2.8 million for the year ended December 31, 1997. The increase in net income was primarily due to an increase in net interest income of 5.6% and an increase of 39.3% in other income. Diluted earnings per share for the year ended December 31, 1998 increased 15.1% to $1.22 from $1.06 for the year ended December 31, 1997. The weighted average number of diluted shares of common stock outstanding were 2,747,726 for the year ended December 31, 1998 and 2,647,717 for the year ended December 31, 1997


         Net Interest Income. Net interest income before provision for loan losses was $13.6 million for the year ended December 31, 1998, an increase of 5.6% over $12.9 million for the year ended December 31, 1997. This increase was due to the growth in the average level of earning assets from $302.5 million to $343.0 million, offset partly by declines in the interest rate spread from 4.05% to 3.77%, and the interest margin from 4.26% to 3.97% when comparing the year ended December 31, 1997 to the year ended December 31, 1998.

         Total Interest Income. Total interest income was $27.9 million for the year ended December 31, 1998, an increase of 9.1% over $25.5 million for the year ended December 31, 1997. This increase resulted primarily from growth in interest-earning assets. Average loans receivable increased by $12.1 million, and average investment securities increased by $28.3 million over 1997.


         The yield on total interest-earning assets was 8.12% for the year ended December 31, 1998, down from 8.44% in 1997. For the year ended December 31, 1998, the yield on average loans receivable was 9.53%, down from 9.63% for the year ended December 31, 1997, while the yield on average investment securities decreased from 6.35% during 1997 to 6.03% for the year ended December 31, 1998.


         Total Interest Expense. Total interest expense for the year ended December 31, 1998 was $14.2 million, an increase of 12.6% over $12.6 million for the year ended December 31, 1997. This increase was due primarily to growth in the average balance of deposits, which were $322.1 million for the year ended December 31, 1998 compared to $282.1 million for the prior year. The average effective rate paid on interest-bearing liabilities was 4.35% for the year ended December 31, 1998, a decrease of 4 basis points from 4.39% for the year ended December 31, 1997.


         Provision for Loan Losses. The provision for loan losses amounted to $1.3 million for the year ended December 31, 1998, approximately the same as the provision for the year ended December 31, 1997.


         Other Income. Other income totaled $3.1 million for the year ended December 31, 1998, an increase of 39.3%, from $2.3 million for the year ended December 31, 1997. The increase was attributable primarily to an increased gain on sale of loans which increased 278.3% to $1.1 million for the year ended December 31, 1998 from $268 thousand for the year ended December 31, 1997, reflecting the decision to sell the guaranteed portion of Small Business Administration loans rather than holding them in portfolio.


         Other Expenses. Other expenses for the year ended December 31, 1998 were $10.7 million, an increase of 9.5% from $9.8 million for the year ended December 31, 1997, primarily reflecting an increase in employee compensation and benefits which increased 12.4% to $5.4 million for the year ended December 31, 1998 from $4.8 million for the prior year. The increase reflects the cost of staffing the new branch opened in July 1997 for a full year, as well as increased staffing levels to accommodate growth in our customer base and normal wage increases for existing personnel.


         Expenses for premises and equipment decreased 1.3% to $2.7 million for the year ended December 31, 1998 from $2.8 million for the year ended December 31, 1997.


         Other expenses increased 16.5% from $2.2 million in 1997 to $2.6 million in 1998, due partially to a branch operating loss, write off of repossessed assets, and other increases associated with normal growth.

Asset/Liability Management

         Southern Financial, like most other banks, is engaged primarily in the business of investing funds obtained from deposits and borrowings into interest-bearing loans and investments. Consequently, Southern Financial's earnings depend to a significant extent on its net interest income, which is the difference between the interest income on loans and investments and the interest expense on deposits and borrowing. Southern Financial, to the extent that its interest-bearing liabilities do not reprice or mature at the same time as its interest-bearing assets, is subject to interest rate risk and corresponding fluctuations in its net interest income. Asset/liability management policies have been employed in an effort to manage Southern Financial's interest-earning assets and interest-bearing liabilities, thereby controlling the volatility of net interest income, without having to incur unacceptable levels of credit risk.

         With respect to the our residential mortgage loan portfolio, it is Southern Financial's policy to keep those mortgage loans which have an adjustable interest rate and to sell most fixed rate mortgage loans originated to the secondary market. In addition, our commercial loans generally have rates that are tied to the prime rate, the one-year constant maturity treasury rate, or the three-year constant maturity treasury rate. Both of these policies help control Southern Financial's exposure to rising interest rates.


         Our interest rate sensitivity is primarily monitored by management through the use of a model which generates estimates of the change in our market value of portfolio equity over a range of interest rate scenarios. That analysis was prepared by a third party for Southern Financial. Market value of portfolio equity is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts using standard industry assumptions about estimated loan prepayment rates, reinvestment rates, and deposit decay rates. The following table sets forth an analysis of our interest rate risk as measured by the estimated change in market value of portfolio equity resulting from instantaneous and sustained parallel shifts in the yield curve (plus or minus 300 basis points, measured in 100 basis point increments) as of December 31, 1999.

Sensitivity of Market Value of Portfolio Equity

(amounts in thousands)

     Change in                 Market Value of Portfolio Equity                          Market Value of
  Interest Rates            Amount         $ Change       % Change                  Portfolio Equity as a % of
  In Basis Points                            From           From                    Total             Portfolio
   (Rate Shock)                              Base           Base                   Assets               Equity
--------------------------------------------------------------------------------------------------------------------
                                                                                                      Book Value
      Up 300               $37,391          (7,235)       -16.21%                   9.20%              128.60%
      Up 200                39,806          (4,820)       -10.80%                   9.80%              136.91%
      Up 100                42,343          (2,283)        -5.12%                  10.42%              145.63%
       Base                 44,626             -            0.00%                  10.99%              153.49%
     Down 100               46,758           1,952          4.37%                  11.47%              160.20%
     Down 200               48,580           3,954          8.86%                  11.96%              167.09%
     Down 300               51,150           6,524         14.62%                  12.59%              175.92%


         Southern Financial's interest rate sensitivity is also monitored by management through the use of a model that generates estimates of the change in the adjusted net interest income over a range of interest rate scenarios. That analysis was also prepared by a third party. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. In this regard, the model assumes that the composition of our interest sensitive assets and liabilities at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.

Sensitivity of Net Interest Income

(amounts in thousands)

       Change in                    Adjusted Net
     Interest Rates                Interest Income                              Net Interest Margin
    In Basis Points                            % Change                                       % Change
-------------------------------------------------------------------------------------------------------------
      (Rate Shock)            Amount           From Base                    Percent           From Base
Up 300                         $14,620            -1.73%                      3.60%              -1.64%
Up 200                          14,837            -0.27%                      3.65%              -0.27%
Up 100                          14,989             0.75%                      3.69%               0.82%
Base                            14,877             0.00%                      3.66%               0.00%
Down 100                        14,645            -1.56%                      3.61%              -1.37%
Down 200                        14,449            -2.88%                      3.56%              -2.73%
Down 300                        14,431            -3.00%                      3.55%              -3.01%


         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in market value of portfolio equity and in sensitivity of net interest income require us to make assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the market value of portfolio equity table and sensitivity of net interest income table provide an indication of our interest rate risk exposure at a particular point in time, those measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our worth and net interest income.

Liquidity and Capital Resources

         Southern Financial's principal sources of funds are deposits, loan repayments, proceeds from the sale of securities and loans, repayments from mortgage-backed securities, Federal Home Loan Bank advances, other borrowings and retained income.


         At December 31, 1999, Southern Financial had $8.2 million of undisbursed loan funds and $11.9 million of approved loan commitments. The amount of certificate of deposit accounts maturing in calendar year 2000 is $183.0 million. Southern Financial anticipates that most maturing certificates of deposit will renew. Other sources of liquidity include payments on loans, securities available for sale, which totaled $97.7 million at December 31, 1999, and available lines of credit with the Federal Home Loan Bank of Atlanta, which total approximately $81 million.


         Southern Financial is subject to regulations of the Federal Reserve Board that impose minimum regulatory capital requirements. Under current Federal Reserve Board regulations, these requirements are (a) leverage capital of 4.0% of adjusted average total assets; (b) tier 1 capital of 4% of risk-weighted assets; (c) tier 1 and 2 capital of 8% of risk-weighted assets. At December 31, 1999, the Bank's capital ratios were 7.5% leverage capital; 10.9% tier 1 capital; and 12.2% tier 1 and 2 capital.

Impact of Inflation and Changing Prices

         The financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of Southern Financial are monetary in nature. As a result, interest rates changes have a more significant impact on our performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.


                                   MANAGEMENT

The Board of Directors

         The Southern Financial board of directors currently is comprised of 12 members. The board of directors is divided into three classes. These directors serve for the terms of their respective classes, which expire in 2000, 2001 and 2002. The following table sets forth the composition of the board of directors.

                 Class I                            Class II                          Class III
         (Term Expiring in 2002)            (Term Expiring in 2000)            (Term Expiring in 2001)

          Alfonso G. Finocchiaro                John C. Belotti                   Fred L. Bollerer
             Virginia Jenkins                     Neil J. Call                   Georgia S. Derrico
            Michael P. Rucker                    David de Give                 John L. Marcellus, Jr.
            Robert P. Warhurst                 R. Roderick Porter                 Richard E. Smith

         The following paragraphs set forth certain information, as of December 31, 1999,for the 12 directors of Southern Financial. Unless otherwise indicated, each director has held his or her current position for more than five years.

                                     Class I
                             (Term Expiring in 2002)

         Alfonso G. Finocchiaro, 67, was Executive Vice President, Regional General Manager and CEO (Americas) of Banco Portugues do Atlantico from 1978 to until his retirement in 1997. Mr. Finocchiaro has served as a director of Southern Financial since April 1999.

         Virginia Jenkins, 52, is the owner of V. Jenkins Interiors and Antiques in Middleburg, Virginia. Ms. Jenkins has served as a director of Southern Financial since 1988.

         Michael P. Rucker, 59, is an executive with Caterpillar, Inc., a manufacturing company in Peoria, Illinois and serves as Chairman of the Board of George H. Rucker Realty Corp., a real estate development company in Fairfax, Virginia. Mr. Rucker has served as a director of Southern Financial since 1991.

         Robert P. Warhurst, 61, is President and co-owner of Merrifield Garden Center in Merrifield and Fairfax, Virginia. Previously he was a founding director of the former Horizon Bank of Virginia which merged to join Southern Financial Bank on October 1, 1999.

                                    Class II
                             (Term Expiring in 2000)

         John C. Belotti, 63, is President and co-owner of Bee & H Electric Company in Fairfax, Virginia. Previously he was a founding director of the former Horizon Bank of Virginia, also serving as Vice Chairman of the Board since 1998, which merged to join Southern Financial Bank on October 1, 1999.

         Neil J. Call, 66, has been Executive Vice President of MacKenzie Partners, Inc., a New York financial consulting company, since 1990. Mr. Call has served as a director of Southern Financial since 1986.

         David de Give, 56, has been Senior Vice President of Southern Financial since 1992. Mr. de Give has served as a director of Southern Financial since 1986.

         R. Roderick Porter, 54, has been President and Chief Operating Officer of Southern Financial since April 1998. From 1994 to 1998, he was President of FX Concepts, Ltd., an international money management firm in New York, New York. Mr. Porter has served as a director of Southern Financial since 1986.

                                    Class III
                             (Term Expiring in 2001)

         Fred L. Bollerer, 57, has been President and Chief Executive Officer of the Potomac Knowledge Way Project, a not for profit leadership organization company in Herndon, Virginia, since January 1998. From 1993 to 1997, he was President and Chief Executive Officer of Riggs Bank N.A. in Washington, D.C. Mr. Bollerer has served as a director of Southern Financial since April 1999.

         Georgia S. Derrico, 55, has been Chairman of the Board and Chief Executive Officer of Southern Financial since 1986. Ms. Derrico has also served as a director of Southern Financial since 1986.

         John L. Marcellus, Jr., 77, is the retired President and Chairman of the Board of Oneida, Ltd., a silverware manufacturing company in Oneida, New York. Mr. Marcellus has served as a director of Southern Financial since 1986.

         Richard E. Smith, 74, Retired Colonel U.S. Marine Corps, is CEO and Chairman MANNA Financial Services, which he founded in 1961. Previously he was a founding director and Chairman of the Board for the former Horizon Bank of Virginia which merged to join Southern Financial on October 1, 1999. Mr. Smith, a former director with Guaranty Bank & Trust Co. and Riggs National Bank of Virginia is also owner of Reed Insurance Agency.

Senior Officers of Southern Financial

         William H. Stevens, 55, joined Southern Financial in 1999 as Executive Vice President , Risk Management. From 1991 to 1999, Mr. Stevens served as a Senior Analyst in the Office of the Inspector General of The Federal Deposit Insurance Corporation. Prior to that he was an Executive Vice President at Riggs National Bank in Washington, DC where he managed the Bank's commercial real estate and single family lending activities. Before that, Mr. Stevens was President and COO of Anchor Mortgage Services and he was a Senior Vice President at Chemical Bank from 1983 to 1987.

         Jacqueline E. Fitterer, 36, joined Southern Financial in 1999 as Senior Vice President/Loan Administration when the former Horizon Bank of Virginia was merged to join with Southern Financial. Ms. Fitterer began her career with Horizon Bank in 1990 as the manager of the loan department, promoted to

Assistant Vice President/Loan Manager in 1991, promoted to Vice President/Loan Administrator in 1992 and promoted to her current position, Senior Vice President/Loan Administrator in 1997.


         David M. Goldman, 52, joined Southern Financial in 1999 as Senior Vice President/Branch Operations when the former Horizon Bank of Virginia was merged to join with Southern Financial. Mr. Goldman began his career with Horizon Bank in 1990 as Senior Vice President/Cashier.

         William H. Lagos, 49, joined Southern Financial in 1986 as Vice President. In 1993, he was promoted to Senior Vice President of Operations; in 1996, he became Senior Vice President/Controller.

         Linda W. Sandridge, 46, joined Southern Financial in 1987. In 1995, she was promoted to Vice President/Commercial Lending; in 1997, she was promoted to Senior Vice President/Commercial Lending.

         Richard P. Steele, 52, joined Southern Financial in 1999 as Senior Vice President, Special Projects. From 1993 to 1999, Mr. Steele was Senior Vice President of FX Concepts, Inc., an international money management firm based in New York. Prior to that, Mr. Steele was Director of Finance, Eli Lilly and Company, Geneva from 1989 to 1993.

         Laura L. Vergot, 41, joined Southern Financial in 1989. In 1995 she was promoted to Vice President/Branch Development. In 1997, she was promoted to Senior Vice President/Branch Development. In 1999 she moved to Senior Vice President/Systems Administration and Human Resources.

Security Ownership of Management

         The following table sets forth, based on information as of December 31, 1999, the beneficial ownership of Southern Financial common stock by each director of Southern Financial and by each person named in the "Summary Compensation Table" on page __.


                                             Number                   Percent
                                          of Shares(1)             of Class (%)
                                          ---------                ------------

  Fred L. Bollerer                            2,000                      *
  Neil J. Call                               41,495 (2)                 1.6
  David de Give                              82,868 (3)                 3.1
  Georgia S. Derrico                        240,515 (4)                 9.1
  Alfonso G. Finocchiaro                      5,192                      *
  Virginia Jenkins                            2,275                      *
  William H. Lagos                           30,548                     1.2
  John L. Marcellus, Jr.                     15,808 (5)                  *
  R. Roderick Porter                        240,515 (4)                 9.1
  Michael P. Rucker                          80,396 (6)                 3.0
  John C. Belotti                            23,562                     1.0
  Robert P. Warhurst                         14,206                      *
  Richard E. Smith                           29,000                     1.1

  All Directors and Executive
   Officers as a group (13 persons)         567,865                    21.4

_____________

* Percentage of ownership will be less than one percent of the outstanding shares of Southern Financial common stock.

(1) The amounts in this column include shares of Southern Financial common stock with respect to which certain persons have the right to acquire beneficial ownership within sixty days after December 31, 1998, pursuant to Southern Financial's 1993 Stock Option and Incentive Plan, as amended: Mr. de Give: 46,403 shares; Ms. Derrico: 97,176 shares; Mr. Lagos: 26,802 shares; Mr. Porter: 25,000; and the directors and officers as a group:
     195,381 shares.


(2) Includes 35,529 shares of Southern Financial common stock and 4,354 shares of Southern Financial convertible preferred stock.


(3) Includes 2,353 shares owned by Mr. de Give's spouse over which she has sole voting and investment power.


(4) Includes (a) 84,373 shares owned individually by Ms. Derrico over which she has sole voting and investment power and 97,176 shares that Ms. Derrico may acquire pursuant to the exercise of stock options; (b) 23,404 shares of Southern Financial common stock and 4,039 shares of Southern Financial convertible preferred stock owned individually by Mr. Porter over which he has sole investment power and 25,000 shares that Mr. Porter may acquire pursuant to the exercise of stock options; and (c) 4,100 shares owned jointly by Ms. Derrico and Mr. Porter over which they have joint investment power. Ms. Derrico and Mr. Porter disclaim beneficial ownership of each other's shares.

(5) Includes 13,427 shares of Southern Financial common stock and 2,221 shares of Southern Financial convertible preferred stock.
(6) Includes 11,627 shares of Southern Financial common stock and 991 shares of Southern Financial convertible preferred stock owned by Michael Rucker, 5,973 shares of Southern Financial common stock and 2,402 shares of convertible preferred stock owned by Derek Rucker, 8,378 shares of Southern Financial common stock owned by Lucy Jones, 5,025 shares of Southern Financial common stock owned by Susan Jones Cooper, 4,832 shares of Southern Financial common stock owned by David Dodrill and 37,755 shares of Southern Financial common stock owned by Rucker Realty Corp. and persons associated with Rucker Realty Corp. Southern Financial makes no representation as to whether any of these persons, individually or in any combination, share voting or investment power with any other or with Rucker Realty with respect to their shares.

Security Ownership of Certain Beneficial Owners

         The following table sets forth, to the knowledge of Southern Financial and based on information as of December 31, 1999, the beneficial ownership of each person who owns more than five percent of the outstanding shares of Southern Financial common stock common stock.

                                                          Number                    Percent
                                                       of Shares (1)              of Class (%)
                                                       -------------              ------------
Georgia S. Derrico (2), (3)                                240,515                    9.1
R. Roderick Porter
2954 Burrland Lane
The Plains, Virginia  20171

Financial Institution Partners II, L.P. (4)                178,800                    6.7
Hovde Capital, L.L.C.
Eric D. Hovde
Steven D. Hovde
1824 Jefferson Place, N.W.
Washington, D.C.  20036

____________________
(1) Except as otherwise indicated, includes shares held directly, as well as shares held in retirement accounts or by certain family members or corporations over which the named individuals may be deemed to have voting or investment power.
(2)  Georgia S. Derrico and R. Roderick Porter are married to each other.

(3) Includes (a) 84,373 shares owned individually by Ms. Derrico over which she has sole voting and investment power and 97,176 shares that Ms. Derrico may acquire pursuant to the exercise of stock options; (b) 23,404 shares of Southern Financial common stock and 4,039 shares of Southern Financial convertible preferred stock owned individually by Mr. Porter over which he has sole investment power and 25,000 shares that Mr. Porter may acquire pursuant to the exercise of stock options; and (c) 4,100 shares owned jointly by Ms. Derrico and Mr. Porter over which they have joint investment power. Ms. Derrico and Mr. Porter disclaim beneficial ownership of each other's shares.


(4) As reported in a Schedule 13D filed with the Securities and Exchange Commission on October 25, 1999 by Financial Institution Partners II, L.P., Hovde Capital, L.L.C., Eric D. Hovde and Steven D. Hovde. According to the
     Schedule 13D, Hovde Capital, L.L.C., as General Partner of Financial Institution Partners II, L.P., and Eric D. Hovde and Steven D. Hovde, as managing members of Hovde Capital, L.L.C., may be deemed to have shared voting and investment powers over all such shares.

Director Compensation

         Each member of the board who was not an employee of Southern Financial or any of its subsidiaries is paid $500 for attendance at each board meeting and $150 for attendance at each meeting of a committee of the board of which he or she is a member. Directors are not compensated for meetings conducted by teleconference. In addition, each director is paid an annual fee of $4,000. Employee members of the board are not paid separately for their service on the board or its committees.

Executive Officer Compensation

         The following table presents information concerning the compensation of Ms. Derrico and Messrs. Porter and Lagos. This table presents compensation for services rendered in all capacities to Southern Financial by Ms. Derrico and Messrs. Porter and Lagos in 1999, 1998 and 1997.

                           Summary Compensation Table

                                                     Annual Compensation                                Long-Term Compensation
                                                     -------------------                                ----------------------
                                                                                                  Securities
                                                                                                  Underlying
Name and                                                                     Other Annual           Options            All Other
Principal Position            Year         Salary            Bonus          Compensation(1)            (#)           Compensation(2)
------------------            ----         ------            -----          ---------------            ---           ---------------
Georgia S. Derrico            1999       $195,000           $240,000              --                 10,000               $4,800
Chairman of the Board         1998        193,226            200,000              --                 10,000                4,800
  and Chief Executive         1997        175,000            175,000              --                 10,000                4,500
  Officer


R. Roderick Porter            1999       $175,000            $72,000              --                 15,000               $4,800
President and Chief           1998(3)     100,000               --                --                 10,000                2,505
  Operating Officer

William H. Lagos              1999       $100,000            $26,000              --                  5,000               $1,200
Senior Vice President         1998         91,589             25,000              --                  5,000                1,200
  and Controller              1997         87,125             12,500              --                  8,000                2,913

______________
(1) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for the years indicated.

(2) The amounts set forth in this column constitute contributions to Southern Financial's 401(k) Plan.

(3)  Mr. Porter joined Southern Financial on April 1, 1998.

Option Grants in Last Fiscal Year

         The following table sets forth for the year ended December 31, 1999, the grants of stock options to the executive officers named in the "Summary Compensation Table."

                  Option Grants in Year Ended December 31, 1999

                                                                                                              Potential Realizable
                                                                                                                Value at Assumed
                                                                                                              Annual Rates of Stock
                                                                                                             Price Appreciation for
                                                          Individual Grants(1)                                    Option Term
                           --------------------------------------------------------------------------------       -----------
                                                         Percent of
                            Number of Securities   Total Options Granted
                                 Underlying           to Employees in  Exercise or Base
                                  Options               Fiscal Year          Price          Expiration
                                Granted (#)                (%)(2)          ($/Share)           Date            5% ($)       10% ($)
                                -----------                ------          ---------           ----            ------       -------
Name
----
Georgia S. Derrico                  10,000                10.87              21.00            2/2/09          342,068       544,686
R. Roderick Porter                  15,000                16.30              21.00            2/2/09          513,102       817,029
William H. Lagos                     5,000                 5.43              21.00            2/2/09          171,034       272,343

__________________

(1) Stock options were awarded at the fair market value of the shares of Southern Financial common stock at the date of award and are exercisable after February 2, 2000.
(2) Options to purchase 92,000 shares of Southern Financial common stock were granted to Southern Financial's employees during the year ended December 31, 1999.


Option Exercises in Last Fiscal Year

         Set forth in the table below is information concerning each exercise of stock option during the fiscal year ended December 31, 1999 by each of the named executive officers and the year end value of unexercised options.

           Aggregated Option Exercises in Year Ended December 31, 1999
                        and Fiscal Year End Option Values

                                                                            Number of
                                                                      Securities Underlying                Value of Unexercised
                                                                       Unexercised Options                 In-The-Money Options
                                                                   at December 31, 1999 (#)(1)         at December 31, 1999 ($)(2)
                                                                   ---------------------------         ---------------------------
                              Shares
                            Acquired on          Value
Name                        Exercise (#)      Realized ($)      Exercisable        Unexercisable     Exercisable       Unexercisable
----                        ------------      ------------      -----------        -------------     -----------       -------------
Georgia S. Derrico             4,840             34,848            87,176             10,000           368,786             --(3)

R. Roderick Porter               --                --              10,000             15,000            --(3)              --(3)

William H. Lagos                 --                --              21,802              5,000            35,924             --(3)

____________________
(1)  Each of these Options relates to Southern Financial common stock.
(2) These values are based on $16.50, the closing price of Southern Financial common stock on December 31, 1999.
(3) None of indicated options held by the named executive officers were in-the-money as of December 31, 1999.

Employment Agreements

         Ms. Derrico has an employment agreement with Southern Financial. The agreement has a term of five years and will be extended for an additional year three times, beginning on December 31, 2000. Ms. Derrico's employment agreement provides that she will serve as the Chairman and Chief Executive Officer of Southern Financial at an annual base salary of $195,000. Base salary increases and bonuses will be in the discretion of the Board of Directors. Under the employment agreement, Ms. Derrico will be entitled to participate in employee benefit plans, including Southern Financial's stock option plans, on the same basis as other employees of senior executive status. If Southern Financial terminates Ms. Derrico's employment without cause, or if Ms. Derrico resigns for "good reason" during the contract term, she will be entitled to salary and benefits for the remainder of the contract term and an amount equal to three times the highest bonus paid to her during the three calendar years that precede the date her employment terminates. Under the employment agreement, "good reason" entitling Ms. Derrico to resign includes a change or reduction in Ms. Derrico's authority; a reduction in base salary, as the same may have been increased from time to time; the failure of Southern Financial to provide her with substantially the same fringe benefits that have been provided heretofore; the failure of a successor corporation to assume Southern Financial's obligations under the employment agreement; a failure to nominate her for re-election to the Board of Directors; or a material breach of the Employment Agreement by Southern Financial. No additional compensation is payable to Ms. Derrico if there is a change of control of Southern Financial.


         At any time after December 31, 2002, Ms. Derrico may resign and continue to receive her salary for sixty months, provided she agrees to remain Chairman of the Board of Directors and does not engage in any competitive business.


         Under the employment agreement, Ms. Derrico would not be entitled to any further compensation or benefits if Southern Financial terminated the Agreement for cause. Cause includes personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses that have no material detrimental effect on Southern Financial) or final cease and desist order, or a material breach of any provision of the employment agreement.


         Southern Financial entered into an employment agreement with Mr. Lagos in 1997 for a term of 18 months with automatic one-year extensions. If, during the term of the employment agreement, Mr. Lagos' employment is terminated in connection with or subsequent to a change of control of Southern Financial by
(i) Southern Financial other than for cause or as a result of Mr. Lagos' death, disability or retirement, or (ii) Mr. Lagos for good reason (as provided in the employment agreement), Mr. Lagos shall be entitled to receive severance pay equal to 150% of the total cash compensation paid to him during the previous 12 months. The term "change in control" as used in his agreement shall refer generally to:

         o the acquisition of 40% or more of the voting securities of Southern Financial by any "person" or "group" (within the definition of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended);

         o a change in the composition of the board to less than a majority of incumbent directors (as defined in the agreement); or

         o the approval by Southern Financial's shareholders of either a business combination with any other person or group, other than a merger or consolidation that would result in the Southern Financial common stock outstanding immediately prior thereto representing at least 50% of the Southern Financial common stock of the surviving entity outstanding immediately thereafter, or a plan of liquidation or sale or disposition of all or substantially all of Southern Financial's assets.

Certain Relationships and Related Transactions

         Georgia S. Derrico, Chairman of the Board and Chief Executive Officer and a director of Southern Financial, and R. Roderick Porter, President and Chief Operating Officer and a director of Southern Financial, are married to each other.


                  DESCRIPTION OF REDEEMABLE CAPITAL SECURITIES


         Under the amended and restated declaration of trust, Southern Financial Capital Trust will issue the redeemable capital securities and the common securities, which will represent ownership interests in Southern Financial Capital Trust. The amended and restated declaration of trust will be qualified under the Trust Indenture Act of 1939. This is a summary of the redeemable capital securities, the common securities and the amended and restated declaration of trust. It is not exhaustive. It is subject to, and is qualified in its entirety by reference to, all the provisions of the amended and restated declaration of trust. The form of the amended and restated declaration of trust is available upon request from the trustees.

General

         The redeemable capital securities will be limited to $12.0 million aggregate liquidation amount at any one time outstanding. Southern Financial Capital Trust reserves the right to increase the aggregate liquidation amount by not more than $1.8 million. The liquidation amount for each redeemable capital security is $10.00. The redeemable capital securities will rank equally with the common securities except as described under "Subordination of Common Securities" on page __. Legal title to the junior subordinated debt securities will be held by the property trustee on behalf of Southern Financial Capital Trust for the benefit of the holders of the redeemable capital securities and common securities. The guarantee agreement we will execute for the benefit of the holders of the redeemable capital securities will guarantee the redeemable capital securities on a subordinated basis. However, it will not guarantee payment of distributions or amounts payable on redemption of the redeemable capital securities or on liquidation of Southern Financial Capital Trust when Southern Financial Capital Trust does not have funds on hand available to make those payments.

Distributions

         The redeemable capital securities represent ownership interests in Southern Financial Capital Trust. Distributions on each capital security will be payable at _____% per annum of the stated liquidation amount of $10.00. Distributions will be payable quarterly in arrears on the 15th day of January, April, July and October of each year to the holders of the redeemable capital securities at the close of business on the business day immediately preceding each distribution date. A business day is any day other than a Saturday or a Sunday, or a day on which banks in Richmond, Virginia are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the property trustee or the debenture trustee is closed for business.


         Distributions on the redeemable capital securities will be cumulative. Distributions will accumulate from the issue date. The first distribution date for the redeemable capital securities will be______ 15, 2000. The amount of distributions payable for any period will be computed on the actual number of days elapsed in a year of twelve 30-day months. If any date on which distributions are payable on the redeemable capital securities is not a business day, payment of the distributions payable on such date will be made on the next business day with the same force and effect as if made on the date such payment was originally payable.


         An agreement known as the junior subordinated indenture contains our obligations on the junior subordinated debt securities. It also contains Southern Financial Capital Trust's rights as the holder of the junior subordinated debt securities. As long as we have not defaulted under the indenture, we have the right under the indenture to defer the payment of interest on the junior subordinated debt securities at any time or from time to time for a period not exceeding 20 consecutive quarterly periods. However, no interest deferral period may extend beyond the stated maturity of the junior subordinated debt securities which is _____ 15, 2030. If we defer interest payments on the junior subordinated debt securities, quarterly distributions on the redeemable capital securities by Southern Financial Capital Trust will be deferred during the interest deferral period. Distributions to which holders of the redeemable capital securities are entitled will accumulate additional distributions thereon at ____% per annum thereof, compounded quarterly from the relevant payment date for such distributions during any interest deferral period.


         During any interest deferral period, we may not:

         o declare or pay any cash dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment on any of our common or preferred stock;

         o make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities we issue that rank equally with or junior to the junior subordinated debt securities; or

         o make any guarantee payments on the debt securities of any subsidiary we own if our guarantee ranks equally with or junior to the junior subordinated debt securities.

         However, during an interest deferral period, we may:

         o        pay dividends or make distributions in our own common stock;

         o declare a dividend in connection with a stockholders' rights plan, issue stock under any shareholder rights plan in the future, or redeem or repurchase any rights issued under any shareholder rights plan;

         o make payments under our guarantee of the redeemable capital securities;

         o purchase or acquire shares of our own common stock to satisfy our obligations under any employee benefit plan or any other contractual obligation, other than a contractual obligation ranking equally with or junior to the junior subordinated debt securities;

         o make a distribution as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; or

         o purchase fractional interests in shares of our stock under the conversion or exchange provisions of our capital stock or the security being converted or exchanged.


         Before the end of any interest deferral period, we may further extend the interest deferral period. However, no interest deferral period may exceed 20 consecutive quarterly periods or extend beyond _______ 15, 2030. When any interest deferral period ends and we pay of all amounts then accrued and unpaid on the junior subordinated debt securities, together with interest at _____% per annum, compounded quarterly, we may begin a new interest deferral period. No interest or other amounts are due and payable during an interest deferral period.


         We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to begin an interest deferral period at least three business days prior to the earlier of the date the distributions on the redeemable capital securities would have been payable or the date the administrative trustees are required to give notice to any automated quotation system or to holders of such redeemable capital securities of the record date or the date such distributions are payable, but in any event not less than three business days prior to such record date. The debenture trustee will give notice of our election to begin or extend an interest deferral period to the holders of the redeemable capital securities. There is no limit on the number of times that we may elect to begin an interest deferral period.

         We have no current intention of exercising our right to defer payments of interest on the junior subordinated debt securities.

         The revenue of Southern Financial Capital Trust available for distribution to holders of the redeemable capital securities will be limited to payments under the junior subordinated debt securities. If we do not make interest payments on the junior subordinated debt securities, the property trustee will not have funds available to pay distributions on the redeemable capital securities.


Events That Will Cause Redemption of Redeemable Capital Securities


         If we redeem any of the junior subordinated debt securities, the proceeds from the redemption will be applied to redeem a like amount of the common securities and redeemable capital securities. The price paid to a holder of capital securities will equal to the aggregate liquidation amount of the redeemable capital securities plus accumulated but unpaid distributions to the date of redemption and the related amount of any premium we pay upon the concurrent redemption of the junior subordinated debt securities. If less than all the junior subordinated debt securities are to be repaid or redeemed, then the proceeds from the redemption will be allocated to the proportionate redemption of the redeemable capital securities and the common securities.


         We have the right to redeem the junior subordinated debt securities on or after____ 15, 2005, in whole at any time or in part from time to time. We also can redeem the junior subordinated debt securities, in whole, but not in part, at any time within 90 days after a tax event, investment company event or capital treatment event, each as defined below.


         In the case of a redemption on or after ________ 15, 2005, the redemption price will equal the following prices, expressed in percentages of the $10.00 liquidation amount together with accumulated distributions to the date fixed for redemption, if redeemed during the 12-month period beginning ______ 15:

                                         Year               redemption price
                                         ----               ----------------

                                         2005                 ___%  ($     )
                                         2006
                                         2007
                                         2008
                                         2009
                                         2010
                                         2011
                                         2012
                                         2013
                                         2014
         and at 100% on or after ____15, 2015

         In the case of a redemption prior to _______ 15, 2005 following a tax event, investment company event or capital treatment event, the redemption price will equal the make-whole amount for a corresponding $10.00 principal amount of junior subordinated debt securities together with accumulated distributions to but excluding the date fixed for redemption. The "make-whole amount" will be equal to the greater of:

         o 100% of the principal amount of such junior subordinated debt securities, and

         o as determined by a quotation agent, as defined below, the sum of the present values of the principal amount and premium payable as part of the redemption price with respect to an optional redemption of such junior subordinated debt securities on _______ 15, 2005 together with the present values of scheduled payments of interest, excluding the portion of any payments of interest accrued as of the redemption date, from the redemption date to _____15, 2005, in each case discounted to the redemption date on a quarterly basis, assuming a 360-day year consisting of 30-day months, at the adjusted treasury rate.


         "Adjusted treasury rate" means the treasury rate plus (i) 2.00% if such redemption date occurs on or before April 15, 2001 or (ii) 1.25% if such redemption date occurs after April 15, 2001.

         "Treasury rate" means:

         o the yield, under the heading which represents the average for the week immediately prior to the calculation date, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the period of time from the redemption date to _________ 15, 2005. If no maturity is within three months before or after the period of time from the redemption date to _________ 15, 2005, yields for the two published maturities most closely corresponding to the period of time from the redemption date to _________ 15, 2005 shall be determined and the treasury rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month; or

         o if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue, expressed as a percentage of its principal amount, equal to the comparable treasury price for such redemption date. The treasury rate shall be calculated on the third business day preceding the redemption date.


         "Like amount" means common securities and redeemable capital securities having a liquidation amount equal to that portion of the principal amount of junior subordinated debt securities to be contemporaneously redeemed in accordance with the indenture, allocated to the common securities and to the redeemable capital securities based upon the relative liquidation amounts of each. When junior subordinated debt securities are distributed to holders of common securities and redeemable capital securities in connection with a dissolution or liquidation of Southern Financial Capital Trust, "like amount" means junior subordinated debt securities having a principal amount equal to the liquidation amount of the common securities and redeemable capital securities of the holder to whom the junior subordinated debt securities are distributed.


         "Tax event" means the receipt by Southern Financial Capital Trust of an opinion of our counsel that, as a result of any amendment to, or change, including any announced prospective change, in, the laws or regulations of the United States or any political subdivision, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying those laws or regulations, which is effective or announced on or after the date that the redeemable capital securities are issued, there is more than an insubstantial risk that:

         o Southern Financial Capital Trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax on the income received or accrued on the junior subordinated debt securities;

         o interest payable by us on the junior subordinated debt securities is not, or within 90 days of the delivery of the opinion, will not be, deductible, in whole or in part, for United States federal income tax purposes; or

         o Southern Financial Capital Trust is, or will be within 90 days of the delivery of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.


         "Investment company event" means the receipt by Southern Financial Capital Trust of an opinion of our counsel experienced in such matters that, as a result of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that Southern Financial Capital Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which becomes effective or would become effective, as the case may be, on or after the date that the redeemable capital securities are issued.


         "Capital treatment event" means the reasonable determination by us that, as a result of any amendment to, or change, including any announced prospective change, in, the laws or regulations of the United States or any political subdivision, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which is effective or announced on or after the date that the redeemable capital securities are issued, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the redeemable capital securities as tier 1 capital, or the equivalent, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us.


         Payment of additional sums. If a tax event involving the payment of taxes by Southern Financial Capital Trust has occurred and is continuing and Southern Financial Capital Trust is the holder of all the junior subordinated debt securities, we will pay additional sums, if any, on the junior subordinated debt securities.


         "Additional sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by Southern Financial Capital Trust on the outstanding redeemable capital securities and common securities of Southern Financial Capital Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which Southern Financial Capital Trust has become subject as a result of a tax event.


Procedures for Redeeming Redeemable Capital Securities


         Common securities and redeemable capital securities will be redeemed with the proceeds from the contemporaneous repayment or redemption of the junior subordinated debt securities. Redemptions of the common securities and redeemable capital securities will be made and the redemption price shall be payable only to the extent that Southern Financial Capital Trust has funds on hand available for the payment of the redemption price. See also "Subordination of Common Securities" on page __.


         If Southern Financial Capital Trust gives a notice of redemption, then, by 12:00 noon, Richmond, Virginia time, on the date fixed for redemption, to the extent funds are available, the property trustee will deposit irrevocably with The Depository Trust Company funds sufficient to pay the redemption price. The property trustee will give The Depository Trust Company irrevocable instructions and authority to pay the redemption price to the holders of the redeemable capital securities. However, if you hold redeemable capital securities held in certificated form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the redeemable capital securities funds sufficient to pay the redemption price. It will give the paying agent irrevocable instructions and authority to pay the redemption price upon surrender of certificates evidencing the redeemable capital securities.


         Distributions payable on or prior to the redemption date are payable to the holders of the redeemable capital securities on the relevant record dates for the related distribution dates.


         If notice of redemption is given and funds are deposited as required, then on the date of the deposit, all rights of the holders of the redeemable capital securities will cease, except the right to receive the redemption price, without interest. The redeemable capital securities will cease to be outstanding. If any date fixed for redemption of redeemable capital securities is not a business day, then payment of the redemption price will be made on the next business day, without any interest or other payment on account of the delay. However, if the next business day falls in the next calendar year, the payment will be made on the immediately preceding business day. If payment of the redemption price is improperly withheld or refused and not paid either by Southern Financial Capital Trust or by us, distributions on redeemable capital securities will continue to accrue, from the redemption date originally established to the date the redemption price is actually paid. The actual payment date will be the redemption date for purposes of calculating the redemption price.


         We or our subsidiaries may at any time and from time to time purchase outstanding redeemable capital securities by tender in the open market or by private agreement.


         Notice of any redemption, other than at the stated maturity of the junior subordinated debt securities, will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of redeemable capital securities at its registered address. Unless we default in payment of the redemption price on, or in the repayment of, the junior subordinated debt securities, on and after the redemption date, distributions will cease to accrue on the common securities and redeemable capital securities called for redemption.


Liquidation of Southern Financial Capital Trust and Distribution of Junior Subordinated Debt Securities


         As the holder of the outstanding common securities, we will have the right at any time to liquidate Southern Financial Capital Trust and cause a like amount of the junior subordinated debt securities to be distributed to the holders of the common securities and redeemable capital securities. Our right to terminate is subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. For a discussion of the income tax consequences of liquidating Southern Financial Capital Trust, please refer to "United States Federal Income Tax Consequences - Distribution of the Junior Subordinated Debt Securities to Holders of Redeemable Capital Securities", which begins on page __.


         Southern Financial Capital Trust will automatically terminate and liquidate upon the first to occur of:

         o        Our bankruptcy, dissolution or liquidation;

         o the distribution of a like amount of the junior subordinated debt securities to the holders of the common securities and redeemable capital securities if we have given written direction to the property trustee to terminate Southern Financial Capital Trust;

         o redemption of all of the common securities and redeemable capital securities as described under "Events That Will Cause Redemption of Redeemable Capital Securities" above;

         o        the end of the term of Southern Financial Capital Trust; and

         o the entry of an order for the dissolution of Southern Financial Capital Trust by a court of competent jurisdiction.


         If an early termination occurs, unless the common securities and redeemable capital securities are redeemed, Southern Financial Capital Trust will be liquidated by the trustees as expeditiously as the trustees determine to be possible. After satisfaction of liabilities to creditors of Southern Financial Capital Trust, the holders of such common securities and redeemable capital securities will receive a like amount of the junior subordinated debt securities. If a distribution of junior subordinated debt securities would not be practical, the holders will be entitled to receive out of the assets of Southern Financial Capital Trust available for distribution, after satisfaction of liabilities to creditors, a liquidating distribution equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment.

         If the liquidation distribution can be paid only in part because Southern Financial Capital Trust has insufficient assets to pay the aggregate liquidation distribution, then the amounts payable on the redeemable capital securities will be paid on a proportionate basis. As the holder of the common securities, we will be entitled to receive distributions in any liquidation proportionate with the holders of the redeemable capital securities. However, if we are in default, or an event that, with notice or passage of time, would become such a default has occurred and is continuing, the redeemable capital securities will have a priority over the common securities. If an early termination occurs as the result of a court order, the junior subordinated debt securities will be redeemable in whole, but not in part.


         If we elect not to redeem the junior subordinated debt securities prior to maturity and Southern Financial Capital Trust is not liquidated and the junior subordinated debt securities are not distributed to holders of the common securities and redeemable capital securities, the redeemable capital securities will remain outstanding until the repayment of the junior subordinated debt securities at the stated maturity.


         On and after the liquidation date is fixed for any distribution of junior subordinated debt securities to holders of the common securities and redeemable capital securities:

         o the redeemable capital securities will no longer be deemed to be outstanding;

         o The Depository Trust Company or its nominee, as the record holder of the redeemable capital securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered in exchange for the redeemable capital securities held by The Depository Trust Company or its nominee; and

         o any certificates representing redeemable capital securities not held by The Depository Trust Company or its nominee will be deemed to represent junior subordinated debt securities with a principal amount equal to the liquidation amount of those redeemable capital securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the redeemable capital securities until the certificates are presented to the administrative trustees or their agent for cancellation. After cancellation we will issue to the holder a certificate representing such junior subordinated debt securities.

Subordination of Common Securities

         Payments on the redeemable capital securities and common securities will be made proportionately to the holders of redeemable capital securities and common securities. However, if on any distribution date or redemption date we are in default, or an event that, with notice or passage of time, would become such a default has occurred and is continuing, our rights to distributions is subordinated to your rights. In that case, no payment to us as the holder of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding redeemable capital securities, or, in the case of payment of the redemption price, the full amount of the redemption price on all of the outstanding redeemable capital securities, has been made or provided for. All funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or the redemption price of, the redeemable capital securities then due and payable.


         If we default, we as holder of the common securities will be deemed to have waived any right to act with respect to any such default under the amended and restated declaration of trust until the effect of all events of default have been cured, waived or otherwise eliminated. Until all such events of default under the amended and restated declaration of trust have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of such redeemable capital securities and not on our behalf as holder of the common securities, and only the holders of the redeemable capital securities will have the right to direct the property trustee to act on their behalf.

Events That Are a Default Under the Declaration

         Any one of the following events constitutes an event of default under the amended and restated declaration of trust:

         o        an event of default under the indenture, as described on page
                  __; or

         o default by Southern Financial Capital Trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

         o default by Southern Financial Capital Trust in the payment of any redemption price of any common security or redeemable capital security when it becomes due and payable; or

         o default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the amended and restated declaration of trust, other than a covenant or warranty, a default in the performance of which or the breach of which is addressed in the second and third points above, and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding redeemable capital securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default under the declaration; or

         o the bankruptcy or insolvency of the property trustee and our failure to appoint a successor property trustee within 60 days.


         Within five business days after any event of default is actually known to the property trustee, it must transmit notice of the event of default to the holders of the redeemable capital securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the declaration.

Removal of Trustees

         Unless a default under the indenture has occurred and is continuing, we may remove any trustee at any time. If a default under the indenture has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding redeemable capital securities. Holders of the redeemable capital securities will not have the right to vote to appoint, remove or replace the administrative trustees. No resignation or removal of a trustee and no appointment of a successor trustee is effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the declaration.

Co-trustees and Separate Property Trustee

         Unless an event of default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of Southern Financial Capital Trust's property may at the time be located, we, as the holder of the common securities, and the administrative trustees have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of Southern Financial Capital Trust's property, or to act as separate trustee of any such property. In either case the co-trustees will have whatever powers provided in the instrument of appointment. We can give a co-trustee any property, title, right or power we deem necessary or desirable. In case a default under the indenture has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

         Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of the trustee, shall be the successor of such trustee under the declaration, if such person is otherwise qualified and eligible.


Mergers, Consolidations, Amalgamations or Replacements of Southern Financial Capital Trust


         Southern Financial Capital Trust may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below.


         Southern Financial Capital Trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the redeemable capital securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized under the laws of any State. However, in connection with any transaction:

         o the successor entity either must expressly assume all of the obligations of Southern Financial Capital Trust on the redeemable capital securities or substitute for the redeemable capital securities successor securities having substantially the same terms as the redeemable capital securities, so long as the successor securities rank the same as the redeemable capital securities with respect to distributions and payments upon liquidation, redemption and otherwise;

         o we must appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debt securities;

         o the successor securities must be listed or traded, or any successor securities will be listed or traded upon notification of issuance, on any national securities exchange or other organization on which the redeemable capital securities are then listed or traded;

         o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease may not adversely affect the rights, preferences and privileges of the holders of the redeemable capital securities, including any successor securities, in any material respect;

         o the successor entity must have a purpose identical and limited to that of Southern Financial Capital Trust;

         o before any transaction, we must receive an opinion from independent counsel to Southern Financial Capital Trust experienced in such matters that the transaction does not adversely affect the rights, preferences and privileges of the holders of the redeemable capital securities, including any successor securities, in any material respect. The opinion also must state that after the transaction, neither Southern Financial Capital Trust nor its successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

         o we or our successor must own all of the common securities of the successor entity and guarantee its obligations under the successor securities at least to the extent provided by the guarantee.


         Southern Financial Capital Trust may not, however, except with the consent of holders of 100% in liquidation amount of the common securities and redeemable capital securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity, if such action would cause Southern Financial Capital Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes.


Voting Rights of Redeemable Capital Securities; Amendment of the Declaration


         Except as provided below and under "Description of Guarantee - Amendments and Assignment", the holders of the redeemable capital securities will have no voting rights.


         The amended and restated declaration of trust may be amended from time to time by us, the property trustee and the administrative trustees, without the consent of the holders of the redeemable capital securities, to:

         o cure any ambiguity, correct or supplement any provision that may be inconsistent with any other provision, or to make any other provisions, which are not inconsistent with the other provisions of the amended and restated declaration of trust, or

         o modify, eliminate or add to any provisions necessary to ensure that Southern Financial Capital Trust will be classified for United States federal income tax purposes as a grantor trust or as other than an association taxable as a corporation or to ensure that Southern Financial Capital Trust will not be required to register as an investment company under the Investment Company Act.


         However, any amendment made under the first point above may not adversely affect in any material respect the interests of any holder of redeemable capital securities. Any amendments of the amended and restated declaration of trust become effective when notice is given to the holders of the common securities and redeemable capital securities.


         The amended and restated declaration of trust also may be amended with the consent of holders representing a majority of the outstanding redeemable capital securities. The trustees, however, must first receive an opinion of counsel that neither the amendment nor the exercise of any power granted to the trustees under the amendment will adversely affect the tax status of Southern Financial Capital Trust or its exemption from investment company status under the Investment Company Act.


         However, without the consent of each holder of common securities and redeemable capital securities, the amended and restated declaration of trust may not be amended to change the amount or timing of any distribution on the common securities and redeemable capital securities or otherwise adversely affect the amount of any distribution required to be made on the common securities and redeemable capital securities as of a specified date or restrict the right of a holder of common securities and redeemable capital securities to institute suit for the enforcement of any such payment on or after that date.

         As long as any junior subordinated debt securities are held by Southern Financial Capital Trust, the trustees may not:

         o direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the property trustee with respect to the junior subordinated debt securities;

         o waive any past default that is waivable under Section 5.13 of the indenture;

         o exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debt securities shall be due and payable or

         o consent to any amendment, modification or termination of the indenture or the junior subordinated debt securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding redeemable capital securities.


         Where a consent under the indenture would require the consent of each holder of junior subordinated debt securities, no consent may be given by the property trustee without the prior consent of each holder of the redeemable capital securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the redeemable capital securities except by subsequent vote of the holders. The property trustee must notify each holder of redeemable capital securities of any notice of default on the junior subordinated debt securities. In addition to obtaining the foregoing approvals of holders of the redeemable capital securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in such matters to the effect that Southern Financial Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes as a result of such action and such action would not cause Southern Financial Capital Trust to be classified as other than a grantor trust for United States federal income tax purposes.


         Any required approval of holders of redeemable capital securities may be given at a meeting of holders or by written consent. The property trustee will cause a notice of any meeting at which holders of redeemable capital securities are entitled to vote, or of any matter upon which action by written consent of holders is to be taken, to be given to each holder of record of redeemable capital securities in the manner set forth in the amended and restated declaration of trust.


         No vote or consent of the holders of redeemable capital securities will be required for Southern Financial Capital Trust to redeem and cancel the redeemable capital securities in accordance with the amended and restated declaration of trust.


         Any of the redeemable capital securities that are owned by us, the trustees or any affiliate of us or any trustees, shall, for purposes of any vote or consent, will be treated as if they were not outstanding.


Payment of Expenses and Taxes of Southern Financial Capital Trust


         We have agreed to pay all debts, expenses and other obligations of Southern Financial Capital Trust, other than payments of distributions, amounts payable upon redemption and the liquidation amount of the common securities and redeemable capital securities. The expenses we will pay include

         o        costs and expenses of organizing Southern Financial Capital
                  Trust;

         o the fees and expenses of the trustees, the costs and expenses of operating Southern Financial Capital Trust;

         o        costs of offering the redeemable capital securities; and

         o all taxes and all costs and expenses with respect to the foregoing, other than United States withholding taxes, to which Southern Financial Capital Trust might become subject.


         The obligations described above are for the benefit of, and are enforceable by, any person to whom the obligations are owed, whether or not the creditor has received notice that we are liable. Any creditor may enforce those obligations directly against us, and we have irrevocably waived any right or remedy to require that any creditor take any action against Southern Financial Capital Trust or any other person before proceeding against us.


Form, Denomination, Book-Entry Procedures and Transfer of Redeemable Capital Securities


         The Depository Trust Company will act as securities depositary for the redeemable capital securities. The redeemable capital securities will be issued only as fully-registered securities registered in the name of Cede & Co., The Depository Trust Company's nominee. One or more fully-registered global redeemable capital securities certificates, representing the total aggregate number of the redeemable capital securities, will be issued to and deposited with The Depository Trust Company.


         The Depository Trust Company is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company holds securities that its participants deposit with The Depository Trust Company. The Depository Trust Company also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in The Depository Trust Company include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depository Trust Company is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to The Depository Trust Company system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a participant either directly or indirectly. The rules applicable to The Depository Trust Company and its participants are on file with the Securities and Exchange Commission.


         Purchases of redeemable capital securities under The Depository Trust Company system must be made by or through participants, which will receive a credit for the redeemable capital securities on The Depository Trust Company's records. The ownership interest of each actual purchaser, or beneficial owner, of each capital security is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from The Depository Trust Company of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participants or indirect participants through which the beneficial owners purchased redeemable capital securities. Transfers of ownership interests in redeemable capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in redeemable capital securities, except in the event that use of the book-entry system for redeemable capital securities is discontinued.


         The Depository Trust Company has no knowledge of the actual beneficial owners of any such redeemable capital securities. The Depository Trust Company's records reflect only the identity of the participants to whose accounts such redeemable capital securities are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.


         So long as The Depository Trust Company, or its nominee, is the registered owner or holder of a global capital security, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the redeemable capital securities represented thereby for all purposes under the declaration and the redeemable capital securities. No beneficial owner of an interest in a global capital security will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures, in addition to those provided for under the declaration.


         The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of redeemable capital securities, including presentation of redeemable capital securities for exchange as described below, only at the direction of one or more participants to whose account the interests in global redeemable capital securities are credited and only in respect of such portion of the aggregate liquidation amount of redeemable capital securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default, The Depository Trust Company will exchange the global redeemable capital securities representing such redeemable capital securities for certificated securities, which it will distribute to its participants.


         Conveyance of notices and other communications by The Depository Trust Company to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.


         Redemption notices, if applicable, in respect of any redeemable capital securities held in book-entry form will be sent to Cede & Co. If less than all of such redeemable capital securities are being redeemed, The Depository Trust Company will determine the amount of the interest of each participant to be redeemed in accordance with its procedures.


         Although voting with respect to any of the redeemable capital securities is limited, in those cases where a vote is required, neither The Depository Trust Company nor Cede & Co. will itself consent or vote with respect to the redeemable capital securities. Under its usual procedures, The Depository Trust Company would mail an omnibus proxy to Southern Financial Capital Trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the redeemable capital securities are credited on the record date (identified in a listing attached to the omnibus proxy).


         Except as provided herein, a beneficial owner of an interest in a global capital security will not be entitled to receive physical delivery of the redeemable capital securities represented thereby. Accordingly, each beneficial owner must rely on the procedures of The Depository Trust Company to exercise any rights under the redeemable capital securities.


         Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in global redeemable capital securities among participants of The Depository Trust Company, The Depository Trust Company is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Southern Financial Bancorp, Inc., Southern Financial Capital Trust nor the trustees of Southern Financial Capital Trust will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants under the rules and procedures governing The Depository Trust Company. The Depository Trust Company may discontinue providing its services as securities depositary with respect to any of the redeemable capital securities at any time by giving notice to Southern Financial Capital Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, capital security certificates are required to be printed and delivered. Additionally, Southern Financial Capital Trust (with our consent) may decide to discontinue use of the system of book-entry transfers through The Depository Trust Company or a successor depositary. In that event, certificates for the redeemable capital securities will be printed and delivered. In each of the above circumstances, we will appoint a paying agent with respect to the redeemable capital securities.


         The laws of some states require that certain persons take physical delivery in certificated form of certain securities, such as the redeemable capital securities, that they own. Consequently, the ability to transfer beneficial interests in a global capital security to such persons will be limited to that extent. Because The Depository Trust Company can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global capital security to pledge such interests to persons or entities that do not participate in the The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.


         Except as described below, owners of beneficial interests in the global redeemable capital securities will not be entitled to have redeemable capital securities registered in their names, will not receive or be entitled to receive physical delivery of redeemable capital securities in certificated form and will not be considered the registered owners or holders thereof under the declaration for any purpose.


Exchange of Book-Entry Redeemable Capital Securities for Certificated Redeemable Capital Securities


         A global redeemable capital security is exchangeable for redeemable capital securities in registered certificated form only if:

         o The Depository Trust Company notifies Southern Financial Capital Trust that it is no longer willing or able to properly discharge its responsibilities with respect to the redeemable capital securities and we are unable to locate a qualified successor, or has ceased to be a "clearing agency" registered under the Exchange Act;

         o Southern Financial Capital Trust at its sole option elects to terminate the book-entry system through The Depository Trust Company; or

         o        a Debenture Event of Default has occurred and is continuing.

How Payments Will Be Made on the Redeemable Capital Securities


         Distributions on redeemable capital securities held in book-entry form will be made to The Depository Trust Company in immediately available funds. The Depository Trust Company's practice is to credit participants' accounts on the relevant payment date in accordance with their holdings shown on The Depository Trust Company's records unless The Depository Trust Company has reason to believe that it will not receive payments on such payment date. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of The Depository Trust Company, Southern Financial Capital Trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to The Depository Trust Company is the responsibility of Southern Financial Capital Trust, disbursement of such payments to participants is the responsibility of The Depository Trust Company, and disbursement of such payments to the beneficial owners is the responsibility of participants and indirect participants.


         The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the property trustee, the administrative trustees and us. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and us, to act as paying agent.


         Wilmington Trust Company has informed Southern Financial Capital Trust that so long as it serves as paying agent for the redeemable capital securities, it anticipates that information regarding distributions on the redeemable capital securities, including payment date, record date and redemption information, will be made available through Wilmington Trust Company at 1100 N. Market Street, Wilmington, Delaware, Attention: Corporate Trust Administration.


Information About Registrar and Transfer Agent

         The property trustee will act as registrar and transfer agent for the redeemable capital securities.

         Registration of transfers of the redeemable capital securities will be effected without charge by or on behalf of Southern Financial Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Southern Financial Capital Trust will not be required to register or cause to be registered the transfer or exchange of the redeemable capital securities after they have been called for redemption.

Information About the Property Trustee

         The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in the declaration and, during the existence of an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the amended and restated declaration of trust at the request of any holder of common securities and redeemable capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the declaration or is unsure of the application of any provision of the declaration, and the matter is not one on which holders of the redeemable capital securities or the common securities are entitled under the amended and restated declaration of trust to vote, then the property trustee shall take the action we direct and, if not so directed, shall take whatever action it deems advisable and in the best interests of the holders of the common securities and redeemable capital securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

         The administrative trustees are authorized and directed to operate Southern Financial Capital Trust so that Southern Financial Capital Trust will not be deemed to be an investment company required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes or as other than a grantor trust for United States federal income tax purposes, and so that the junior subordinated debt securities will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Southern Financial Capital Trust or the declaration, that we and the administrative trustees determine in our discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the common securities and redeemable capital securities.


     Holders of the common securities and redeemable capital securities have no preemptive or similar rights.


         Southern Financial Capital Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

         The junior subordinated debt securities are to be issued as a separate series under the indenture between us and Wilmington Trust Company, as the debenture trustee. The indenture will be qualified under the Trust Indenture Act. This is a summary of the material terms and provisions of the junior subordinated debt securities, but it is not exhaustive. It is qualified by reference to all of the provisions of the indenture and those terms made a part of the indenture by the Trust Indenture Act.

General

         Southern Financial Capital Trust will invest the proceeds from sale of the common securities and redeemable capital securities in junior subordinated debt securities issued by us. The junior subordinated debt securities will bear interest at ___% per annum, payable quarterly in arrears on the 15th day of January, April, July and October of each year, commencing ______ 15, 2000. Interest will be paid to the person in whose name each junior subordinated debt security is registered at the close of business on the business day next preceding the interest payment date. We anticipate that, until the liquidation of Southern Financial Capital Trust, each junior subordinated debt security will be held in the name of the property trustee in trust for the benefit of the holders of the common securities and redeemable capital securities.


         The amount of interest payable for any period will be computed on the basis of the actual number of days elapsed in a year of twelve 30-day months. If any date on which interest is payable on the junior subordinated debt securities is not a business day, then interest will be paid on the next day that is a business day, and without any interest or other payment on account of any such delay. Accrued interest that is not paid on the applicable interest payment date will bear additional interest at _____% per annum thereof, compounded quarterly from the relevant interest payment date. The term "interest" includes quarterly payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional sums, as applicable.

         Unless previously redeemed or repurchased, the junior subordinated debt securities will mature on______ 15, 2030.


         The junior subordinated debt securities will be unsecured and will rank junior and be subordinate in right of payment to all senior debt. Because Southern Financial Bancorp, Inc. is a bank holding company, our right to participate in any distribution of assets of any subsidiary, including Southern Financial Bank, upon the subsidiary's liquidation or reorganization or otherwise and the ability of holders of the redeemable capital securities to benefit indirectly from such distribution, is subject to the prior claims of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. This means that the junior subordinated debt securities not only will be subordinated to all senior debt but also effectively subordinated to all existing and future liabilities of our subsidiaries. Holders of junior subordinated debt securities should look only to our assets for payments on the junior subordinated debt securities. The indenture does not limit other secured or unsecured debt, including senior debt, whether under the indenture or any existing or other indenture that we may enter into in the future or otherwise.


         The junior subordinated debt securities will rank equally with all other debentures issued under the indenture. As a holding company, we conduct our operations principally through Southern Financial Bank and our principal source of cash, is receipt of dividends from Southern Financial Bank. We are a legal entity separate and distinct from Southern Financial Bank. Federal law restricts loans from Southern Financial Bank to us. Those restrictions prevent us from borrowing from Southern Financial Bank unless the loans are secured by various types of collateral. In addition, dividend payments to us by Southern Financial Bank are subject to review by banking regulators and are subject to various statutory limits. Dividend payments that exceed statutory limits require approval by bank regulatory authorities.

Denominations, Registration and Transfer

         The junior subordinated debt securities will be represented by one or more global certificates registered in the name of Cede & Co. as the nominee of The Depository Trust Company if, and only if, distributed to the holders of the common securities and redeemable capital securities. Until then, the junior subordinated debt securities will be held in the name of the property trustee in trust for the benefit of the holders of the common securities and redeemable capital securities. If the junior subordinated debt securities are distributed to holders of the common securities and redeemable capital securities, beneficial interests in the junior subordinated debt securities will be shown on, and transfers will be effected only through, records maintained by participants in The Depository Trust Company.


         A global security will be exchangeable for junior subordinated debt securities registered in the names of persons other than Cede & Co. only if:

         o The Depository Trust Company notifies us that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed, or if at any time The Depository Trust Company ceases to be a "clearing agency" registered under the Exchange Act, at a time when The Depository Trust Company is required to be so registered to act as such depositary;

         o we in our sole discretion determine that such global security will be exchangeable; or

         o        a debenture event of default has occurred and is continuing.

         Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for certificates registered in the names The Depository Trust Company directs. It is expected that its instructions will be based upon directions received by it from its participants.


         If junior subordinated debt securities are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debt securities will be registrable, and junior subordinated debt securities will be exchangeable for junior subordinated debt securities of other denominations of a like aggregate principal amount, at the corporate office of the debenture trustee in Wilmington, Delaware, or at the offices of any paying agent or transfer agent we appoint.


         If the junior subordinated debt securities are distributed to the holders of the common securities and redeemable capital securities upon the termination of Southern Financial Capital Trust, the form, denomination, book-entry and transfer procedures for the redeemable capital securities as described under "Description of Redeemable Capital Securities - Form, Denomination, Book-Entry Procedures and Transfer of Redeemable Capital Securities," will apply to the junior subordinated debt securities.

How Payments Will Be Made on the Junior Subordinated Debt Securities

         Payment of principal and interest on junior subordinated debt securities will be made at the office of the debenture trustee in Wilmington, Delaware or at the office of any paying agent or paying agents we designate. Except for junior subordinated debt securities in global form, we may pay interest by check mailed to the address of the person entitled to payment. We also may pay by wire transfer to an account specified by the person entitled to payment. Payment of interest on any junior subordinated debt security will be made to the person in whose name it is registered at the close of business on the record date for the interest payment, except in the case of defaulted interest. At any time we may designate additional paying agents or rescind the designation of any paying agent. However, we will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debt securities.


         Any money deposited with the debenture trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any junior subordinated debt security and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us and the holder of such junior subordinated debt security shall thereafter look, as a general unsecured creditor, only to us for payment.

Our Option to Defer Interest Payments

         So long as we are not in default under the indenture, we have the right under the indenture to defer the payment of interest on the junior subordinated debt securities at any time or from time to time for a period not exceeding 20 consecutive quarterly periods. However, no interest deferral period may extend beyond _____ 15, 2030. At the end of an interest deferral period, we must pay all interest then accrued and unpaid on the junior subordinated debt securities, together with interest on the deferred interest at ____% per annum, compounded quarterly from the relevant interest payment date.

Our Option to Redeem the Junior Subordinated Debt Securities Before Maturity

         We have the right to redeem the junior subordinated debt securities on or after ___ 15, 2005, in whole at any time or in part from time to time. We also can redeem the junior subordinated debt securities in whole, but not in part, at any time within 90 days after a tax event, investment company event or capital treatment event. The proceeds of any redemption will be used by Southern Financial Capital Trust to redeem the redeemable capital securities.


         The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure. Any organization considering such a redemption should consult the Federal Reserve before redeeming any equity or capital instrument prior to maturity if the redemption could have a material effect on the level or composition of the organization's capital base. Because it is likely that a redemption of the junior subordinated debt securities would materially affect our capital base, it is likely that we would seek the Federal Reserve's prior approval. However, the Federal Reserve likely would not object if the junior subordinated debt securities were redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption.


         In the case of a redemption on or after _____ 15, 2005 the redemption price will equal the following prices, expressed in percentages of the principal amount, together with accrued interest to but excluding the date fixed for redemption. If redeemed during the 12-month period beginning April 15:

                                          Year              redemption price
                                          ----              ----------------

                                          2005                ____% ($    )
                                          2006
                                          2007
                                          2008
                                          2009
                                          2010
                                          2011
                                          2012
                                          2013
                                          2014
         and at 100% on or after _____15, 2015

         In the case of a redemption prior to_____ 15, 2005 following a tax event, investment company event or capital treatment event as described above, the redemption price will equal the make-whole amount. Please refer to "Description of Redeemable Capital Securities - Events That Will Cause Redemption of Redeemable Capital Securities", which begins on page __ for a more complete discussion.

Additional Sums We Might Have to Pay to Southern Financial Capital Trust


         We have agreed in the indenture that as long as Southern Financial Capital Trust is the holder of all junior subordinated debt securities, if it is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, we will pay as additional sums on the junior subordinated debt securities whatever amounts are necessary so that the distributions payable by Southern Financial Capital Trust will not be reduced.

How the Indenture Can Be Amended

         We and the debenture trustee may, without the consent of the holders of junior subordinated debt securities, amend, waive or supplement the indenture for specified purposes, including curing ambiguities, defects or inconsistencies. None of those actions, however, may adversely affect the interest of the holders of junior subordinated debt securities or the holders of the redeemable capital securities. We also can amend the indenture to maintain its qualification under the Trust Indenture Act. The indenture contains provisions permitting us and the debenture trustee, with the consent of the holders of a majority in principal amount of outstanding junior subordinated debt securities, to modify the indenture in a manner affecting the rights of the holders of junior subordinated debt securities. However, no modification without the consent of the holder of each outstanding junior subordinated debt security so affected, may change the stated maturity, or reduce the principal amount of the junior subordinated debt securities, or reduce the rate or extend the time of payment of interest or reduce the percentage of principal amount of junior subordinated debt securities.


         In addition, we and the debenture trustee without the consent of any holder of junior subordinated debt securities, may execute any supplemental indenture for the purpose of creating any other debentures.


What Is an Event of Default under the Indentures and What Are the Consequences?


         Any one or more of the following described events that has occurred and is continuing constitutes an event of default under the indenture:

         o our failure for 30 days to pay any interest on the junior subordinated debt securities when due (subject to our right to defer interest payments for up to 20 consecutive calendar quarters); or

         o our failure to pay any principal on the junior subordinated debt securities when due, whether at maturity, upon redemption, by declaration of acceleration or otherwise; or

         o our failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after written notice to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debt securities; or

         o        our bankruptcy, insolvency or reorganization; or

         o the voluntary or involuntary dissolution, winding-up or termination of Southern Financial Capital Trust, except in connection with the distribution of the junior subordinated debt securities to the holder of common securities and redeemable capital securities in liquidation of Southern Financial Capital Trust, the redemption of all of the common securities and redeemable capital securities of Southern Financial Capital Trust, or mergers, consolidations or amalgamations permitted by the amended and restated declaration of trust.


         The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debt securities may declare the principal due and payable immediately upon a default under the indenture and, should the debenture trustee or such holders of junior subordinated debt securities fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the redeemable capital securities have that right. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities may annul such declaration and waive the default if the default, other than the nonpayment of the principal of the junior subordinated debt securities which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of junior subordinated debt securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the redeemable capital securities have that right.


         The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities, on behalf of the holders of all the junior subordinated debt securities, may waive any past default, except an uncured default in the payment of principal of or interest on the junior subordinated debt securities or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security. If the holders of the junior subordinated debt securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the redeemable capital securities have that right. We are required to file annually with the debenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the indenture.


         If a default under the indenture occurs and continues, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debt securities, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debt securities.


Enforcement of Rights by Holders of Redeemable Capital Securities


         If a default under the indenture occurs and continues and results from our failure to pay interest or principal on the junior subordinated debt securities when due, a holder of redeemable capital securities may sue us directly. We may not amend the indenture to remove the right to sue us directly without the prior written consent of the holders of all of the redeemable capital securities. If we make payments to a holder of redeemable capital securities in connection with a direct action against us, we will remain obligated to pay all of the principal of and interest on the junior subordinated debt securities. We will be subrogated to the rights of the holder of redeemable capital securities to the extent of any payments made by us to the holder in any direct action against us.


         The holders of the redeemable capital securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the junior subordinated debt securities unless there has been a default under the amended and restated declaration of trust.

Consolidation, Merger, Sale of Assets and Other Transactions Involving Us

         The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person may consolidate with or merge with or into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

         o in case we consolidate with or merge with or into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes our obligations on the junior subordinated debt securities;

         o immediately after giving effect to the transaction, no default under the indenture, and no event which, after notice or lapse of time or both, would become a default under the indenture, shall have occurred and be continuing;

         o if at the time any redeemable capital securities are outstanding, such transaction is permitted under the declaration and the guarantee and does not give rise to any breach or violation of the amended and restated declaration of trust or the guarantee; and

         o        other conditions as prescribed in the indenture are met.

         The provisions of the indenture do not afford holders of the junior subordinated debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the junior subordinated debt securities.

What Does Subordination Mean to You?

         Under the indenture, the junior subordinated debt securities will be subordinate and junior in right of payment to all senior debt. Upon any payment or distribution of assets to creditors in any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us, the holders of senior debt will first be entitled to receive payment in full of principal of and interest on the senior debt before the holders of junior subordinated debt securities, or the property trustee on behalf of the holders, will be entitled to receive or retain any payment or distribution.


         In the event of the acceleration of the maturity of the junior subordinated debt securities, the holders of all senior debt outstanding at the time of acceleration will first be entitled to receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of the junior subordinated debt securities will be entitled to receive or retain any payment of the principal of or interest on the junior subordinated debt securities.


         If we default in the payment of any principal of or interest on any senior debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until the default has been cured or waived or ceases to exist or all senior debt has been paid, no direct or indirect payment shall be made or agreed to for principal or interest on the junior subordinated debt securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the junior subordinated debt securities.

         "Senior debt" means:

         o the principal of, and premium, if any, and interest on all our indebtedness for money borrowed, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, except indebtedness that is expressly stated to rank junior to or equally with the junior subordinated debt securities;

         o all obligations, except those that are expressly stated to rank junior to or equally with the junior subordinated debt securities, to make payment pursuant to the terms of financial instruments, such as,

                  (i) securities contracts and foreign currency exchange contracts,

                  (ii) derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity options contracts, and

                  (iii)    similar financial instruments;

         o indebtedness or obligations of others of the kinds described above for the payment of which we are is responsible or liable as guarantor or otherwise, and

         o        any deferrals, renewals or extensions of any such senior debt.

         However, senior debt does not include

         o any debt of ours which, when incurred and without respect to any election under Section 1111 (b) of the United States Bankruptcy Code of 1978, was without recourse to us,

         o        any debt of ours to any of our subsidiaries,

         o        debt to any of our employees,

         o debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such debt by the holders of the junior subordinated debt securities as a result of the subordination provisions of the indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such debt is subject,

         o trade accounts payable or accrued liabilities arising in the ordinary course of business and

         o        any other debt securities issued pursuant to the indenture.

         The indenture places no limit on the amount of senior debt that we may incur. We expect from time to time to incur senior debt. At December 31, 1999 we had no senior debt. The indenture also places no limitation on the indebtedness of our subsidiaries, which ranks senior in right of payment to the junior subordinated debt securities.

Governing Law

         The indenture and the junior subordinated debt securities will be governed by and construed in accordance with the laws of Virginia.

Information About the Debenture Trustee

         The debenture trustee has all the duties and responsibilities specified for an indenture trustee under the Trust Indenture Act. Subject to the Trust Indenture Act, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debt securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


                            DESCRIPTION OF GUARANTEE

         The guarantee will be executed and delivered by us when Southern Financial Capital Trust issues the common securities and redeemable capital securities. The guarantee is for the benefit of the holders of the common securities and redeemable capital securities. Wilmington Trust Company will act as the guarantee trustee under the guarantee agreement. The guarantee agreement will be qualified under the Trust Indenture Act. This summary of the guarantee is not exhaustive and is subject to, and qualified in its entirety by reference to, all of the provisions of the guarantee and the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the holders of the common securities and redeemable capital securities.

General

         We will irrevocably agree to pay in full on a subordinated basis the guarantee payments to the holders of the common securities and redeemable capital securities, as and when due, regardless of any defense, right of set-off or counterclaim that Southern Financial Capital Trust may have or assert other than the defense of payment. We guarantee the following payments, if not paid by or on behalf of Southern Financial Capital Trust:

         o any accrued and unpaid distributions required to be paid on the common securities and redeemable capital securities, to the extent that Southern Financial Capital Trust has funds on hand available for distributions,

         o the redemption price of common securities and redeemable capital securities called for redemption, to the extent that Southern Financial Capital Trust has funds on hand available for redemption payments, and

         o upon a voluntary or involuntary dissolution, winding up or liquidation of Southern Financial Capital Trust, other than in connection with the distribution of junior subordinated debt securities to the holders of the common securities and redeemable capital securities or the redemption of all of the redeemable capital securities, the lesser of the liquidation distribution, to the extent Southern Financial Capital Trust has funds available and the amount of assets of Southern Financial Capital Trust remaining available for distribution to holders of the common securities and redeemable capital securities upon liquidation of Southern Financial Capital

                  Trust after satisfaction of liabilities to creditors of Southern Financial Capital Trust as required by applicable law.


         Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the common securities and redeemable capital securities or by causing Southern Financial Capital Trust to pay.


         The guarantee will be an irrevocable guarantee on a subordinated basis of Southern Financial Capital Trust's obligations under the common securities and redeemable capital securities, although it will apply only to the extent that Southern Financial Capital Trust has funds sufficient to make such payments.

Status of the Guarantee

         The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all senior debt in the same manner as junior subordinated debt securities.

         The guarantee will rank equally with all other guarantees issued by us under the indenture. The guarantee will be a guarantee of payment and not of collection. That is, the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held for the benefit of the holders of the common securities and redeemable capital securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by Southern Financial Capital Trust or upon distribution to the holders of the common securities and redeemable capital securities of the junior subordinated debt securities. The guarantee does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur senior debt.

How the Guarantee Can Be Amended or Assigned

         Except for any changes that do not materially adversely affect the rights of holders of the common securities and redeemable capital securities, in which case no vote will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding redeemable capital securities. The manner of obtaining any such approval will be as set forth under "Description of Redeemable Capital Securities -Voting Rights; Amendment of the Declaration," which begins on page __. All guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the redeemable capital securities.

Your Rights If We Default

         An event of default under the guarantee will occur if and when we fail to perform any of our payments or other obligations under the guarantee. Except for a default in payment of any guarantee payment, we are not in default under the guarantee unless we have received notice of default and do not cure the default within 60 days after receipt of the notice. Additionally, no event of default under the guarantee can occur unless an default under the amended and restated declaration of trust or a default under the indenture has occurred. The holders of not less than a majority in aggregate liquidation amount of the redeemable capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

         Any holder of the redeemable capital securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against Southern Financial Capital Trust, the guarantee trustee or any other person or entity.


         We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information About the Guarantee Trustee

         The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after default under the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the common securities and redeemable capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

         The guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the common securities and redeemable capital securities, upon full payment of the amounts payable upon liquidation of Southern Financial Capital Trust or upon distribution of junior subordinated debt securities to the holders of the common securities and redeemable capital securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the common securities and redeemable capital securities must restore payment of any sums paid under the common securities and redeemable capital securities or the guarantee.

Governing Law

         The guarantee will be governed by and construed in accordance with the laws of Virginia.


              RELATIONSHIP AMONG THE REDEEMABLE CAPITAL SECURITIES,
            THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

Our Full and Unconditional Guarantee

         Payments of distributions and other amounts due on the redeemable capital securities, to the extent Southern Financial Capital Trust has funds available for the payment of such distributions, are irrevocably guaranteed by us as set forth under "Description of Guarantee." Taken together, our obligations under the junior subordinated debt securities, the indenture, the declaration and the guarantee provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the redeemable capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Southern Financial Capital Trust's obligations under the redeemable capital securities. If we do not make payments on the junior subordinated debt securities, Southern Financial Capital Trust will not pay distributions or other amounts due on the redeemable capital securities. The guarantee does not cover payment of distributions when Southern Financial Capital Trust does not have sufficient funds to make distributions. In that case, the remedy of a holder of redeemable capital securities is to sue us directly. Our obligations under the guarantee are subordinate and junior in right of payment to all senior debt.

Why Our Payments on the Junior Subordinated Debt Securities Will be Sufficient

         As long as payments of interest and other payments are made when due on the junior subordinated debt securities, those payments will be sufficient to cover distributions and other payments due on the redeemable capital securities, because:

         o the aggregate principal amount or redemption price of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amount or redemption price, as applicable, of the common securities and redeemable capital securities;

         o the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the redeemable capital securities;

         o we will pay for all costs, expenses and liabilities of Southern Financial Capital Trust except Southern Financial Capital Trust's obligations to make distributions to holders of common securities and redeemable capital securities; and

         o the amended and restated declaration of trust further provides that Southern Financial Capital Trust will not engage in any activity that is not consistent with the limited purposes thereof.


         We have the right to set off any payment we are otherwise required to make under the indenture with and to the extent we have previously made, or are concurrently on the date of such payment making, any payment under the guarantee used to satisfy the related payment of indebtedness under the indenture.


Enforcement Rights of Holders of Redeemable Capital Securities


         A holder of any redeemable capital security may institute a legal proceeding directly against us to enforce the guarantee without first instituting a legal proceeding against the guarantee trustee, Southern Financial Capital Trust or any other person or entity.


         A default or event of default under any senior debt would not constitute on event of default under the amended and restated declaration of trust. However, in the event of payment defaults under, or acceleration of, senior debt, the subordination provisions of the indenture provide that no payments may be made on the junior subordinated debt securities until the senior debt has been paid in full or any payment default under the senior debt has been cured or waived. Failure to make required payments on junior subordinated debt securities would constitute an event of default under the amended and restated declaration of trust

The Purpose of Southern Financial Capital Trust Is Limited


         The redeemable capital securities evidence a beneficial interest in Southern Financial Capital Trust, and Southern Financial Capital Trust exists for the sole purpose of issuing the redeemable capital securities and common securities, investing the proceeds of the common securities and redeemable capital securities in junior subordinated debt securities and engaging in other activities necessary or incidental thereto.


Your Rights Upon Termination of Southern Financial Capital Trust


         Upon any voluntary or involuntary termination, winding-up or liquidation of Southern Financial Capital Trust involving the liquidation of the junior subordinated debt securities, after satisfaction of the liabilities of creditors of Southern Financial Capital Trust, the holders of the common securities and redeemable capital securities will be entitled to receive, out of assets held by Southern Financial Capital Trust, the liquidation distribution in cash.


         Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debt securities, would be our subordinated creditor, subordinated in right of payment to all senior debt as set forth in the indenture, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of Southern Financial Capital Trust (other than Southern Financial Capital Trust's obligations to the holders of its common securities and redeemable capital securities), the positions of a holder of redeemable capital securities and a holder of junior subordinated debt securities relative to our other creditors and to stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.


                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of redeemable capital securities. Unless otherwise stated, this summary addresses only the tax consequences to a "U.S. holder", as defined below, that acquires redeemable capital securities on their original issue at their original offering price. It does not address the tax consequences to persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations or dealers in securities or currencies. It also does not address the tax consequences to persons that hold redeemable capital securities as part of a position in a "straddle" or as part of a "hedging", "conversion" or other integrated investment transaction for United States federal income tax purposes. It also does not address the tax consequences to persons whose functional currency is not the United States dollar or persons that do not hold redeemable capital securities as capital assets. For purposes of this summary, a "U.S. holder" is an individual citizen or resident of the United States, a domestic corporation or partnership organized under the laws of the United States or any State or the District of Columbia or an estate or trust the income of which is subject to United States federal income taxation regardless of source.


         The statements of law or legal conclusions set forth in this summary constitute the opinion of Williams Mullen Clark & Dobbins, tax counsel to us and Southern Financial Capital Trust as to the material federal income tax consequences relating to the redeemable capital securities. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the redeemable capital securities. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of the redeemable capital securities may differ from the treatment described below.


         Prospective investors are advised to consult with their own tax advisors in light of their own particular circumstances as to the federal tax consequences of the purchase, ownership and disposition of the redeemable capital securities, as well as the effect of any state, local or foreign tax laws.


Classification of the Junior Subordinated Debt Securities and Southern Financial Capital Trust


         Under current law and assuming compliance with the terms of the amended and restated declaration of trust, Southern Financial Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes. Moreover, Southern Financial Capital Trust should be classified as a grantor trust, and if not so classified will be classified as a partnership, for United States federal income tax purposes. As a result, each beneficial owner of redeemable capital securities that is a U.S. holder will be required to include in its gross income its pro rata share of the interest income, including original issue discount, paid or accrued with respect to the junior subordinated debt securities, whether or not cash is actually distributed. The junior subordinated debt securities will be classified as indebtedness of Southern Financial Bancorp, Inc. for United States federal income tax purposes.

Interest Income and Original Issue Discount

         Under applicable Treasury Regulations, a remote contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. We believe that the likelihood of our exercising our option to defer payments of interest is remote. Based on the foregoing, we believe that the junior subordinated debt securities will not be considered to be issued with original issue discount at the time of their original issuance.


         Because the discount at which the junior subordinated debt securities are being issued is less than 1/4 of 1 percent of the junior subordinated debt securities stated redemption price at maturity times the number of complete years to maturity of the junior subordinated debt securities, such discount will constitute de minimis original issue discount and will not be required to be taken into account on a current basis. The following discussion assumes that unless and until we exercise our option to defer interest on the junior subordinated debt securities, the junior subordinated debt securities will not be treated as issued with original issue discount other than de minimis original issue discount.


         Under the Treasury Regulations, if we exercised our option to defer any payment of interest, the junior subordinated debt securities would be treated as reissued with original issue discount, and, thereafter, all stated interest on the junior subordinated debt securities would be treated as original issue discount as long as the junior subordinated debt securities remained outstanding. In such event, all of a U.S. holder's taxable interest income with respect to the junior subordinated debt securities would be accounted for as original issue discount on an economic accrual basis regardless of the U.S. holder's method of tax accounting, and actual distributions of stated interest would not be reported separately as taxable income. Consequently, a U.S. holder would be required to include original issue discount in gross income even though we would not make any actual cash payments during an interest deferral period.


         The Treasury Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take the position that the junior subordinated debt securities were issued with original issue discount at the time of their original issuance.

         Because income on the redeemable capital securities will constitute interest or original issue discount, corporate U.S. holders will not be entitled to the dividends-received deduction with respect to any income recognized with respect to the redeemable capital securities. If any additional distributions are paid on the redeemable capital securities it is possible that such additional distributions might constitute original issue discount (whether or not an interest deferral period has occurred).


         Subsequent uses of the term "interest" in this summary shall include income in the form of original issue discount.


Distribution of the Junior Subordinated Debt Securities to Holders of Redeemable Capital Securities


         Under current law, a distribution by the trust of the junior subordinated debt securities will be nontaxable and will result in a U.S. holder receiving directly its pro rata share of the junior subordinated debt securities previously held indirectly through Southern Financial Capital Trust, with a holding period and aggregate adjusted tax basis equal to the holding period and aggregate adjusted tax basis such U.S. holder had in its redeemable capital securities immediately before such distribution. If, however, the liquidation of Southern Financial Capital Trust were to occur because Southern Financial Capital Trust were subject to United States federal income tax with respect to income accrued or received on the junior subordinated debt securities, the distribution of junior subordinated debt securities to U.S. holders by Southern Financial Capital Trust would be a taxable event to Southern Financial Capital Trust and each U.S. holder, and each U.S. holder would recognize gain or loss as if the U.S. holder had exchanged its redeemable capital securities for the junior subordinated debt securities it received upon the liquidation of Southern Financial Capital Trust. A U.S. holder will include interest in respect of the junior subordinated debt securities received from Southern Financial Capital Trust in the manner described above under "Interest Income and Original Issue Discount."


Sales or Redemption of the Redeemable Capital Securities


         Gain or loss will be recognized by a U.S. holder on a sale, exchange, or other disposition of the redeemable capital securities (including a redemption for cash) in an amount equal to the difference between the amount realized and the U.S. holder's adjusted tax basis in the redeemable capital securities sold or so redeemed. Assuming that we do not exercise our option to defer payment of interest on the junior subordinated debt securities, a U.S. holder's adjusted tax basis in the redeemable capital securities generally will be its initial purchase price. If the junior subordinated debt securities are deemed to be issued with original issue discount as a result of our deferral of any interest payment, a U.S. holder's adjusted tax basis in the redeemable capital securities generally will be its initial purchase price, increased by original issue discount previously included in such U.S. holder's gross income to the date of disposition and decreased by distributions or other payments received on the redeemable capital securities other than payments of stated interest that are not treated as original issue discount. Gain or loss recognized by a U.S. holder on the redeemable capital securities generally will be taxable as capital gain or loss, except to the extent any amount realized is treated as a payment of accrued interest with respect to such U.S. holder's pro rata share of the junior subordinated debt securities required to be included in income, and generally will be long-term capital gain or loss if the redeemable capital securities have been held for more than one year.


         Should we exercise our option to defer any payment of interest on the junior subordinated debt securities, the redeemable capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debt securities. In the event of such a deferral, a holder that disposes of its redeemable capital securities between record dates for payments of distributions and consequently does not receive a distribution from Southern Financial Capital Trust for the period prior to such disposition will nevertheless be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debt securities through the date of disposition and to add such amount to its adjusted tax basis in its redeemable capital securities disposed of. Such U.S. holder will recognize a capital loss on the disposition of its redeemable capital securities to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than the U.S. holder's adjusted tax basis in the redeemable capital securities, which will include accrued but unpaid interest. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

United States Alien Holders

         For purposes of this discussion, a United States alien holder is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a nonresident alien individual, a foreign partnership or a nonresident fiduciary of a foreign estate or trust.


         Under current United States federal income tax law, and subject to the discussion of backup withholding below, payments by Southern Financial Capital Trust or any of its paying agents to any holder who or that is a United States alien holder will not be subject to United States federal withholding tax; provided that:

         o the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Southern Financial Bancorp, Inc. entitled to vote;

         o the holder is not a controlled foreign corporation that is related to Southern Financial Bancorp, Inc. through stock ownership; and

         o either the holder certifies to Southern Financial Capital Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, holding the capital security in such capacity, certifies to Southern Financial Capital Trust or its agent, under penalties of perjury, that such statement has been received from the holder by it or by a financial institution holding such security for the holder and furnishes Southern Financial Capital Trust or its agent with a copy thereof.

         Additionally, a United States alien holder of a capital security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a capital security.

Information Reporting to Securityholders

         Generally, income on the redeemable capital securities will be reported to holders on Forms 1099, which forms should be mailed to holders by January 31 following each calendar year.

Backup Withholding

         Payments made on, and proceeds from the sale of, the redeemable capital securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain certification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is furnished to the Internal Revenue Service on a timely basis.

                              ERISA CONSIDERATIONS

         ERISA pension plans, qualified retirement plans, and IRAs are subject to transactional restrictions under ERISA and/or the Internal Revenue Code. For example, a plan fiduciary is prohibited from engaging in transactions in its own interest or for its own account or from receiving consideration from any party dealing with a plan with regard to its assets. In addition, a plan may not enter into purchase, sale, or loan transaction with a disqualified person. A disqualified person includes a fiduciary, the plan sponsor, and any entity providing services to a plan. Violation of these transactional restrictions can trigger federal excise taxes, federal and state income tax on otherwise exempt retirement trusts, and accelerated federal and state income tax on the otherwise deferred income accounts of retirement plan participants.


         In the usual case, when a retirement plan invests plan assets in a security, the security purchased replaces the purchase money as a plan asset and the purchase money becomes an asset of the entity who offered the security for sale. Because of a concern that some enterprises were in reality acting as investment managers to plans, but avoiding classification as a fiduciary under ERISA through the device of issuing participation units in, for example, limited partnerships, the Department of Labor issued plan asset regulations. The plan asset regulations provide that when certain equity interests, including a beneficial interest in a trust, are acquired by a plan, both the equity interest acquired in the hands of the purchasing plan and the purchase money in the hands of the issuer of the equity interest constitute plan assets. Since the issuer has discretionary control over these assets, the issuer becomes a fiduciary under ERISA with respect to the investing plan.


         As a result, unless an exception applies, Southern Financial Capital Trust's purchase of the junior subordinated debt securities from Southern Financial Bancorp, Inc. with assets invested by retirement plans would transform Southern Financial Capital Trust into a fiduciary dealing on its own account and in its own interest with plan assets or receiving consideration from an entity, Southern Financial Bancorp, Inc., engaged in a transaction involving plan assets. The plan asset regulations provide certain exemptions to its plan asset characterization rules.


         One of the exemptions provided by the plan asset regulations, namely, the publicly-offered exemption, applies to junior subordinated debt securities purchased by Southern Financial Capital Trust. Because of the exemption, the purchase money or junior subordinated debt securities will not be deemed to be plan assets in the hands of the trustee.


         Under the plan asset regulations, a publicly-offered equity interest in a trust purchased by a plan does not constitute a plan asset if the interest is freely transferable and widely held. The plan asset regulations provide that a security is publicly-offered if it is sold to a plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is part is registered under the Securities Exchange Act of 1934 within 120 days, or such later time as may be allowed by the Securities and Exchange Commission, after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.


         We intend to cause the redeemable capital securities to be so registered under the Securities Exchange Act of 1934. Further, although ultimately under the plan asset regulations it is a question of fact, a security will generally be deemed to be freely transferable if its purchase price is $25,000 or less at the time of the public offering. If, in addition, the securities when offered initially to the public will be held by 100 or more persons independent of the issuer or of one another, they will generally be deemed to be widely held. We anticipate that the redeemable capital securities will constitute securities which are publicly-offered, widely held, and freely transferable. Retirement plans should, nevertheless, consult with their own counsel regarding the application of the plan asset regulations to the purchase of redeemable capital securities from Southern Financial Capital Trust.

         If we or Southern Financial Bank provide any services to an investing retirement plan, then it is a disqualified person with respect to that plan irrespective of whether Southern Financial Capital Trust qualifies under the publicly-offered securities exemption to the plan asset regulations. Consequently, the purchase of junior subordinated debt securities by Southern Financial Capital Trust would be an indirect loan made by the retirement plan to us and, as such, would constitute a prohibited transaction under ERISA.


                           FORWARD LOOKING STATEMENTS

         Some of the statements contained or incorporated by reference in this prospectus may be "forward-looking statements." Statements which use words such as "believes," "expects," "may," "will," "should," "projected," "contemplates" or "anticipates" or the negative of those terms or other variations may be forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements.

         Some important factors that may cause actual results to differ from that projected in a forward-looking statement, include for example,

         o        our ability to implement our business strategy;

         o        a decline in economic condition in our market areas;

         o a tightening in the difference between our cost of funds and what we earn on the loans we make;

         o        changes in governmental regulations affecting our business.

         There are several other factors spelled out in "Risk Factors" beginning on page 9 of this prospectus.


                                  UNDERWRITING

         The underwriter, McKinnon & Company, Inc., 555 Main Street, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with Southern Financial Capital Trust and us, to sell, as selling agent, on a best efforts basis, up to $12.0 million (aggregate liquidation amount) of redeemable capital securities. Southern Financial Capital Trust has, however, reserved the right to increase the aggregate liquidation amount by not more than $1.8 million. The underwriter is not obligated to purchase the redeemable capital securities if they are not sold to the public. The terms and conditions contained in the underwriting agreement include, as examples, the effectiveness of the registration statement filed with the Securities and Exchange Commission, the accuracy of our representations to the underwriter and the absence of any materially adverse changes to our business.

         The underwriter has informed Southern Financial Capital Trust and us that it proposes to sell the redeemable capital securities as selling agent for Southern Financial Capital Trust, subject to prior sale, when, as and if issued by Southern Financial Capital Trust, in part to the public at the public offering price set forth on the cover page of this prospectus and, in part, through certain selected dealers, who are members of the National Association of Securities Dealers, Inc., to customers of such selected dealers at the public offering price, for which each selected dealer will receive a commission of $0.__, for each $10 of redeemable capital securities that it sells. The underwriter reserves the right to reject any order for the purchase of redeemable capital securities through it in whole or in part.


         The public offering is not contingent upon any event or the sale of a minimum or maximum number of redeemable capital securities. Although we have no expectation of doing so, we may, in our discretion, close this offering if only a small amount of redeemable capital securities are sold. Funds received by the underwriter from investors in the public offering will be deposited with and held by the escrow agent in a non-interest bearing account until the closing of the public offering. Closing is expected to occur on or about ________ __, 2000. If closing does not occur for any reason, funds held in escrow will be returned promptly to investors.


         As the proceeds of the sale of the redeemable capital securities will ultimately be used to purchase the junior subordinated debt securities, the underwriting agreement provides that we will pay as underwriter's compensation an amount directly to the underwriter of $0.__ per capital security (or up to $_________ in the aggregate). We will reimburse expenses incurred by the underwriter up to $2,000, excluding blue sky fees and expenses. In addition, we will be responsible for the expenses of issuance and distribution of the redeemable capital securities, including registration fees, legal and accounting fees and printing expenses, which we estimate will total approximately $134,000.


         The underwriting agreement provides that we and Southern Financial Capital Trust will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act or contribute to payments the underwriter may be required to make in respect thereof.


         Because the National Association of Securities Dealers, Inc. may view the redeemable capital securities as interests in a direct participation program, the offering is being made in compliance with the applicable provisions of its Conduct Rules.


         The redeemable capital securities are a new issue of securities with no established trading market. Southern Financial Capital Trust has applied to list the redeemable capital securities on the NASDAQ National Market under the symbol "SFFBP". We and Southern Financial Capital Trust have been advised by the underwriter that it will make a market in the redeemable capital securities. The underwriter, however, is not obligated to make a market in the redeemable capital securities and it can discontinue market making at any time without notice. Neither we nor Southern Financial Capital Trust can provide any assurance that an active trading market for the redeemable capital securities will develop.

                             VALIDITY OF SECURITIES

         Delaware law relating to the validity of the redeemable capital securities, the enforceability of the declaration and the formation of Southern Financial Capital Trust will be passed upon by Richards, Layton & Finger, special Delaware counsel to us and Southern Financial Capital Trust. The validity of the guarantee and the junior subordinated debt securities, as well as material United States federal income tax considerations relating to the redeemable capital securities, will be passed upon for us by Williams Mullen Clark & Dobbins. Williams Mullen Clark & Dobbins will rely on the opinion of Richards, Layton & Finger as to matters of Delaware law.


                                   ACCOUNTANTS

         The consolidated financial statements of Southern Financial Bancorp, Inc. as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999 have been included herein in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP relies on the report of Thompson, Greenspon & Co., P.C., independent certified public accoutants, for 1998 and 1997 with respect to The Horizon Bank of Virginia.

                           INDEX OF SIGNIFICANT TERMS

Additional Sums.....................55    Like Amount.........................54
Adjusted Treasury Rate..............53    Make-Whole Amount...................53
Capital Treatment Event.............55    Tax Event...........................54
Investment Company Event............54    Treasury Rate.......................54

                          INDEX TO FINANCIAL STATEMENTS

                        SOUTHERN FINANCIAL BANCORP, INC.


                                                                                                                  Page

Independent Auditors' Report.......................................................................................F-2

Consolidated Financial Statements

      Consolidated Balance Sheets as of December 31, 1999 and 1998.................................................F-3

      Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997.......................F-4

      Consolidated Statements of Comprehensive Income for the years ended December 31,
      1999, 1998 and 1997..........................................................................................F-5

      Consolidated Statements of Changes in Stockholders' Equity for the years ended
      December 31, 1999, 1998 and 1997.............................................................................F-6

      Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997...................F-7

Notes to Consolidated Financial Statements..................................................................F-8 - F-27


                          Independent Auditors' Report


To the Board of Directors and Stockholders of Southern Financial Bancorp, Inc.:

         We have audited the accompanying consolidated balance sheets of Southern Financial Bancorp, Inc. and subsidiaries (Bancorp) as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of The Horizon Bank of Virginia (Horizon) which was acquired during 1999 in a transaction accounted for as a pooling of interests, as discussed in note 1. Such statements are included in the consolidated financial statements of the Bancorp and reflect total assets constituting 36% at December 31, 1998, and total interest income constituting 33% in both 1998 and 1997 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Horizon, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Financial Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.



Richmond, Virginia
February 10, 2000

Consolidated Balance Sheets

Assets                                                                             December 31, 1999           December 31, 1998
                                                                                   -----------------           -----------------
Cash and due from banks                                                                  $12,667,620                 $10,820,765
Overnight earning deposits                                                                 4,464,338                  31,774,435
Investment securities, available-for-sale                                                 97,721,012                  84,075,537
Investment securities, held-to-maturity (estimated market value
  of $36,445,749 and $57,347,692, respectively)                                           37,110,889                  57,682,992
Loans held for sale                                                                          442,000                     602,500
Loans receivable, net                                                                    234,086,432                 206,355,076
Premises and equipment, net                                                                6,445,589                   5,523,304
Other assets                                                                              13,283,684                   7,419,507
                                                                                   -----------------           -----------------
Total assets                                                                            $406,221,564                $404,254,116
                                                                                   -----------------           -----------------

Liabilities and Stockholders' Equity

Liabilities:
Deposits                                                                                $367,187,558                $366,905,334
Advances from Federal Home Loan Bank                                                       5,000,000                   3,500,000
Other liabilities                                                                          5,169,909                   3,222,915
                                                                                   -----------------           -----------------
Total liabilities
                                                                                         377,357,467                 373,628,249
                                                                                   -----------------           -----------------
Commitments
Stockholders' equity:
6%cumulative convertible preferred stock, $.01 par value, 500,000 shares
  authorized, 13,621 shares issued and outstanding, respectively                                 136                         136
Common stock, $.01 par value, 5,000,000 shares authorized, 2,656,196 and
  2,636,249 shares issued and outstanding, respectively                                       26,562                      26,363
Capital in excess of par value                                                            23,662,935                  23,490,506
Retained earnings                                                                          6,898,249                   6,822,119
Accumulated other comprehensive income (loss)                                             (1,723,785)                    286,743
                                                                                   -----------------           -----------------
Total stockholders' equity
                                                                                          28,864,097                  30,625,867
                                                                                   -----------------           -----------------
Total liabilities and stockholders' equity                                              $406,221,564                $404,254,116
                                                                                   =================           =================


The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Income

                                                                                         Year Ended December 31,
                                                                      --------------------------------------------------------------
                                                                            1999                  1998                  1997
                                                                      ------------------    ------------------    ------------------
INTEREST INCOME:
Loans                                                                       $19,982,224           $19,554,490           $18,589,810
Investment securities                                                         9,773,796             8,303,057             6,946,388
                                                                      ------------------    ------------------    ------------------

TOTAL INTEREST INCOME                                                        29,756,020            27,857,547            25,536,198
                                                                      ------------------    ------------------    ------------------

INTEREST EXPENSE:
Deposits                                                                     13,576,177            13,950,093            12,292,289
Borrowings                                                                      731,801               270,099               334,346
                                                                      ------------------    ------------------    ------------------

TOTAL INTEREST EXPENSE                                                       14,307,978            14,220,192            12,626,635
                                                                      ------------------    ------------------    ------------------

NET INTEREST INCOME                                                          15,448,042            13,637,355            12,909,563

Provision for loan losses                                                     2,129,660             1,300,801             1,265,314
                                                                      ------------------    ------------------    ------------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                            13,318,382            12,336,554            11,644,249

OTHER INCOME:
Fee income                                                                    2,154,923             1,898,188             1,889,040
Gain on sale of loans                                                         1,115,351             1,116,650               268,445
Gain (loss) on investment securities, net                                      (692,419)              (67,817)                    -
Other                                                                           256,162               198,006               100,453
                                                                      ------------------    ------------------    ------------------

TOTAL OTHER INCOME                                                            2,834,017             3,145,027             2,257,938
                                                                      ------------------    ------------------    ------------------

OTHER EXPENSE:
Employee compensation and benefits                                            6,448,960             5,379,683             4,785,083
Premises and equipment                                                        3,362,410             2,721,603             2,757,955
Restructuring charges                                                           685,336                     -                     -
Merger expenses                                                               1,751,657                     -                     -
Other                                                                         2,340,607             2,585,817             2,219,285
                                                                      ------------------    ------------------    ------------------

TOTAL OTHER EXPENSE                                                          14,588,970            10,687,103             9,762,323
                                                                      ------------------    ------------------    ------------------

INCOME BEFORE INCOME TAXES                                                    1,563,429             4,794,478             4,139,864

Provision for income taxes                                                      602,700             1,442,075             1,331,800
                                                                      ------------------    ------------------    ------------------

NET INCOME                                                                     $960,729            $3,352,403            $2,808,064
                                                                      ==================    ==================    ==================


Earnings Per Common Share:
Basic                                                                         $0.36                 $1.28                 $1.10
Diluted                                                                       $0.35                 $1.22                 $1.06

Weighted average shares outstanding:
Basic                                                                        2,648,643             2,618,930             2,558,622
Diluted                                                                      2,722,251             2,747,726             2,647,717

The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Comprehensive Income


                                                                                     Year Ended December 31,
                                                                 ----------------------------------------------------------------
                                                                       1999                   1998                   1997
                                                                 ------------------    --------------------    ------------------
Net income                                                                $960,729              $3,352,403            $2,808,064
Other comprehensive income:
Cash flow hedge:
    Unrealized holding gain                                              1,260,465                       0                     0
    Reclassification adjustment for net interest
         income included in net income                                      (4,165)                      0                     0
Available-for-sale securities:
    Unrealized holding gain/(loss)                                      (4,303,729)                215,803               188,091
    Unrealized gain on transfer of held-to-
         maturity securities                                                     0                 229,612                     0
    Reclassification adjustment for net (gains)/losses
         included in net income                                              1,175                 (67,817)                    0
                                                                 ------------------    --------------------    ------------------
Other comprehensive income (loss) before tax                            (3,046,254)                377,598               188,091
Income tax expense (benefit) related to items of other
    comprehensive income                                                (1,035,726)                128,383                63,951
                                                                 ------------------    --------------------    ------------------
Other comprehensive income (loss), net of tax                           (2,010,528)                249,215               124,140

Comprehensive income (loss)                                            $(1,049,799)             $3,601,618            $2,932,204
                                                                 ==================    ====================    ==================



The accompanying notes are an integral part of these financial statements.

Consolidated Statement of Changes in Stockholders' Equity


For the Years Ended December 31, 1999, 1998, 1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                    Convertible            Capital in                      Other          Total
                                                     Preferred   Common     Excess of     Retained     Comprehensive  Stockholders'
                                                       Stock      Stock     Par Value     Earnings        Income          Equity
                                                    ----------- --------- ------------- ------------- --------------- -------------
Balance, December 31, 1996                          $       156 $ 25,455  $ 22,253,736  $  2,556,886  $     (86,612)  $  24,749,621
  Dividends on preferred and      ($0.2175 per
    common stock                  preferred share)                                          (455,344)                      (455,344)
                                  ($0.17 per common
                                  share)
  Options exercised                                                  276       281,308                                      281,584
  Change in other
    comprehensive income                                                                                    124,140         124,140
  Net income                                                                               2,808,064                      2,808,064
                                                    --------------------------------------------------------------------------------
Balance, December 31, 1997                                  156   25,731    22,535,044     4,909,606         37,528      27,508,065
  Dividends on preferred and      ($0.2175 per
    common stock                  preferred share)                                          (596,127)                      (596,127)
                                  ($0.22 per common
                                  share)
  Conversion of preferred
    stock to common stock                                   (20)      32          (12)
  Options exercises                                                  109       112,202                                      112,311
  Stock dividend of 5%                                               491       843,272      (843,763)
  Change in other
    comprehensive income                                                                                    249,215         249,215
  Net income                                                                               3,352,403                      3,352,403
                                                    -------------------------------------------------------------------------------
Balance, December 31, 1998                                  136   26,363    23,490,506     6,822,119        286,743      30,625,867
  Dividends on preferred and      ($0.2175 per
    common stock                  preferred share)                                          (884,599)                      (884,599)
                                  ($0.33 per common
                                  share)
Options exercised                                             -      199       172,429             -              -         172,628
Change in other
  comprehensive income                                        -        -             -             -     (2,010,528)     (2,010,528)
Net income                                                    -        -             -       960,729              -         960,729
Balance December 31, 1999                           $       136 $ 26,562  $ 23,662,935  $  6,898,249  $  (1,723,785)  $      28,864
                                                    ================================================================================

The accompanying notes are an integral part of these financial statements.

Consolidate Statements of Cash Flows

For the Years Ended December 31, 1999, 1998, 1997
-------------------------------------------------------------------------------------------------------------------------------
                                                                     1999                   1998                   1997
                                                               ------------------    -------------------     ------------------
Cash flows from operating activities:
Net Income                                                              $960,729             $3,352,403             $2,808,064
Adjustments to reconcile net income to net cash
provided by operating activities:
  Depreciation and amortization                                          919,377              1,210,678                830,861
  Provision for loan losses                                            2,129,660              1,300,801              1,265,314
  Gain on sale of loans                                               (1,115,351)            (1,116,650)              (268,445)
  (Gain) loss on sale of securities                                      692,419                (67,817)                     -
  Amortization of deferred loan fees                                    (787,294)              (623,098)              (607,286)
  Net funding of loans held for sale                                     583,820              1,928,595               (701,500)
  (Increase) decrease in other assets                                 (2,378,692)            (1,984,651)             1,289,823
  Increase in other liabilities                                        1,960,441              1,125,299                195,554
                                                               ------------------    -------------------     ------------------

Net cash provided by operating activities                              2,965,109              5,125,560              4,812,385
                                                               ------------------    -------------------     ------------------

Cash flows from investing activities:
  Increase in loans receivable                                       (28,513,323)            (2,483,168)           (27,448,177)
  Purchase of investment securities, held-to-maturity                (11,462,105)           (19,077,011)           (36,829,014)
  Purchase of investment securities, available-for-sale              (61,056,211)           (83,887,904)            (8,563,636)
  Sale of investment securities available-for-sale                    37,455,059             16,965,806                      -
  Paydowns of investment securities                                   35,966,620             49,200,004             29,758,676
  (Increase) decrease in overnight earning deposits                   27,310,097            (10,920,965)            (3,572,896)
  Increase in premises and equipment, net                             (1,628,444)              (533,278)            (1,271,779)
  Increase in Federal Home Loan Bank stock                              (260,200)              (152,000)               (62,900)
                                                               ------------------    -------------------     ------------------

Net cash used in investing activities                                 (2,188,507)           (50,888,516)           (47,989,726)
                                                               ------------------    -------------------     ------------------

Cash flows from financing activities:
  Net increase in deposits                                               282,224             46,540,850             45,392,986
  Increase (decrease) in advances from FHLB                            1,500,000               (500,000)            (4,500,000)
  Proceeds from stock options exercised                                  172,628                112,311                281,584
  Dividends on preferred and common stock                               (884,599)              (596,127)              (455,344)
                                                               ------------------    -------------------     ------------------

Net cash provided by financing activities                              1,070,253             45,557,034             40,719,226
                                                               ------------------    -------------------     ------------------

Net increase (decrease) in cash and due from banks                     1,846,855               (205,922)            (2,458,115)

Cash and due from banks, beginning of period                          10,820,765             11,026,687             13,484,802
                                                               ------------------    -------------------     ------------------

Cash and due from banks, end of period                               $12,667,620            $10,820,765            $11,026,687
                                                               ==================    ===================     ==================


The accompanying notes are an integral part of these financial statements.

                   Notes to Consolidated Financial Statements
                        December 31, 1999, 1998, and 1997

1.       Organization and Significant Accounting Policies:

         Southern Financial Bancorp, Inc. (the "Bancorp" or "Southern Financial") was incorporated in the Commonwealth of Virginia on December 1, 1995. On December 1, 1995, Bancorp acquired all of the outstanding shares of Southern Financial Bank (the "Bank"). The Bank, formerly Southern Financial Federal Savings Bank, converted from a savings bank to a state chartered commercial bank effective December 1, 1995.


         In October of 1999, the Bancorp incorporated Southern WebTech.com, 70% of which is owned by the Bancorp. The accounts of Southern WebTech.com are included in the Bancorp's Consolidated Financial Statements.


         On October 1, 1999, the Bancorp completed its merger with The Horizon Bank of Virginia ("Horizon"). The merger qualified as a tax-free exchange and was accounted for as a pooling of interests. Southern Financial issued 0.63 shares of its common stock for each share of Horizon stock outstanding. A total of 1,045,523 shares (after adjustments for fractional shares) of Southern Financial's common stock was issued as a result of the merger. Horizon had no stock options outstanding prior to the merger. Southern Financial and Horizon incurred $3,973,530 of merger-related costs which were charged to operations during the year ended December 31, 1999. All financial statements and amounts included herein have been restated due to the merger.


         The following table presents the combined results of operations based on the audited financial statements of Southern Financial and Horizon for the two years ended December 31:


         (dollars in thousands, except per share data)      1998        1997
         -----------------------------------------------------------------------

         Net Interest Income:
              Southern Financial                       $   8,526     $  7,962
              Horizon                                      5,111        4,948
                                                      -------------  -----------
                Combined                                  13,637       12,910
                                                      =============  ===========
         Net Income:
              Southern Financial                           2,658        2,206
              Horizon                                        694          602
                                                      -------------  -----------
                Combined                                   3,352        2,808
                                                      =============  ===========
         Diluted Net Income per Share:
              Southern Financial                            1.55         1.33
              Horizon                                       0.42         0.38
                                                      -------------  -----------
                Combined                                    1.22         1.06
                                                      =============  ===========


         The principal activities of the Bank are to attract deposits, originate loans and conduct mortgage banking as permitted for state chartered banks by applicable regulations. The Bank conducts full-service banking operations in Fairfax, Herndon, Leesburg, Middleburg, Warrenton, Winchester, Woodbridge, Manassas, Fredericksburg, Fairfax Circle, Vienna, Annandale, and Merrifield, Virginia, which are managed as a single business segment.


         The accounting and reporting policies of the Bancorp are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant of these policies are discussed below. Certain reclassifications were made to the prior year financial statements to conform to the current year presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Bancorp and the Bank as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997. Additionally, as of and for the year ended December 31, 1999, the accounts of Southern WebTech.com, Inc. have been included in the accompanying consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.

Cash and Due from Banks and Overnight Earning Deposits

         Amounts represent actual cash balances held by or due to the Bancorp. For purposes of the consolidated statements of cash flows, the Bancorp defines cash and due from banks as cash and cash equivalents.

Investment Securities

         The Bancorp accounts for its investment securities in three categories: held-to-maturity, available-for-sale, and trading. Investments in debt securities are classified as held-to-maturity when the Bancorp has the positive intent and ability to hold those securities to maturity. Held-to-maturity securities are measured at amortized cost. The amortization of premiums and accretion of discounts are computed using a method that approximates the level yield method. Investment securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of other comprehensive income in stockholders' equity on an after-tax basis. Trading securities are reported at fair value with unrealized gains and losses included in earnings. The specific identification method is used to determine gains or losses on sales of investment securities.

Loans Held for Sale

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value.

Loans Receivable

         Interest income is accrued on loans as earned on the outstanding principal balances on the level yield method. Nonrefundable loan fees and direct origination costs are deferred and recognized over the lives of the related loans as adjustments of yield. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Any accrued interest considered uncollectable is charged against current income.

         The allowance for loan losses is established through a provision for loan losses, which is charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is a current estimate of the losses inherent in the present portfolio based upon management's evaluation of the loan portfolio. Estimates of losses inherent in the portfolio involve the exercise of judgment and the use of assumptions. The evaluations take into consideration such factors as changes in the nature, volume and quality of the loan portfolio, prior loss experience, level of nonperforming loans, current and anticipated general economic conditions and the value and adequacy of collateral. Changes in the estimate of future losses may occur due to changing economic conditions and the economic conditions of borrowers.

         A loan is considered impaired when, based on all current information and events, it is probable that the Bancorp will be unable to collect all amounts due according to the contractual terms of the agreement, including all scheduled principal and interest payments. Such impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, impairment may be measured based on the loan's observable market price, or if, the loan is collateral - dependent, the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Loans for which foreclosure is probable continue to be accounted for as loans.

         Each impaired loan is evaluated individually to determine the income recognition policy. Generally, payments received are applied in accordance with the contractual terms of the note or as a reduction of principal.

Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs that do not materially prolong the useful lives of the assets are charged to expense as incurred.

         Depreciation is computed using the straight-line method over estimated useful lives of three to ten years for furniture and equipment and 30 years for buildings. Amortization of leasehold improvements is computed using the straight-line method over the shorter of ten years or the lease term.

Real Estate Owned

         Bancorp records and carries real estate acquired through foreclosure at the lower of the recorded investment in the loan or fair value less estimated selling costs. Costs relating to development and improvement of property are capitalized, provided that the resulting carrying value does not exceed fair value. Costs relating to holding the assets are expensed as incurred.

Income Taxes

         Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share

         Basic earnings per common share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the periods. Common stock equivalents include the number of shares issuable on exercise of outstanding options less the number of shares that could have been purchased with the proceeds from the exercise of the options based on the average price of common stock during the period plus the number of shares issuable on conversion of the convertible preferred shares to common shares.

Financial Instruments with Off-Balance Sheet Risk

         The Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments involve, to varying degrees, elements of credit risk that are not recognized in the balance sheet.

         Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contractual amount of those instruments. The Bancorp generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments and essentially uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Recent Accounting Developments


         Effective October 1, 1998, the Bancorp adopted Statement of Financial Accounting Standards, No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). Concurrent with this adoption the Bancorp reclassified certain investments, consisting of mortgage backed securities with original maturities of 15 and 30 years, from the Held to Maturity category to the Available for Sale category. These investments had a book value as of October 1, 1998 of $18.2 million and a market value as of October 1, 1998 of $18.4 million, and the Bancorp recognized an addition to Stockholders' Equity of the difference between book value and market value amounting to $229.6 thousand. During the first quarter of 1999, the Bancorp entered into four interest rate swap agreements that are accounted for as cash flow hedges. In accordance with SFAS 133, the Bancorp records the change in fair value of the swaps in comprehensive income. To the extent that the hedge is not completely effective, the ineffective portion is charged or credited to other income or expense. The amounts recorded in comprehensive income subsequently are reclassified into interest expense as a yield adjustment in the same period in which the related interest on the certificates of deposit (CD's) affects earnings. Each of the four swap agreements has a notional amount of $5 million, and the Bancorp agreed to pay a rate fixed for the period of the swap and receive 3 month LIBOR. Three of the swaps are for a period of five years and have fixed rates ranging from 5.23% to 5.29%; the fourth swap is for a period of ten years and has a fixed rate of 5.45%. The purpose of all four of these swaps was to hedge the variability of cash flows resulting from changes in interest rates in the Bancorp's floating rate liabilities, specifically the Bancorp's CD's in amounts greater than $90,000, which have maturities of one month to six months. The Bancorp performed a regression analysis using monthly averages of both 3 month LIBOR and the Bancorp's hedged CD's and determined that there was a highly effective correlation. The Bancorp designated CD's that were outstanding on the inception dates of the swaps as being hedged by the swaps, and as the hedged CD's mature, the Bancorp has identified other individual CD's to replace them. During the year ended December 31, 1999, approximately $5,000 of gains in accumulated other comprehensive income related to the interest rate swaps were reclassified into interest expense as a yield adjustment of the hedged CD's.

2.       Investment Securities:

         The portfolio consists of the following securities:

                                                                                December 31, 1999
                                                  ----------------------------------------------------------------------------------
                                                                             Gross               Gross
                                                       Amortized          Unrealized           Unrealized         Estimated Fair
                                                          Cost               Gains               Losses                Value
                                                  -------------------  -----------------   ------------------   --------------------
Available-for-sale:
FHLMC MBS                                                $16,361,253            $39,461              $31,497            $16,369,217
GNMA MBS                                                   2,633,942                  -               44,995              2,588,947
FNMA MBS                                                  25,509,631            255,832               87,642             25,677,821
Collateralized mortgage obligations                       27,275,536                  -            1,972,447             25,303,089
Commercial MBS                                            24,102,513                  -            1,607,513             22,495,000
Obligations of counties and
  municipalities                                           3,924,186                  -              352,713              3,571,473
Corporate obligations                                        990,745                  -               45,374                945,371
U.S. Treasury securities                                     791,301                780               21,987                770,094
                                                  ----------------------------------------------------------------------------------

                                                        $101,589,107           $296,073           $4,164,168            $97,721,012
                                                  ==================================================================================

                                                                                December 31, 1998
                                                  ----------------------------------------------------------------------------------
                                                                             Gross               Gross
                                                       Amortized          Unrealized           Unrealized         Estimated Fair
                                                          Cost               Gains               Losses                Value
                                                  -------------------  -----------------   ------------------   --------------------
Available-for-sale:
FHLMC preferred stock                                    $ 3,807,585           $ 80,939               $    -             $ 3,888,524
FHLMC MBS                                                 11,996,172             46,261               36,766              12,005,667
GNMA MBS                                                   3,825,601                  -               54,153               3,771,448
FNMA MBS                                                  29,671,448            178,016               35,814              29,813,650
Collateralized mortgage obligations                        1,526,527              2,568                    -               1,529,095
Commercial MBS                                            18,043,819            222,332               19,901              18,246,250
Obligations of counties and
  municipalities                                           3,234,489             11,602               25,593               3,220,498
Corporate obligations                                        989,319              2,981                    -                 992,300
U.S. Treasury and agency obligations                      10,544,943             69,257                6,095              10,608,105
                                                  ----------------------------------------------------------------------------------

                                                         $83,639,903           $613,956             $178,322             $84,075,537
                                                  ==================================================================================

                                                                                December 31, 1999
                                                  ----------------------------------------------------------------------------------
                                                                             Gross               Gross
                                                       Amortized          Unrealized           Unrealized         Estimated Fair
                                                          Cost               Gains               Losses                Value
                                                  -------------------  -----------------   ------------------   --------------------
Held-to-maturity:
FHLMC MBS                                                $ 3,837,207           $ 10,235            $  41,612             $ 3,805,831
GNMA MBS                                                  17,177,221              1,080              244,458              16,933,843
FNMA MBS                                                   6,764,242              1,914              142,246               6,623,910
Collateralized mortgage obligations                        4,073,233                  -               67,718               4,005,515
Commercial MBS                                             2,864,392                  -               67,695               2,796,697
Obligations of counties and
  municipalities                                           2,394,594                682              115,322               2,279,954
                                                  ----------------------------------------------------------------------------------

                                                         $37,110,889            $13,911             $679,051             $36,445,749
                                                  ==================================================================================

                                                                                December 31, 1998
                                                  ----------------------------------------------------------------------------------
                                                                             Gross               Gross
                                                       Amortized          Unrealized           Unrealized         Estimated Fair
                                                          Cost               Gains               Losses                Value
                                                  -------------------  -----------------   ------------------   --------------------
Held-to-maturity:
FHLMC MBS                                                $ 4,091,316            $ 6,484            $  27,668             $ 4,070,132
GNMA MBS                                                  24,305,052              1,150              301,533              24,004,669
FNMA MBS                                                   6,779,894              5,772               53,996               6,731,670
Collateralized mortgage obligations                        1,015,264                  -                1,699               1,013,565
Obligations of counties and
  municipalities                                           1,959,595             17,813                3,100               1,974,308
U.S. Treasury and agency obligations                      19,531,871             59,187               37,710              19,553,348
                                                  ----------------------------------------------------------------------------------

                                                         $57,682,992            $90,406             $425,706             $57,347,692
                                                  ==================================================================================


         At December 31, 1999, held-to-maturity securities totaling $24,858,354 have adjustable rates of interest while the remaining held-to-maturity securities totaling $12,252,536 have fixed interest rates.


         At December 31, 1999, available-for-sale securities totaling $67,570,492 have fixed interest rates, and the remaining available-for-sale securities totaling $30,150,519 have adjustable rates of interest.


         Gross gains of $88,117 and gross losses of $780,536 were realized on the sale of investment securities during the year ended December 31, 1999. The losses realized during 1999 were related to the restructuring of the investment securities portfolio following the merger with The Horizon Bank. Gross gains of $80,958 and gross losses of $13,141 were realized on the sale of investment securities during the year ended December 31, 1998. There were no sales of investment securities during the year ended December 31, 1997.


         As of December 31, 1999 and December 31, 1998, securities having a book value of $63,951,147 and $88,024,504, respectively, were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta ("FHLB") and as collateral for escrow deposits in accordance with Federal and state requirements.

           The following table sets forth information regarding maturity and average yields of the investment portfolio:

                                                                                   December 31, 1999
                                               -------------------------------------------------------------------------------------
                                                              Available-for-sale                          Held-to-maturity
                                                                                  Weighted                                  Weighted
                                                   Fair           Amortized       Average         Fair        Amortized      Average
                                                  Value             Cost           Yield          Value          Cost         Yield
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  Maturing after 10 years                         $44,635,985       $44,504,826         6.55%   $27,363,584   $27,778,670     6.11%
Collateralized mortgage obligations:
  Maturing after 5 years through 10 years           2,015,127         2,089,491         6.65              -             -        -
  Maturing after 10 years                          23,287,962        25,186,045         7.28      4,005,515     4,073,233     7.67
Commercial MBS:
  Maturing after 5 years through 10 years          11,325,000        12,018,195         6.95      1,987,500     2,037,909     7.41
  Maturing after 10 years                          11,170,000        12,084,318         6.82        809,197       826,484     8.00
Obligations of counties and municipalities:
  Maturing in less than 1 year                        194,756           195,000         8.00              -             -        -
  Maturing after 1 year through 5 years                     -                 -            -        198,821       199,827     4.60
  Maturing after 5 years through 10 years                   -                 -            -        328,245       346,246     4.45
  Maturing after 10 years                           3,376,716         3,729,186         4.91      1,752,887     1,848,520     4.73
Corporate obligations:
  Maturing after 5 years through 10 years             945,371           990,745         6.71              -             -        -
U.S. Treasury obligations:
  Maturing in less than 1 year                        300,563           299,783         6.39              -             -        -
  Maturing after 1 year through 5 years               469,532           491,518         5.21              -             -        -
                                               ---------------------------------             ---------------------------------------

                                                  $97,721,012      $101,589,107                 $36,445,749   $37,110,889
                                               =================================             =======================================

         Contractual maturity of mortgage-backed securities is not a reliable indicator of their expected life because borrowers have the right to repay their obligations at any time.

3.       Loans Receivable:

         Loans receivable consist of the following:

                                                                         December 31,
                                                       -------------------------------------------------
                                                             1999                           1998
                                                       ------------------             ------------------
              Mortgage:
                  Residential                                $48,604,205                    $54,822,289
                  Nonresidential                             109,871,210                     85,124,406
              Construction:
                  Residential                                  7,852,907                      6,948,844
                  Nonresidential                               8,270,290                     11,213,848
              Non-Mortgage:
                  Business                                    54,175,076                     40,814,003
                  Consumer                                     9,994,326                     11,559,188
                                                       ------------------             ------------------

              Total loans receivable                         238,768,014                    210,482,578
              Less:
                   Deferred loan fees, net                     1,229,451                      1,065,871
                   Allowance for loan losses                   3,452,131                      3,061,631
                                                       ------------------             ------------------

              Loans receivable, net                         $234,086,432                   $206,355,076
                                                       ==================             ==================

         The following sets forth information regarding the allowance for loan losses:

                                                                  December 31,
                                               -------------------------------------------------
                                                       1999                        1998
                                               ----------------------      ---------------------
Allowance at beginning of period                          $3,061,631                 $2,743,369

  Provisions for losses charged to income                  2,129,660                  1,300,801
  Charge-offs, net                                        (1,739,160)                  (982,539)
                                               ----------------------      ---------------------

Allowance at end of period                                $3,452,131                 $3,061,631
                                               ======================      =====================


         The Bancorp's loan portfolio is concentrated in the Northern Virginia area. The amount of loans being serviced for others was $17,106,340 and $13,513,792 at December 31, 1999 and 1998, respectively. At December 31, 1999, there were 6 loans with balances totaling approximately $87,230 that had payments ninety days or more past due on which interest was still accruing. At December 31, 1998, there were 20 loans with balances totaling approximately $678,700 that had payments ninety days or more past due and on which interest was still accruing. The Bancorp had foreclosed properties on its books at December 31, 1999 and 1998 in the following amounts respectively, $2,296,269 and $498,087. The Bancorp had nonaccruing loans on its books at December 31, 1999 and 1998 in the following amounts respectively, $521,801 and $2,905,398.

         Impaired loans were as follows:

                                                           December 31,
                                                  -----------------------------
                                                      1999             1998
                                                  -------------   -------------

                Carrying value                        $521,801       $2,905,398
                Allocation of general reserve           78,648          684,148

         The average carrying balances and interest income earned on impaired loans were as follows:

                                                        1999              1998                1997
                                                   --------------   ----------------    ---------------
Average carrying value                                $1,239,805         $2,500,091         $2,291,997
Income anticipated under original loan agreements         21,845            296,367            211,849
Income recorded                                                -                  -              5,000


4.       Premises and Equipment:

         Premises and equipment consists of the following:

                                                                   December 31,
                                                       -----------------------------------
                                                           1999                  1998
                                                       ---------------     ---------------
Land                                                       $1,872,533          $1,872,533
Building and improvements                                   1,977,794           1,969,169
Furniture and equipment                                     4,123,461           3,772,676
Leasehold improvements                                      2,395,524           1,626,023
                                                       ---------------     ---------------
                                                           10,369,312           9,240,401
Less: Accumulated depreciation and amortization            (3,923,723)         (3,717,097)
                                                       ---------------     ---------------
Premises and equipment, net                                $6,445,589          $5,523,304
                                                       ===============     ===============


         Depreciation and amortization expense aggregated $919,377, $1,210,678 and $830,861 for the years ended December 31, 1999 and December 31, 1998 and, respectively.

5.       Deposits:

         Deposits consist of the following:

                                                                           December 31,
                                                ------------------------------------------------------------------
                                                             1999                               1998
                                                -------------------------------    -------------------------------
                                                  Weighted                           Weighted
                                                  Average                             Average
                                                    Rate             Amount             Rate            Amount
                                                ------------    ---------------    -------------   ---------------
Demand                                             0.00%           $50,325,239         0.00%          $50,446,120
Interest checking                                  1.11%            25,747,713         1.12%           27,085,841
Money market and savings accounts                  3.32%            75,725,516         3.19%           74,325,104
Certificates of accounts                           5.51%           215,389,090         5.46%          215,048,269
                                                                ---------------                    ---------------
                                                   3.99%          $367,187,558         3.93%         $366,905,334
                                                                ===============                    ===============

         As of December 31, 1999, certificates of deposit mature as follows:

                  2000                                    $180,370,346
                  2001                                      17,062,049
                  2002                                       6,470,695
                  2003                                      10,307,267
                  2004                                         983,232
                Therafter                                      195,501
                                                  ---------------------
                                                          $215,389,090
                                                  =====================


         Deposits with balances greater than $100,000 totaled approximately $131,919,748 and $99,168,283 at December 31, 1999 and 1998, respectively, of which $59,100,300 and $49,167,931 represented certificates of deposit at December 31, 1999 and 1998, respectively.

         Interest expense by deposit category follows:

                                                                        December 31,
                                              -------------------------------------------------------------------
                                                     1999                    1998                    1997
                                              --------------------    --------------------    -------------------
Interest checking accounts                               $324,004                $362,763               $316,751
Money market and savings accounts                       1,929,025               1,929,199              1,860,190
Certificates of deposit                                11,323,148              11,658,131             10,115,348
                                              --------------------    --------------------    -------------------
                                                      $13,576,177             $13,950,093            $12,292,289
                                              ====================    ====================    ===================


         Total cash paid for interest aggregated approximately $3,640,548, $3,373,871, and $3,344,903 for the years ended December 31, 1999, 1998, and
1997, respectively.

6.       Advances from Federal Home Loan Bank:

         The Bancorp has a credit availability agreement with FHLB totaling 20% of Southern Financial's assets. At December 31, 1999, this amount was approximately $81,000,000. The agreement does not have a maturity date and advances are made at FHLB's discretion. At December 31, 1999 and 1998, advances from FHLB totaled $5,000,000 and $3,500,000, respectively. The advance outstanding at December 31, 1999 was made at a fixed rate of 6.32%, matures September 8, 2009, and is callable September 8, 2004. The advances at December 31, 1998 were made at variable interest rates, and the weighted average interest rate was 5.15%.

Investment securities totaling $64.0 million and $88.0 million were pledged to secure these advances at December 31, 1999 and 1998, respectively.

7.       Stockholders' Equity:

         Each share of the Bancorp's preferred stock is convertible to 1.6 shares of common stock. The preferred stock has an annual dividend rate of six percent. Dividends are payable quarterly and are cumulative.

         In fiscal year 1987, the Bancorp's stockholders approved an incentive stock option plan under which options to purchase up to 83,660 shares of common stock could be granted. During each of the years 1994, 1997 and 1999, this plan was amended to allow an additional 100,000 shares of common stock to be granted. In accordance with the plan agreement, the exercise price for stock options equals the stock's market price on the date of grant. The maximum term of all options granted under the plans is ten years and vesting occurs after one year.


         On April 9, 1991, the Horizon shareholders approved a stock option plan authorizing options for 160,000 shares, of which 154,000 shares were granted to eligible directors. In 1997 and 1996, the remaining 6,000 shares were granted to officers and employees. The purchase price of the stock is $5.00 and all options expired April 9, 1999. Compensation expense has benn recognized for options granted at less than the market price at the measurement date.

         The Bancorp accounts for its stock option plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Bancorp's net income and earnings per share in the Consolidated Statements of Income, would have been reduced to the following pro forma amounts:

                                                                                      December 31,
                                                           ---------------------------------------------------------------------
                                                                  1999                    1998                     1997
                                                           --------------------    --------------------     --------------------
Net income:
    As reported                                                       $960,729              $3,352,403               $2,808,064
    Pro forma                                                          668,412               3,072,743                2,646,481
                                                           --------------------    --------------------     --------------------
Basic earnings per share:
    As reported                                                           0.36                    1.28                     1.10
    Pro forma                                                             0.25                    1.17                     1.03
Diluted earnings per share:
    As reported                                                           0.35                    1.22                     1.06
    Pro forma                                                             0.25                    1.12                     1.00
                                                           --------------------    --------------------     --------------------
Weighted-average assumptions:
    Expected lives (years)                                                  10                      10                       10
    Risk-free interest rate (%)                                          6.48%                   4.50%                    5.76%
    Expected volatility (%)                                             21.43%                  25.07%                   23.39%
    Expected dividends (annual per share)                                0.13%                   0.13%                    0.13%
                                                           ====================    ====================     ====================


           The Bancorp did not record any compensation costs in 1999, 1998, or 1997 related to its stock option plan. In addition, no significant modifications to the plan were made during the periods. The fair values of the stock options outstanding used to determine the pro forma impact of the options to compensation expense, and thus, net income and earnings per share, were calculated using an acceptable option pricing model using the key assumptions detailed above.

           A summary of the status of the Bancorp's stock option plan as of December 31, 1999, 1998 and 1997, respectively, and changes during the years ended December 31, 1999, 1998 and 1997 is presented below. Average prices and shares subject to options have been adjusted to reflect stock dividends.


                                                   1999                           1998                            1997
                                        ----------------------------   ----------------------------   -----------------------------
                                                         Weighted                       Weighted                        Weighted
                                                          Average                        Average                         Average
                                                         Exercise                       Exercise                        Exercise
                                          Shares           Price         Shares           Price          Shares           Price
                                        ------------    ------------   ------------    ------------   -------------    ------------
Outstanding at beginning of period          235,889          $13.53        200,304          $11.07         202,127          $10.28
Granted                                      88,500                         51,000                          32,850
                                                              20.31                          22.47                           15.35
Exercised                                    27,618                         12,415                          27,591
                                                               6.40                           9.05                           10.21
Expired                                                                                                      7,082
                                              7,711           17.94          3,000           19.50                           11.74
                                        ------------    ------------   ------------    ------------   -------------    ------------
Outstanding at end of period                289,060          16.16     235,889               13.53         200,304           11.07
                                        ------------    ------------   ------------    ------------   -------------    ------------
Options exercisable at end of period        200,560                        186,889                         168,804
                                        ============                   ============                   =============
Weighted average fair value of
    options granted during the period                         $7.23                         $10.29                           $7.74
                                                        ============                   ============                    ============


         The following table summarizes information about stock options outstanding December 31, 1999:


                                                                                                Remaining
                                                                               Contractual
                   Exercise              Options               Options             Life
                    Price              Outstanding           Exercisable         (months)
               ---------------------------------------------------------------------------------
                    $  7.490                 7,260                 7,260              6
                    $  8.830                29,039                29,039             54
                    $  9.610                16,133                16,133             40
                    $ 11.980                29,039                29,039             67
                    $ 12.730                 9,902                 9,902             79
                    $ 13.640                37,687                37,687             73
                    $ 13.750                 3,000                 3,000             85
                    $ 16.000                25,500                25,500             91
                    $ 21.250                31,000                31,000             97
                    $ 25.250                 2,000                 2,000            101
                    $ 26.000                10,000                10,000            101
                    $ 21.000                51,500                   -              110
                    $ 20.625                12,000                   -              111
                    $ 20.250                 3,000                   -              114
                    $ 20.000                 7,000                   -              116
                    $ 17.875                15,000                   -              118
               ---------------------------------------------------------------------------------
                                           289,060               200,560
               =================================================================================


         There were 21 option holders at December 31, 1999. Options exercised during 1999 had exercise prices ranging from $9.30 to $16.00. Options exercised during 1998 had exercise prices ranging from $8.99 to $16.00. Options exercised during 1997 had exercise prices ranging from $7.49 to $13.64. The closing price of the Bancorp's stock at December 31, 1999 was $16.50 per share.

8.       Regulatory Matters:

         The Bancorp's primary supervisory agent is the Federal Reserve Bank. The Federal Reserve Bank has mandated certain minimum capital standards for the industry. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") outlines various levels of capital adequacy for the industry.

         Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulation that, if undertaken, could have a direct material effect on the Bancorp's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bancorp must meet specific capital guidelines that involve quantitative measures of the Bancorp's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bancorp's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bancorp to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

         As of December 31, 1999, the Federal Reserve Bank categorized the Bancorp as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bancorp must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.


         The Bancorp's actual capital amounts and ratios are also presented in the tables below. (All dollar amounts are in thousands.)



                                                                                For                To Be Well Capitalized
                                                                          Capital Adequacy         Under Prompt Corrective
                                                  Actual                      Purposes                Action Provisions
                                        -------------------------------------------------------------------------------------
                                           Amount         Ratio         Amount         Ratio         Amount         Ratio
                                        ------------  -------------  ------------  ------------  -------------  -------------
As of December 31, 1999
      Total Capital                        $33,704         12.2 %       $22,142         8.0 %        $27,677         10.0 %
        (to risk-weighted assets)
      Tier I Capital                        30,252         10.9          11,071         4.0           16,606          6.0
        (to risk-weighted assets)
      Tier I Capital                        30,252          7.5          16,140         4.0           20,175          5.0
        (to average assets)
As of December 31, 1998
      Total Capital                         33,188         14.1          18,841         8.0           23,551         10.0
        (to risk-weighted assets)
      Tier I Capital                        30,079         12.8           9,420         4.0           14,131          6.0
        (to risk-weighted assets)
      Tier I Capital                        30,079          7.8          15,340         4.0           19,175          5.0
        (to average assets)

9.       Parent Company Activity:

         The Bancorp owns all of the outstanding shares of the Bank. Summary financial statements of the Bancorp follow:


                     BALANCE SHEETS                                            December 31,
                                                          --------------------------------------------------------
                                                                 1999                                 1998
                                                          -------------------                  -------------------
Assets:
       Cash                                                           $3,047                               $1,843
       Investment in subsidiaries                                 28,663,963                           30,626,987
       Other assets                                                  200,050                                    -
Total assets                                                     $28,867,060                          $30,628,830
                                                          -------------------                  -------------------

Liabilities:
       Other liabilities                                              $2,963                               $2,963
Total stockholders' equity                                        28,864,097                           30,625,867
Total liabilities and stockholders' equity                       $28,867,060                          $30,628,830
                                                          ===================                  ===================



                        STATEMENT OF INCOME                                          Year Ended December 31,
                                                                 ----------------------------------------------------------------
                                                                       1999                   1998                   1997
                                                                 ------------------     ------------------     ------------------
Equity in earnings of Southern Financial Bank                             $955,539             $3,352,403             $2,808,064
Equity in earnings of Southern Web Tech                                      5,190                      -                      -
                                                                          $960,729             $3,352,403             $2,808,064
                                                                 ==================     ==================     ==================


                      STATEMENT OF CASH FLOWS                                        Year Ended December 31,
                                                                 ----------------------------------------------------------------
                                                                        1999                   1998                  1997
                                                                 ------------------     ------------------     ------------------
Operating activities:
     Net income                                                      $     960,729          $   3,352,403          $   2,808,064
     Adjustments to reconcile net income to net cash
          provided (used) by operating activities:
          Equity in undistributed income of subsidiaries                   202,446             (2,932,412)            (2,605,511)
                 Other operating activities                               (200,050)                     -                  3,385
                                                                 ------------------     ------------------     ------------------
          Net cash provided by operating activities                        963,125                419,991                205,938
                                                                 ------------------     ------------------     ------------------
Net cash used by investing activities:
      Investment in Southern WebTech and P/S Web
        Services                                                          (249,950)                     -                      -
                                                                 ------------------     ------------------     ------------------
Financing activities:
      Issuance of common stock                                             172,628                112,311                281,584
      Dividends on preferred and common stock                             (884,599)              (596,127)              (455,344)
                                                                 ------------------     ------------------     ------------------
           Net cash used by financing activities                          (711,971)              (483,816)              (173,760)
                                                                 ------------------     ------------------     ------------------
Increase (decrease) in cash                                                  1,204                (63,825)                32,178
Cash, beginning of year                                                      1,843                 65,668                 33,490
                                                                 ------------------     ------------------     ------------------
Cash, end of year                                                    $       3,047          $       1,843          $      65,668
                                                                 ==================     ==================     ==================

10.      Estimated Fair Value of Financial Instruments:

         The assumptions used and the estimates disclosed below in connection with the fair value of the Bancorp's financial statements represent management's best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management as of December 31, 1999. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management's evaluation of those factors change.


         Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that the Bancorp would realize in a market transaction. Because of the wide range of valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the Bancorp's fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Bancorp. The estimated fair values of the Bancorp's financial instruments at December 31, 1999 and 1998 are as follows:


                                                                                  December 31,
                                                     ------------------------------------------------------------------------
(dollars in thousands)                                             1999                                  1998
                                                     ----------------------------------   -----------------------------------
                                                        Carrying                               Carrying
                                                         Amount           Fair Value            Amount         Fair Value
Financial assets:
    Cash and amounts due from banks                      $17,132           $17,132             $42,595           $42,595
    Available-for-sale securities                         97,721            97,721              84,076            84,076
    Held-to-maturity securities                           37,111            36,446              57,683            57,348
    Loans receivable, net of allowance                   234,086           231,761             206,355           208,604
    Loans held for sale                                      442               442                 603               603

Financial liabilities:
    Deposits
      Checking accounts                                   76,073            70,026              97,579            94,244
      Money market and savings accounts                   75,726            69,707              54,278            53,818
      Certificates of deposit                            215,389           214,577             215,048           216,038
Off balance sheet instruments
Interest rate swaps                                          440             1,395                   -                 -


         The following methods and assumptions were used to estimate the fair value amounts at December 31, 1999 and 1998:

Cash and Due from Banks

         Carrying amount approximates fair value.

Available-for-Sale Securities

         Fair value is based on quoted market prices.

Held-to-Maturity Securities

           Fair value is based on quoted market prices.

Loans Receivable, Net of Allowance

         Fair value of loans is estimated using discounted cash flow analyses based on contractual repayment schedules. The discount rates used in these analyses are based on either the interest rates paid on U.S. Treasury securities of comparable maturities adjusted for credit risk and non-interest operating costs or the interest rates currently offered by the Bancorp for loans with similar terms to borrowers of similar credit quality.

Loans Held for Sale

         Fair value is based on selling prices arranged by arms-length contracts with third parties.

Deposits

         Fair value of deposit liabilities payable on demand, consisting of NOW accounts, money market deposits, statement savings and other deposit accounts is estimated using discounted cash flow analyses based on an assumed decay of core balances over time. The indicated fair value does not consider the value of the Bancorp's estimated deposit customer relationships. Fair value of fixed-rate certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar original maturities.

Off-Balance Sheet Instruments

         The difference between the original fees charged by the Bank for commitments to extend credit and letters of credit and the current fees charged to enter into similar agreements is immaterial.

11.      Savings Plan:

         The Bancorp began an employee savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Bancorp matches one half of each employee's contributions on a discretionary basis based on Bancorp profit, such match not to exceed 3 percent of the employee's earnings. The Bancorp's matching contributions to the Savings Plan were $70,275, $60,213 and $40,308 for the years ended December 31, 1999, 1998, and 1997, respectively.


12.      Provision for Income Taxes:


         The provision for income taxes consists of the following


                                                                 Year Ended December 31,
                                             ----------------------------------------------------------------
                                                   1999                  1998                    1997
                                             -----------------    -------------------     -------------------
Current benefit provision:
    Federal                                       $  (463,160)            $1,400,752              $1,517,683
Deferred (benefit) provision:
    Federal                                         1,065,860                 41,323                (185,883)
                                             -----------------    -------------------     -------------------
                                                     $602,700             $1,442,075              $1,331,800
                                             =================    ===================     ===================

         Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as the allowance for loan losses and loan fees, are recognized in different periods for financial reporting and tax return purposes. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax asset is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

         Deferred tax assets and liabilities were comprised of the following significant components as of December 31, 1999 and 1998:


                                                                                      1999                    1998
                                                                                ------------------       ----------------
Assets:
    Provision for losses on loans and real estate owned                                  $479,423               $547,275
    Valuation of loans and securities                                                           -                134,183
    Depreciation                                                                          155,380                136,731
    Nonaccrual interest                                                                    93,981                 33,572
    Real estate owned                                                                      77,655                      -
    Lease                                                                                  51,000                      -
    Other                                                                                  22,062                  2,110
                                                                                ------------------       ----------------
    Gross deferred tax assets                                                             879,501                853,871
                                                                                ------------------       ----------------
Liabilities:
    FHLB dividend                                                                          15,858                 35,771
    Deferred loan fees                                                                    368,055                144,662
    Valuation of loans and securities                                                     888,010                      -
                                                                                ------------------       ----------------
    Gross deferred tax liabilities                                                      1,271,923                180,433
                                                                                ------------------       ----------------
    Net deferred tax assets (liability) attributable to operations                      (392,422)                673,438
                                                                                ==================       ================


         The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory Federal income tax rate to pretax income as a result of the following differences:


                                                                                  December 31,
                                                              ------------------------------------------------------
                                                                   1999               1998                1997
                                                              ---------------     --------------     ---------------
               Statutory Federal Income tax rate                   34%                 34%                34%
               Dividend received deduction                          -                  -2                  -2
               Merger expenses                                      12                  -                  -
               Prior year adjustment                                -4                 -2                  -
               Other                                                -3                  -                  -
                                                              ---------------     --------------     ---------------
               Effective tax rate                                  39%                 30%                32%
                                                              ---------------     --------------     ---------------


         Cash paid for income taxes was $1,218,000, $1,432,000, and $1,004,040 for the years ended December 31, 1999, 1998, and 1997, respectively.

13.      Commitments:

         The Bank leases its corporate headquarters and branch facilities under operating lease agreements. Most of the leases provide for the payment of property taxes and other costs by the Bank and include one or more renewal options ranging up to ten years. Annual rental commitments under all lease agreements consist of the following at December 31, 1999:


                                   Real
                                 Property               Sublease
                                  Leases                 Income                  Total
                             ------------------     ------------------     -------------------
2000                               $ 1,130,015              $ 171,708               $ 958,307
2001                                 1,097,177                181,186                 915,991
2002                                   992,139                163,806                 828,333
2003                                   947,279                164,132                 783,147
2004                                   716,201                 83,908                 632,293
2005 and Thereafter                  1,802,714                                      1,802,714
                                                                    -
                             ------------------     ------------------     -------------------
                                   $ 6,685,525              $ 764,740             $ 5,920,785
                             ------------------     ------------------     -------------------


         Rent expense aggregated $1,071,905, $905,792, and $960,204 for the years ended December 31, 1999, 1998, and 1997, respectively.


         Outstanding loan commitments amounted to $11,945,081 (of which $1,100,000 had fixed interest rates) and $11,842,340 (of which $3,887,840 had fixed interest rates) at December 31, 1999 and 1998, respectively. The Bank had commitments from investors of $542,000 and $1,171,500 to purchase loans from the Bank at December 31, 1999 and 1998, respectively.


         At December 31, 1999, the Bank had commercial letters of credit outstanding in the amount of approximately $1,930,000.


         At December 31, 1999, the Bank had unfunded lines of credit of $31,606,535 and undisbursed construction loan funds of $8,171,067.

14.        Earnings Per Share:

           The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of potential diluted common stock. Potential dilutive common stock has no effect on income available to common stockholders. Income attributable to preferred stock is immaterial. Earnings per share amounts for prior periods have been restated to give effect to the application of SFAS 128 which was adopted in 1997.


                                                  1999                            1998                            1997
                                     -------------------------------  ------------------------------  ------------------------------
                                                           Per                             Per                             Per
                                                          Share                           Share                           Share
                                         Shares          Amount           Shares          Amount          Shares          Amount
                                     ---------------- --------------  ---------------  -------------  ---------------  -------------
Basic EPS                                  2,648,643          $0.36        2,618,930          $1.28        2,558,622          $1.10
                                                      ==============                   =============                   =============

Effect of dilution
  Securities:
    Stock Options                             51,633                         105,139                          63,872
    Convertible Preferred Stock               21,975                          23,657                          25,223
                                     ----------------                 ---------------                 ---------------

    Diluted EPS                            2,722,251          $0.35        2,747,726          $1.22        2,647,717          $1.06
                                     ================ ==============  ===============  =============  ===============  =============

15. Quarterly Financial Information (Unaudited - in thousands, except per share data):

                                                        Quarter       Quarter        Quarter        Quarter
                                                         Ended         Ended          Ended          Ended
                                                        Dec. 31,      Sept. 30,      June 30,       March 31,
                                                         1999           1999           1999           1999
                                                   --------------------------------------------------------------
              Net interest income                       $ 4,096        $ 3,944         $ 3,876        $ 3,532
              Provision for loan losses                     300          1,049             440            341
              Total other income                            (79)           918             975          1,020
              Total other expense                         3,749          4,870           3,040          2,930
              Net income                                   (205)          (710)            989            887
              Earnings per share:
                Basic                                     (0.08)         (0.27)           0.37           0.34
                Diluted                                   (0.08)         (0.27)           0.36           0.32

              Weighted average shares outstanding:
                Basic                                 2,658,587      2,652,163       2,644,415      2,636,544
                Diluted                               2,658,587      2,652,163       2,722,633      2,734,200

                                                        Quarter       Quarter        Quarter        Quarter
                                                          Ended         Ended          Ended          Ended
                                                         Dec. 31,      Sept. 30,      June 30,       March 31,
                                                           1998          1998           1998           1998
                                                   --------------------------------------------------------------
                    Net interest income                   $  3,749     $  3,386      $  3,187       $  3,315
                    Provision for loan losses                  300          384           328            289
                    Total other income                         756          883           753            753
                    Total other expense                      2,860        2,777         2,484          2,566
                    Net income                                 917          760           857            818

                    Earnings per share:
                      Basic                                   0.35         0.29          0.33           0.32
                      Diluted                                 0.34         0.28          0.31           0.30


                    Weighted average shares outstanding
                      Basic                              2,624,335    2,619,639     2,603,813      2,583,108
                      Diluted                            2,736,928    2,743,051     2,739,487      2,715,945


================================================================================

March __, 2000




                                   $12,000,000

                       SOUTHERN FINANCIAL CAPITAL TRUST I


                      $_______Redeemable Capital Securities

                  (liquidation amount $10 per capital security)

          Fully and unconditionally guaranteed, as described herein, by


                        SOUTHERN FINANCIAL BANCORP, INC.



                               -------------------

                                   PROSPECTUS

                               -------------------




                            McKinnon & Company, Inc.



--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS




Item 16.  Exhibits and Financial Statement Schedules

(a) The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

    EXHIBIT NO.                          DESCRIPTION
    -----------                          -----------

       1.1        Form  of  Underwriting   Agreement  for  offering  of  Capital
                  Securities.*

       3.1 Amended and Restated Articles of Incorporation of Southern Financial Bancorp, Inc. (incorporated herein by reference to Exhibit 3.1 to Southern Financial Bancorp, Inc.'s Registration Statement on Form S-4, Registration No. 33-95246, filed with the Securities and Exchange Commission on August 4, 1995).

       3.2        Bylaws  of  Southern  Financial  Bancorp,  Inc.  (incorporated herein by  reference  to  Exhibit  3.2 to  Southern  Financial
                  Bancorp, Inc.'s Registration Statement on Form S-4, Registration No. 33-95246 filed with the Securities and Exchange Commission on August 4, 1995).

       4.1        Certificate of Trust of Southern Financial Capital Trust I.*

       4.2 Trust Agreement between Southern Financial Bancorp, Inc. and Wilmington Trust Company.*

       4.3 Form of Amended and Restated Declaration of Trust for Southern Financial Capital Trust I.*

       4.4        Form  of  Junior   Subordinated   Indenture  between  Southern
                  Financial Bancorp, Inc. and Wilmington Trust Company, as Trustee.*

       4.5        Form of Capital Security (included in Exhibit 4.3 above).

       4.6        Form of Junior Subordinated Debt Security (included in Exhibit
                  4.4 above).

       4.7 Form of Guarantee Agreement with respect to Trust Securities issued by Southern Financial Capital Trust I.*

       4.8        Form of Escrow  Agreement  among  McKinnon  &  Company,  Inc.,
                  Southern   Financial  Capital  Trust  I,  Southern   Financial
                  Bancorp, Inc. and Wilmington Trust Company.*

       5.1        Opinion of Williams, Mullen, Clark & Dobbins, P.C.**


       5.2        Opinion of Richards, Layton & Finger.**


       8.1 Opinion of Williams, Mullen, Clark & Dobbins, P.C. as to tax matters.**


       12.1       Calculation of Ratio of Earnings to Fixed Charges.**


       23.1       Consent of KPMG, LLP.***


       23.2       Consent of Thompson, Greenspon & Co., P.C.***

    EXHIBIT NO.                          DESCRIPTION
    -----------                          -----------

       23.3 Consent of Williams, Mullen, Clark & Dobbins, P.C. (included in Exhibit 5.1 above).

       23.4 Consent of Richards, Layton & Finger (included in Exhibit 5.2 above).

       24.1       Powers of Attorney (included on signature page).*

       25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the Junior Subordinated Indenture.*

       25.2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Property Trustee under the Amended and Restated Declaration of Trust of Southern Financial Capital Trust I.*

       25.3 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Guarantee Trustee under the Guarantee Agreement for the benefit of holders of Trust Securities of Southern Financial Capital Trust I.*

---------------

*   Previously filed.
** Filed herewith. Replaces exhibit previously filed under same exhibit number. *** Filed herewith.


(b)   Financial Statement Schedules:

         All financial statement schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are either included in the financial information set forth in the Prospectus or are inapplicable and therefore have been omitted.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warrenton, Commonwealth of Virginia, on March 8, 2000.


                                        SOUTHERN FINANCIAL BANCORP, INC.



                                        By: /s/ Georgia S. Derrico
                                            ------------------------------------
                                            Georgia S. Derrico
                                            Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                      Title                           Date
                  ---------                                      -----                           ----

           /s/ Georgia S. Derrico                  Chairman, Chief Executive Officer         March 8, 2000
-------------------------------------------                   and Director
             Georgia S. Derrico                      (Principal Executive Officer)


           /s/ R. Roderick Porter                  President, Chief Operating Officer        March 7, 2000
-------------------------------------------                   and Director
             R. Roderick Porter


           /s/ William H. Lagos                    Senior Vice President and Controller      March 8, 2000
-------------------------------------------          (Principal Financial Officer)
              William H. Lagos                       (Principal Accounting Officer)



                     *                                         Director                       March 8, 2000
-------------------------------------------
           Alfonso G. Finocchiaro


                     *                                         Director                       March 8, 2000
-------------------------------------------
              Virginia Jenkins


                                                               Director
-------------------------------------------
              Michael P. Rucker




                  Signature                                      Title                           Date
                  ---------                                      -----                           ----


                     *                                         Director                       March 8, 2000
-------------------------------------------
             Robert P. Warhurst


                     *                                         Director                       March 8, 2000
-------------------------------------------
               John C. Belotti


                                                               Director
-------------------------------------------
                Neil J. Call


                     *                                         Director                       March 8, 2000
-------------------------------------------
                David de Give


                     *                                         Director                       March 8, 2000
-------------------------------------------
              Fred L. Bollerer


                     *                                         Director                       March 8, 2000
-------------------------------------------
           John L. Marcellus, Jr.


                     *                                         Director                       March 8, 2000
-------------------------------------------
              Richard E. Smith

         * Georgia S. Derrico, by signing her name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of the registration statement.



Date:  March 8, 2000                         /s/ Georgia S. Derrico
                                             -----------------------------------
                                             Georgia S. Derrico
                                             Attorney-in-Fact

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Warrenton, Commonwealth of Virginia, on March 8, 2000.

                                    SOUTHERN FINANCIAL CAPITAL TRUST I

                                    By: Southern Financial Bancorp, Inc.,
                                        as Depositor



                                        By: /s/ Georgia S. Derrico
                                            ------------------------------------
                                            Georgia S. Derrico
                                            Chairman and Chief Executive Officer

                                INDEX TO EXHIBITS



    EXHIBIT NO.                    DESCRIPTION
    -----------                    -----------

       1.1         Form  of  Underwriting  Agreement  for  offering  of  Capital
                   Securities.*

       3.1 Amended and Restated Articles of Incorporation of Southern Financial Bancorp, Inc. (incorporated herein by reference to
                   Exhibit 3.1 to Southern Financial Bancorp, Inc.'s Registration Statement on Form S-4, Registration No. 33-95246, filed with the Securities and Exchange Commission on August 4, 1995).

       3.2         Bylaws of  Southern  Financial  Bancorp,  Inc.  (incorporated herein by reference to Exhibit 3.2 to Southern Financial Bancorp, Inc.'s Registration Statement on Form S-4, Registration No. 33-95246 filed with the Securities and Exchange Commission on August 4, 1995).

       4.1         Certificate of Trust of Southern Financial Capital Trust I.*

       4.2 Trust Agreement between Southern Financial Bancorp, Inc. and Wilmington Trust Company.*

       4.3 Form of Amended and Restated Declaration of Trust for Southern Financial Capital Trust I.*

       4.4         Form  of  Junior  Subordinated   Indenture  between  Southern
                   Financial Bancorp, Inc. and Wilmington Trust Company, as Trustee.*

       4.5         Form of Capital Security (included in Exhibit 4.3 above).

       4.6         Form  of  Junior  Subordinated  Debt  Security  (included  in
                   Exhibit 4.4 above).

       4.7 Form of Guarantee Agreement with respect to Trust Securities issued by Southern Financial Capital Trust I.*

       4.8         Form of Escrow  Agreement  among  McKinnon &  Company,  Inc.,
                   Southern   Financial  Capital  Trust  I,  Southern  Financial
                   Bancorp, Inc. and Wilmington Trust Company.*

       5.1         Opinion of Williams, Mullen, Clark & Dobbins, P.C.**


       5.2         Opinion of Richards, Layton & Finger.**


       8.1 Opinion of Williams, Mullen, Clark & Dobbins, P.C. as to tax matters.**


       12.1        Calculation of Ratio of Earnings to Fixed Charges.**


       23.1        Consent of KPMG, LLP.***


       23.2        Consent of Thompson, Greenspon & Co., P.C.***

       23.3 Consent of Williams, Mullen, Clark & Dobbins, P.C. (included in Exhibit 5.1 above).

       23.4 Consent of Richards, Layton & Finger (included in Exhibit 5.2 above).

       24.1        Powers of Attorney (included on signature page).*

       25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Trustee under the Junior Subordinated Indenture.*

    EXHIBIT NO.                    DESCRIPTION
    -----------                    -----------

       25.2 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Property Trustee under the Amended and Restated Declaration of Trust of Southern Financial Capital Trust I.*

       25.3 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as Guarantee Trustee under the Guarantee Agreement for the benefit of holders of Trust Securities of Southern Financial Capital Trust I.*

---------------

*   Previously filed.
** Filed herewith. Replaces exhibit previously filed under same exhibit number. *** Filed herewith.